UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A – 101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ONE Gas, Inc.

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Resilient and Reliable Energy

For a Better Tomorrow

Notice of Annual Meeting and Proxy Statement

CO_2
CNG
ONE Gas
24/7

Annual Meeting of Shareholders
May 27, 2021 – 9 a.m. CDT

Mission, Vision, Strategy and Core Values

Mission – Why we exist

We deliver natural gas for a better tomorrow

Vision – What we want to be

To be a premier natural gas distribution company creating exceptional value for our stakeholders

Strategy – How we do it

Becoming ONE:

•	ONE in Responsibility – safety, reliability and compliance

•	ONE in Value – customers, employees, investors and communities

•	ONE in Industry – recognized leader, processes and productivity

Core Values – Our Compass

SAFETY We are committed to operating safely and in an environmentally responsible manner.

ETHICS We are accountable to the highest ethical standards and are committed to compliance. Honesty, trust and integrity matter.

INCLUSION & DIVERSITY We embrace an inclusive and diverse culture that encourages collaboration. Every employee makes a difference and contributes to our success.

SERVICE We provide exceptional service and make continuous improvements in our pursuit of excellence.

VALUE We create value for all stakeholders, including our customers, employees, investors and communities.

April 7, 2021

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of ONE Gas, Inc., which will be held at 9:00 a.m. Central Daylight Time on Thursday, May 27, 2021, at our company headquarters at ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 2nd Floor, Tulsa, Oklahoma 74103.

The matters to be considered and voted on at the meeting are set forth in the attached Notice of Annual Meeting of Shareholders and are described in the attached proxy statement. A copy of our 2020 annual report to shareholders is also enclosed. A report on our 2020 performance will be presented at the meeting.

We look forward to greeting as many of our shareholders as possible at the annual meeting. We know, however, that most of our shareholders will be unable to attend. Therefore, proxies are being solicited so that each shareholder has an opportunity to vote by proxy. You can authorize a proxy over the internet or by telephone. Instructions for using these convenient services are included in the proxy statement and on the proxy card. Of course, if you prefer, you may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

We are actively monitoring the public health and travel concerns relating to the coronavirus (COVID-19) and the protocols that federal, state, and local governments have imposed. In the event it is not possible or advisable to hold the annual meeting of shareholders in person, we will announce alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. Please monitor the Company’s website at www.ONEGas.com under the Investors tab one week prior to the meeting date for updated information. If you are planning to attend the meeting in person, please adhere to our safety protocols including any health screening and masking requirements as posted. As always, we encourage you to vote your shares prior to the annual meeting.

If your shares are held by a broker, bank or other holder of record, unless you provide your broker, bank or other holder of record with your instructions on how to vote your shares, your shares will not be voted in the election of directors or in certain other important proposals as described in the accompanying proxy statement. Consequently, please provide your voting instructions to your broker, bank or other holder of record in a timely manner in order to ensure that your shares will be voted.

YOUR VOTE IS IMPORTANT – Regardless of the number of shares you own, your vote is important. I urge you to submit your proxy as soon as possible so that you can be sure your shares will be voted.

Thank you for your investment in ONE Gas and for your continued support.

Sincerely,

JOHN W. GIBSON

Chairman of the Board

ONE GAS, INC. NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

Time and date:	May 27, 2021, at 9:00 a.m. Central Daylight Time

Place:	ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 2nd Floor, Tulsa, Oklahoma 74103

Items of business:

(1)   To consider and vote on the election of eight director nominees named in the accompanying proxy statement to serve on our Board of Directors;

(2)   To consider and vote on the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONE Gas, Inc. for the year ending December 31, 2021;

(3)   To consider and vote on the amendment and restatement of the ONE Gas, Inc. Employee Stock Purchase Plan to authorize an additional 550,000 shares of ONE Gas, Inc. common stock for issuance under the plan and to introduce new holding requirements and transfer restrictions for plan participants;

(4)   To consider and vote on our executive compensation on a non-binding, advisory basis;

(5)   To consider an advisory vote regarding the frequency of the shareholder advisory vote on executive compensation; and

(6)   To consider and vote on such other business as may come properly before the meeting, or any adjournment or postponement of the meeting.

These matters are described more fully in the accompanying proxy statement.
Record date:	March 30, 2021. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Proxy voting:	YOUR VOTE IS IMPORTANT

The vote of every shareholder is important. The Board appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, internet and telephone voting are available.
The instructions in the accompanying proxy statement and attached to your proxy card describe how to use these convenient voting methods. Of course, if you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope. You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

Whether or not you expect to attend the meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Voting your shares promptly, via the internet, by telephone, or by signing, dating and returning the enclosed proxy card will save the expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, if you desire to do so, as your proxy is revocable at your option.

We are actively monitoring the public health and travel concerns relating to the coronavirus
(COVID-19) and the protocols that federal, state, and local governments have imposed. In the event it is not possible or advisable to hold the annual meeting of shareholders in person, we will announce alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. Please monitor the Company’s website at www.ONEGas.com under the Investors tab one week prior to the meeting date for updated information. If you are planning to attend the meeting in person, please adhere to our safety protocols including any health screening and masking requirements as posted. As always, we encourage you to vote your shares prior to the annual meeting.

Important Notice Regarding Internet Availability of Proxy Materials: This notice of annual meeting, proxy statement, form of proxy and our 2020 annual report to shareholders are available on our website at www.ONEGas.com. Additionally, and in accordance with the rules of the SEC, you may access this proxy statement and our 2020 annual report at http://shareholder.onegas.com, which does not infringe on the anonymity of a person accessing such website. The website does not employ “cookies” or other user-tracking features.

The approximate date of the mailing of this proxy statement and accompanying proxy card is April 7, 2021.

By order of the Board,

Brian K. Shore

Corporate Secretary

Tulsa, Oklahoma

April 7, 2021

PROXY STATEMENT

This proxy statement describes important issues affecting our company and is furnished in connection with the solicitation of proxies by our Board for use at our 2021 Annual Meeting of Shareholders to be held at the time and place set forth in the accompanying notice.

Director Independence	12

Anti-Hedging and Anti-Pledging Policies	13

Board Leadership Structure	13

Lead Independent Director	13

Succession Planning	13

Our Board and Corporate Strategy	14

Shareholder Engagement	14

Risk Oversight	14

Board and Committee Membership	15

Director Nominations	18

Director Compensation	19

Compensation Committee Interlocks and Insider Participation	22

Executive Sessions of the Board	22

Communications with Directors	22

Complaint Procedures	22

Proposal 1 – Election of Directors	23

Election by Majority Vote	23

Board Diversity	23

Board Qualifications	23

Director Nominees	26

Proposal 2 – Ratify the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year ending December 31, 2021	30

Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2021	30

Audit and Non-Audit Fees	30

Audit Committee Policy on Services Provided by the Independent Registered Public Accounting Firm	30

2021 Report of the Audit Committee	31

Proposal 3 – Amendment and Restatement of our ESP Plan to authorize an additional 550,000 shares of ONE Gas common stock for issuance under the plan and to introduce new holding requirements and transfer restrictions for plan participants	33

Introduction	33

Vote Required and Board Recommendation	35

Stock Ownership	36

Holdings of Major Shareholders	36

Holdings of Officers and Directors	37

Compensation Discussion and Analysis	39

Executive Summary	39

How We Determine Pay	41

Market Benchmarking	42

Elements of Our Executive Compensation Program for 2020	43

2020 Performance and Compensation Decisions	43

Share Ownership Guidelines	48

Risk Considerations	49

Clawback Provisions	49

Termination and Change in Control Benefits	50

Employment Agreements	50

Internal Revenue Code Limitations on Deductibility of Executive Compensation	50

Executive Compensation Committee Report	51

Frequently Requested Information

Anti-Hedging and Anti-Pledging Policies	13

Board and Committee Membership	15

Board Diversity	23

Board Leadership Structure	13

Board Qualifications Matrix	24

CEO Pay Ratio for 2020	64

Clawback Provisions	49

Corporate responsibility	8

Director Biographies	26

Director Compensation	19

Human Capital management	9

Inclusion and Diversity	9

Market Benchmarking	42

Political Advocacy and Contributions	9

Related Persons Transactions	68

Risk Considerations	49

Shareholder Engagement	14

Share Ownership Guidelines	48

GLOSSARY OF TERMS

The abbreviations, acronyms and terms used in this Proxy Statement are defined as follows:

401(k) Plan	ONE Gas, Inc. 401(k) Plan

Board	ONE Gas, Inc. Board of Directors

CEO	Chief Executive Officer

CFO	Chief Financial Officer

CIC	Change in control

Company or ONE Gas	ONE Gas, Inc.

DART

Days Away, Restricted or Transferred Incident Rate calculated by multiplying the total number of recordable injuries and illnesses, or one or more restricted days that resulted in an employee transferring to a different job within the company by 200,000, and then dividing that number by the total number of hours worked by all employees

Dodd-Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

ECP	The ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018), as approved by our shareholders on May 24, 2018

EPA	Environmental Protection Agency

EPS	Diluted earnings per share

ERT

Emergency Response Time calculated as the time between the creation of an emergency order and the arrival of a first company responder to the scene expressed as the percentage of emergency orders with a response time of 30 minutes or less

ESG	Environmental, Social and Governance

ESP Plan	ONE Gas, Inc. Employee Stock Purchase Plan

Exchange Act	Securities Exchange Act of 1934, as amended

LTI	Long-term equity incentive

Meridian	Meridian Compensation Partners, LLC, the independent consultant to the Executive Compensation Committee

NEO	Named executive officer

NQDC Plan	ONE Gas, Inc. Nonqualified Deferred Compensation Plan

NYSE	New York Stock Exchange

ONE Gas PAC	ONE Gas, Inc. Political Action Committee

ONEOK	ONEOK, Inc. and its subsidiaries

ONEOK Plan	ONEOK, Inc. 401(k) Plan

OSHA	Occupational Safety and Health Administration

Profit Sharing Plan	ONE Gas, Inc. Profit Sharing Plan

PSU	Performance stock unit

PVIR	Preventable Vehicle Incident Rate calculated by multiplying the number of total vehicle incidents by 1,000,000, and then dividing that number by the total number of business use miles driven

Qualified Pension Plan	ONE Gas, Inc. Retirement Plan

RSU	Restricted stock unit

SEC	United States Securities and Exchange Commission

SERP	Supplemental Executive Retirement Plan

STI	Annual short-term cash incentive

TRIR	Total Recordable Incident Rate calculated by multiplying the number of recordable cases by 200,000, and then dividing that number by the number of hours worked by all employees

TSR	Total shareholder return

SUMMARY PROXY INFORMATION

To assist you in reviewing the company’s 2020 performance and voting your shares, we would like to call your attention to key elements of our 2021 proxy statement and our 2020 annual report to shareholders. The following is only a summary. For more complete information about these topics, please review the complete proxy statement and our 2020 annual report to shareholders.

PROXY STATEMENT SUMMARY

The following summary provides highlights contained in this proxy statement. You should carefully read and consider the information contained in the proxy statement as this summary does not contain all the information you should consider before voting.

INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

•	Date: Thursday, May 27, 2021

•	Time: 9:00 a.m., Central Daylight Time

•	Place: ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 2nd Floor, Tulsa, Oklahoma 74103

ITEMS OF BUSINESS

•	Election of eight director nominees to serve a one-year term

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021

•

Approval of the amendment and restatement of the ESP Plan to authorize an additional 550,000 shares of ONE Gas, Inc. common stock for issuance under the plan and to introduce new holding requirements and transfer restrictions for plan participants

•	Approval, on a non-binding, advisory basis, of our executive compensation

•	Approval, on a non-binding, advisory basis, of the frequency of our non-binding advisory vote on executive compensation

•	Other business as may come properly before the meeting, or any adjournment or postponement of the meeting

RECORD DATE

•	March 30, 2021

INTERNET ACCESS TO PROXY MATERIALS

•	Please visit http://shareholder.onegas.com for online access to our proxy materials including this proxy statement and the company’s 2020 annual report.

HOW TO VOTE

The vote of every shareholder is important. The Board appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, internet and telephone voting are available. Of course, if you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	1

HOW TO VOTE IF YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER HOLDER OF RECORD

•

This proxy statement and our 2020 annual report to shareholders should have been forwarded to you by your bank, broker or other holder of record, together with a voting instruction card. You have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instruction card you received from your bank, broker or other holder of record, or by following any instructions provided by your bank, broker or other holder of record for voting via the internet or telephone.

SHAREHOLDER ACTIONS – MATTERS TO BE VOTED UPON

•

Election of Directors (Proposal 1). You will find in this proxy statement important information about the qualifications and experience of each of the eight director nominees, each of whom is a current director. The Corporate Governance Committee performs an annual assessment of the performance of the Board to ensure that our directors have the skills and experience to effectively oversee our company. All of our directors have proven leadership, sound judgment, integrity and a commitment to the success of our company, and our Board recommends that shareholders vote in favor of each nominee for election.

•

Ratification of our Independent Registered Public Accounting Firm (Proposal 2). You will also find in this proxy statement important information about our independent registered public accounting firm, PricewaterhouseCoopers LLP. We believe PricewaterhouseCoopers LLP continues to provide high-quality service to our company, and our Board recommends that shareholders vote in favor of ratification.

•

Amendment and restatement of the ESP Plan to authorize an additional 550,000 shares of ONE Gas, Inc. common stock for issuance under the plan and to introduce new holding requirements and transfer restrictions for plan participants (Proposal 3). We are seeking to amend and restate our ESP Plan to (i) authorize an additional 550,000 shares of our common stock for issuance under the plan, (ii) implement a six-month holding period after purchase, and (iii) implement a 24-month transfer restriction from the beginning of an offering period. We believe this plan is necessary to continue to attract and maintain a high performing work force. Our Board recommends that shareholders vote in favor of amendment and restatement of the ONE Gas, Inc. Employee Stock Purchase Plan.

•

Advisory Vote on Executive Compensation (Proposal 4). Our shareholders have the opportunity to cast a non-binding, advisory vote on our executive compensation program. In evaluating this “say-on-pay” proposal, we recommend that you review our Compensation Discussion and Analysis in this proxy statement, which explains how and why the Executive Compensation Committee arrived at decisions with respect to our 2020 executive compensation. Our Board recommends that shareholders vote in favor of our executive compensation program.

•

Advisory Vote on the Frequency of Advisory Votes on the company’s Executive Compensation (Proposal 5). Our shareholders have the opportunity to cast a non-binding, advisory vote on the frequency of the advisory vote on our executive compensation program. We intend to provide our shareholders with an annual opportunity to vote on executive compensation until the next non-binding vote on the frequency of our advisory vote on executive compensation. In evaluating the frequency of this “say-on-pay” advisory vote on executive compensation, our Board concluded that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input every year on our compensation philosophy, policies and practices as disclosed in the proxy statement. Additionally, an annual “say-on-pay” advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and on our executive compensation philosophy, policies and practices. Our Board recommends that you vote in favor of the company seeking an advisory vote on executive compensation EVERY YEAR.

2	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

PROPOSALS, BOARD RECOMMENDATIONS, VOTES REQUIRED AND EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

Each of the proposals, how the Board recommends that you vote, how you may vote, and votes required for each proposal, together with how abstentions and broker non-votes will be treated for each proposal, are set forth in the following table:

Proposal	How does the Board recommend that I vote?	Votes required to adopt proposal	Broker discretionary voting allowed	Effect of abstentions	Effect of broker non-votes
Election of Directors	For	Majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting (i.e., more shares voted “FOR” election than “AGAINST” election)	No	No Effect	No Effect
Ratification of our Independent auditor	For	The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting	Yes	Same effect as a vote against	Not applicable

Amendment and restatement of the ESP Plan to authorize an additional 550,000 shares of ONE Gas common stock for issuance under the plan and to introduce new holding requirements and transfer restrictions for plan participants

	For	The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting	No	Same effect as a vote against	No Effect
Advisory vote on Executive Compensation	For	The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting	No	Same effect as a vote against	No effect
Advisory vote on the Frequency of Advisory Votes on the Company’s Executive Compensation	For EVERY YEAR	The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting	No	No effect	No effect

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	3

DIRECTOR NOMINEES

The following table summarizes information about the eight director nominees. As noted, six of our eight directors have been determined to be independent in accordance with the NYSE independence standards and our director independence guidelines.

Director Nominees

Name	Age	Director since	Occupation	Independent	Committee memberships/ positions
Robert B. Evans	72	2014	Retired, President and Chief Executive Officer of Duke Energy Americas	Yes	B**, C, D

John W. Gibson	68	2014	Retired, Chief Executive Officer of ONEOK	No	A*
Tracy E. Hart	59	2018	President and Chief Executive Officer, Tarlton Corporation	Yes	B, C, D

Michael G. Hutchinson	65	2014	Retired, partner at Deloitte & Touche	Yes	A, B*, C, D**

Pattye L. Moore	63	2014	Retired Board Chair, Red Robin Gourmet Burgers	Yes	A, B, C*, D
Pierce H. Norton II	61	2014	President and Chief Executive Officer of ONE Gas, Inc.	No	A
Eduardo A. Rodriguez	65	2014	President of Strategic Communication Consulting Group	Yes	A, B, C, D*
Douglas H. Yaeger	72	2014	Retired, Chairman, President and Chief Executive Officer of The Laclede Group, Inc. (now known as Spire Inc.)	Yes	B, C**, D

Committee memberships/positions key:

A - Executive Committee	C - Executive Compensation Committee	* - Committee chair
B - Audit Committee	D - Corporate Governance Committee	** - Committee vice chair

4	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

BUSINESS HIGHLIGHTS

2020 Results

5-Year Results

•

Financial Performance. In 2020, we generated net income of $196 million, or $3.68 per diluted share compared with 2019 net income of $187 million, or $3.51 per diluted share. 2020 operating income was $304 million, compared to operating income of $295 million in 2019.

•

Dividend. During 2020, we paid cash dividends of $2.16 per share. We paid total aggregate dividends to our shareholders of $114 million in 2020. In January 2021, we declared a dividend of 58 cents per share ($2.32 per share on an annualized basis), an increase of 4 cents per share compared with the previous cash dividend of 54 cents per share.

•

Total Shareholder Return. The market price of our common stock was $76.77 per share at December 31, 2020, an increase of approximately 128 percent from the closing price of $33.63 on February 3, 2014, our first day of “regular way” trading, and a decrease of 18 percent from the closing price of $93.57 on December 31, 2019.

We generated TSR of approximately 73 percent from December 31, 2015, through December 31, 2020. This return exceeded the returns over the same period of 10 of 13 companies in our peer group and the S&P MidCap Utilities Index (49 percent), but was below the returns of Dow Jones Industrial Average (98 percent) and the S&P MidCap 400 Index (79 percent).

•

Safety Improvements. Driving safely, personal injury prevention and public safety continue to be a priority at ONE Gas. We are a leader amongst our peers with outstanding performance in DART. TRIR achieved a 2 percent improvement as compared to last year. PVIR performance reflected the fewest number of incidents in company history. ONE Gas’ DART, TRIR, and PVIR all performed within the American Gas Association’s last reported first quartile results.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	5

*

The ONE Gas peer group used in this graph is the same peer group that will be used in determining our level of performance under our 2020 performance units at the end of the three-year performance period and is comprised of the following companies: Alliant Energy Corporation; Atmos Energy Corporation; Avista Corporation; CenterPoint Energy Inc.; Chesapeake Utilities Corporation; CMS Energy Corporation; New Jersey Resources Corporation; NiSource Inc.; Northwest Natural Holding Company; NorthWestern Corporation; South Jersey Industries; Southwest Gas Corporation; and Spire Inc.

COMPENSATION HIGHLIGHTS

•

Compensation Philosophy. Our Executive Compensation Committee (referred to as the “Executive Compensation Committee” or the “Committee”) determines executive compensation based on a comprehensive review of quantitative and qualitative factors designed to reward the accomplishment of long-term sustainable business goals. Our executive compensation program is designed to attract, engage, motivate, reward and retain highly effective key executives who drive our success and who are leaders in the industry, to pay for performance and to align the long-term interests of our executive officers with those of our stakeholders. Our program is designed effectively to meet or exceed our financial and operational performance goals, aligned with the interests of our stakeholders and instrumental to achieving our business goals. Additional information can be found in the Compensation Discussion and Analysis beginning on page 39.

•

Program Design. The Executive Compensation Committee references market data when determining all elements of compensation and targets the median level of total compensation. Our compensation program provides a competitive total compensation opportunity by establishing a pay mix that balances short- and long-term performance specifically consisting of significant equity-based (at-risk) compensation. A significant portion of total compensation is linked to performance which we believe creates long-term stakeholder value and discourages unnecessary or excessive risk taking. Our performance-based STI program provides for cash awards based on achievement of the company’s annual financial and operational goals as well as individual performance NEO. We encourage alignment of our NEOs’ interests with those of our stakeholders through LTI awards, of which approximately 80 percent are PSUs and approximately 20 percent are RSUs. Our NEOs receive no perquisites or other personal benefits. We have market-competitive stock ownership guidelines for our NEOs and our non-management directors which provides them with a significant stake in our long-term success and aligns their interest with stakeholder interests.

•

Say-On-Pay. Our say-on-pay vote in 2020 was 96.5 percent in agreement with our compensation paid to our NEOs. In reviewing our compensation program during 2020, our Executive Compensation Committee determined to continue applying the same principles as have been historically applied in determining the nature and amount of our executive compensation.

6	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

•

Link between Executive Compensation and Performance. The Board awarded Pierce H. Norton II, our President and CEO, incentive compensation for 2020 that was commensurate with our business results and his position as our President and CEO, including annual base pay of $800,000, an annual STI award of $997,920, and a LTI award with a grant target value of $2,000,000. Consistent with our executive compensation philosophy, a significant majority of Mr. Norton’s and the other NEO’s total direct compensation was incentive-based and at-risk, as illustrated by the following charts:

The compensation of our other NEOs further reflects both our 2020 performance and our pay-for-performance compensation philosophy:

Named Executive Officer	2020 Base Salary	2020 STI Award	2020 LTI Award(1)	2020 Total Direct Compensation
Pierce H. Norton(2)	$800,000	$997,920	$2,000,000	$3,797,920
Caron A. Lawhorn(3)	$435,000	$330,000	$425,000	$1,190,000
Curtis L. Dinan(2)	$435,000	$356,000	$425,000	$1,216,000
Robert S. McAnnally(4)	$435,000	$358,000	$925,000	$1,718,000
Joseph L. McCormick(2)	$360,000	$284,000	$425,000	$1,069,000

(1)	Represents the grant date value approved by the Committee. The values displayed in the Summary Compensation Table represent the accounting value of the PSUs.

(2)	During the annual executive compensation review, Messrs. Norton and Dinan’s base salary remained unchanged from prior year, while Mr. McCormick’s increased 1.4 percent to align with market.

(3)	Ms. Lawhorn received a 5.2 percent increase during the annual executive compensation review and a 7.4 percent increase in base salary on July 20, 2020 to align with market.

(4)

Mr. McAnnally received a 7.9 percent increase during the annual executive compensation review and a 6.1 percent increase in base salary and an off-cycle RSU grant of $500,000 associated with his promotion to Chief Operating Officer on July 20, 2020.

Name	2020 Target STI Award as Percentage of Base Pay	2020 Maximum STI Award as a Percentage of Base Pay(1)
Pierce H. Norton II	100%	188%
Curtis L. Dinan	65%	122%
Caron A. Lawhorn	65%	122%
Robert S. McAnnally	65%	122%
Joseph L. McCormick	65%	122%

(1)	Maximum award includes a company and individual modifiers of 150% and 125% respectively.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	7

CORPORATE RESPONSIBILITY

For more than 100 years, our business has delivered natural gas to our customers. For more information about our approach to corporate responsibility, visit our website at www.ONEGas.com, the contents of which are expressly not incorporated herein by this reference.

The Board has overall responsibility for oversight of our corporate sustainability strategy and associated disclosures. In addition, we have established an Environmental, Social and Governance (“ESG”) Steering Committee led by our CFO, and includes other members of our management team and senior management personnel. The primary purpose of the ESG Steering Committee is to provide vision, leadership, direction and oversight of our ESG programs, processes and disclosures, as we continue to focus on integrating sustainable business practices into our strategy, while creating long-term shareholder value.

Our core values–safety, ethics, inclusion and diversity, service and value–are the foundation for all that we do and guide our sustainability strategy, which is reviewed and validated annually as part of our enterprise risk management and strategic planning processes.

SAFETY AND HEALTH

The safety of our employees, our customers and the communities where we operate is at the forefront of each business decision we make as safety is our number one core value. By monitoring the integrity of our assets and promoting the safety and health of our employees, customers and communities, we are investing in the long-term sustainability of our businesses.

A substantial part of our workforce is comprised of operations specialists who work regularly in the field. We assess the risks our employees face in their jobs, and we work to mitigate those risks through training, appropriate engineering controls, work procedures and other preventive safety and health programs. Reducing incidents and improving our safety incident rates is important, but we are not focused only on statistics. Low incident rates alone cannot prevent a large-scale incident, which is why we continue to focus on enhancing our preventive safety programs, such as near-miss reporting, vehicle-safety monitoring, risk assessment and others.

We have established an Environment, Safety, Health and Compliance (“ESH&C”) Steering Committee chaired by our Chief Operating Officer and includes other members of our management team and senior operations personnel. The primary purpose of the ESH&C Steering Committee is to provide vision, leadership, direction and oversight of our ESH&C programs, processes and management systems for the protection of our employees, the environment and the communities we serve, as well as systems focused on the safe design and operation of our natural gas distribution system.

2020 Safety and Health Performance

•	Since 2013 we have experienced a 65% reduction in our TRIR.

•	Since 2013 strains and sprains, our employees’ most prevalent type of injury, has declined by 81%.

•	Since 2013 we have experienced a 84% reduction in our DART.

•	Since 2013 we have experienced a 22% reduction in our PVIR.

ENVIRONMENTAL PERFORMANCE

2020 Environmental Updates and Highlights

We recognize the importance of responsible environmental stewardship in creating long-term value for our stakeholders and are committed to continuing to reduce negative environmental impacts from our business. As part of our commitment, we have continued to make progress on emissions reductions through a variety of programs, including pipeline replacements, energy efficiency and conservation programs, and providing compressed natural gas for alternative fuel vehicles. In addition, we participate in a number of organizations aimed at identifying and implementing best practices that advance social responsibility, economic vitality, and environmental stewardship.

Recent Milestones

•

In 2019 we joined Sustainable Tulsa, a non-profit organization that provides “education, tools, and resources to inform and engage businesses and individuals in the three areas of sustainability: social responsibility, economic vitality, and environmental stewardship.” In 2020, we participated in their Scor3card, to benchmark our practices with other local organizations, achieving gold distinction, the fourth highest of five levels.

•

In 2020, our Energy Efficiency Program in Oklahoma and the Austin and Rio Grande Valley Conservation Programs in Texas combined to issue more than 72,327 rebates totaling approximately $10,979,612 through energy-efficiency and conservation programs that offered customers rebates on natural gas appliances and energy-efficient home improvements.

8	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

•

We continue to be a partner in the EPA’s Natural Gas STAR Program and the EPA’s Natural Gas STAR Methane Challenge program to voluntarily promote and track commitments to reduce greenhouse gas emissions. Our Methane Challenge Program commitment to annually replace or rehabilitate at least two percent of our combined inventory of cast iron and noncathodically-protected steel pipe aligns with our planned system integrity expenditures for infrastructure replacements. We anticipate reporting in 2021 our 2020 performance to the EPA. We exceeded our goal by achieving an overall replacement rate greater than two percent in 2016, 2017, 2018, and 2019.

•

In September 2020, we announced membership in Our Nation’s Energy Future (ONE Future), a group of natural gas companies working together to voluntarily reduce methane emissions across the natural gas value chain to one percent or less by 2025.

COMMUNITY INVESTMENT

We are committed to being active members of the communities where we operate. Investing in the areas where we have operations and where our employees live and work is not only the right thing to do–it’s smart business. By contributing financially and through company-sponsored volunteer work, we can help build stronger communities and create a better environment for our employees, our customers and the general public.

We accomplish this in a number of ways, including grants from the ONE Gas Foundation, corporate sponsorships to nonprofit organizations and company-sponsored community volunteer efforts. Primary focus areas for our community investments are education, community engagement, including public spaces and disaster recovery; and community collaboration including diversity and economic development. In 2020, we gave priority consideration to educational programs and workforce development programs, and COVID-19 relief.

2020 Community Investment Updates and Highlights

•

In 2020, we contributed approximately $3.2 million to nonprofit organizations through the ONE Gas Foundation and corporate sponsorships, and our employees volunteered more than 811 hours in our communities.

HUMAN CAPITAL MANAGEMENT

Culture

We are committed to a supportive culture of physical, financial, emotional and social wellbeing for employees. Our holistic approach is created to inspire employees to make healthy personal and professional lifestyle choices.

Employee Engagement

Advancing a safe, ethical, inclusive, and diverse culture for our 3,700 employees creates a high-performing workforce and an environment where top talent wants to work. Our employees care as much about one another as they do the customers we serve.

In 2020, we again had high participation in our annual employee engagement survey, with 90% of employees providing feedback. Employee engagement scores were in the top quartile of Gallup’s Overall Company Database.

INCLUSION AND DIVERSITY

To build a better tomorrow for everyone, we have created a culture that embraces inclusion and diversity and encourages collaboration. As part of our commitment, our Inclusion and Diversity Council is chaired by our CEO and includes five permanent members and 14 rotating members who serve two-year terms. The Council provides governance and guidance for implementing our inclusion and diversity strategy and sharing our vision of an inclusive and diverse workforce. Our seven voluntary, Employee Resource Groups are based on shared characteristics, interests or like experiences.

To promote a diverse workforce, we take active steps including monitoring and training. We regularly monitor the diversity of our workforce across roles and seniority levels. We have instituted a Managing Bias course that provides unconscious bias training to all employees.

POLITICAL ADVOCACY AND CONTRIBUTIONS

As a company, we do not contribute corporate funds to political candidates or political action committees. We also do not contribute corporate funds to so-called 501(c)(4) social welfare organizations for the purpose of lobbying. Employee and director contributions to the ONE Gas PAC are used to support candidates seeking federal or state offices who support the interests of the energy industry and business. A steering committee made up of senior management representatives and a contributions committee made up of employees from across our operating areas and business functions oversee all ONE Gas PAC contributions to political candidates.

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OUTSTANDING STOCK AND VOTING

VOTING

Only shareholders of record at the close of business on March 30, 2021, are entitled to receive notice of and to vote at the annual meeting. As of that date, 53,245,011 shares of our common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of shareholders at the meeting. No other class of our stock is entitled to vote on matters to come before the meeting.

Shareholders of record may vote in person or by proxy at the annual meeting. All properly submitted proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the voting instructions contained on the proxy. Shares for which signed proxies are properly submitted without voting instructions will be voted:

(1)	FOR the election of the eight director nominees named in this proxy statement to serve on our Board for a one-year term;

(2)	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021;

(3)

FOR the amendment and restatement of the ESP Plan to authorize an additional 550,000 shares of ONE Gas, Inc. common stock for issuance under the plan and to introduce new holding requirements and transfer restrictions for plan participants;

(4)	FOR the advisory proposal to approve our executive compensation; and

(5)	FOR EVERY YEAR, on an advisory basis, of the frequency of advisory votes on the company’s executive compensation.

While we know of no other matters that are likely to be brought before the meeting, in the event any other business properly comes before the meeting, proxies will be voted in the discretion of the persons named in the proxy. The persons named as proxies were designated by our Board.

To vote shares held “in street name” through a bank, broker or other holder of record, a shareholder must provide voting instructions to his or her bank, broker or other holder of record. Brokerage firms, banks and other holders of record are required to request voting instructions for shares they hold on behalf of their customers and others. We encourage you to provide instructions to your bank, broker or other holder of record on how to vote your shares. If your shares are held “in street name,” to be able to vote those shares in person at the annual meeting, you must obtain a legal proxy, executed in your favor, from the holder of record of those shares as of the close of business on March 30, 2021.

The rules of the NYSE determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. Under the rules of the NYSE, Proposals 1, 3, 4 and 5 are considered to be non-routine, and Proposal 2 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm or other entity holding your shares, your brokerage firm or other entity holding your shares will not be permitted under the rules of the NYSE to vote your shares on Proposals 1, 3, 4 and 5 and will be permitted under the rules of the NYSE to vote your shares on Proposal 2 at its discretion.

Please provide your voting instructions to your broker, bank or other holder of record so that your shares may be voted.

Representatives of our stock transfer agent, Equiniti Trust Company d/b/a EQ Shareowner Services, will be responsible for tabulating and certifying the votes cast at the annual meeting.

QUORUM

The holders of a majority of the shares entitled to vote at the annual meeting, present in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. In determining whether we have a quorum, we count abstentions and broker non-votes as present.

If a quorum is not present at the scheduled time of the meeting, the shareholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. However, if the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to receive notice of, and to vote at, the meeting.

MATTERS TO BE VOTED UPON

At the annual meeting, the following matters will be voted upon:

(1)	the election of eight director nominees named in this proxy statement to serve a one-year term;

(2)	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021;

10	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

(3)

the amendment and restatement of the ESP Plan to authorize an additional 550,000 shares of ONE Gas, Inc. common stock for issuance under the plan and to introduce new holding requirements and transfer restrictions for plan participants;

(4)	to consider and vote on our executive compensation on a non-binding, advisory basis;

(5)	to consider and vote, on an advisory basis, the frequency of advisory votes on the company’s executive compensation; and

(6)	such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

VOTES REQUIRED

Proposal 1 — Election of Directors. Our bylaws provide for majority voting for directors in uncontested elections. We expect that the election of directors at our 2021 annual meeting will be uncontested. Under the majority voting standard, to be elected a nominee must receive a number of “For” votes that exceeds 50 percent of the votes cast with respect to that director’s election. Abstentions and broker non-votes, if any, do not count as votes cast with respect to the election of directors.

Our corporate governance guidelines require that if an uncontested nominee for director does not receive more “For” than “Against” votes, he or she must promptly tender his or her resignation to our Board. The Board (excluding the director who tendered the resignation) will then evaluate the resignation in light of the best interests of our company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. The Board will announce publicly its decision regarding any tendered resignation.

Proposal 2 — Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year ending December 31, 2021. In accordance with our bylaws, approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal.

Proposal 3 — Amendment and restatement of the ESP Plan to authorizes an additional 550,000 shares of our common stock for issuance under the plan and to introduce new holding requirements and transfer restrictions for plan participants. In accordance with our bylaws, approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as entitled to vote for purposes of determining the outcome of the vote on this proposal.

Proposal 4 — Advisory Vote on Executive Compensation. In accordance with our bylaws, approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as entitled to vote for purposes of determining the outcome of the vote on this proposal. The vote on this proposal is advisory and non-binding on the company and our Board.

Proposal 5 — Advisory vote on the frequency of the advisory vote on executive compensation. This proposal to determine our shareholders’ preference to hold the advisory vote on executive compensation every one, two or three years will be determined by a plurality of the votes cast at the meeting. Abstentions and broker non-votes, if any, do not count as votes cast with respect to the advisory vote on the frequency of the advisory vote on executive compensation. The vote on this proposal is advisory and non-binding on the company and our Board.

REVOKING A PROXY

Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by (1) notifying our corporate secretary in writing (the mailing address of our corporate secretary is Corporate Secretary, ONE Gas, Inc., 15 East Fifth Street, Tulsa, Oklahoma 74103), (2) authorizing a later proxy via the internet or by telephone, (3) returning a later dated proxy card, or (4) voting at the meeting in person. A shareholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy and any revocation during the meeting will not affect votes previously taken.

If your shares are held in a brokerage account or by a bank or other holder of record, you may revoke any voting instructions you may have previously provided in accordance with the revocation instructions provided by the broker, bank or other holder of record.

PROXY SOLICITATION

Solicitation of proxies will be primarily by mail and telephone. We have engaged Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies for a fee of $10,000 plus out-of-pocket expenses. In addition, certain of our officers, directors and employees may solicit proxies on our behalf in person or by mail, telephone, fax or email, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders.

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GOVERNANCE OF THE COMPANY

Our Board and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among our Board, management and our shareholders in a manner that benefits the long-term interests of our shareholders. Our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements but also to provide for effective oversight and management of our company.

Our Corporate Governance Committee engages in a regular process of reviewing our corporate governance practices, including comparing our practices with those recommended by various corporate governance authorities, the expectations of our shareholders and the practices of other leading public companies. Our Corporate Governance Committee also regularly reviews our corporate governance practices in light of proposed and adopted laws and regulations, including the rules of the SEC and the rules and listing standards of the NYSE.

CORPORATE GOVERNANCE GUIDELINES

Our Board has adopted corporate governance guidelines that address key areas of our corporate governance, including: director qualification standards, including the requirement that a majority of our directors be “independent” under the applicable independence requirements of the NYSE; director responsibilities; director access to management; director compensation; management succession; evaluation of the performance of our Board; and the structure and operation of our Board. Our Board periodically reviews our corporate governance guidelines and may revise the guidelines from time to time as conditions warrant. The full text of our corporate governance guidelines is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board has adopted a code of business conduct and ethics that applies to our directors, officers (including our principal executive and financial officers, controller and other persons performing similar functions) and all other employees. We require all directors, officers and employees to adhere to our code of business conduct and ethics in addressing the legal and ethical issues encountered in conducting their work for our company. Our code of business conduct and ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all applicable laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our company’s best interests. All directors, officers and employees are required to report any conduct that they believe to be an actual or apparent violation of our code of business conduct and ethics.

The full text of our code of business conduct and ethics is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request. We intend to disclose on our website any future amendments to, or waivers of, our code of business conduct and ethics, as required by the rules of the SEC and the NYSE.

DIRECTOR INDEPENDENCE

Our corporate governance guidelines provide that a majority of our Board will be “independent” under the applicable independence requirements of the NYSE. These guidelines and the rules of the NYSE provide that, in qualifying a director as “independent,” the Board must make an affirmative determination that the director has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. In making this determination with respect to each director serving on the Executive Compensation Committee, under the rules of the NYSE, the Board is required to consider all factors specifically relevant to determine whether the director has a relationship to our company which is material to that director’s ability to be independent from management in connection with the duties of a member of that committee.

Our Board has also adopted director independence guidelines that specify the types of relationships the Board has determined to be categorically immaterial. Directors who meet these standards are considered to be “independent.” The full text of our director independence guidelines is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request.

Our Board has determined affirmatively that members Robert E. Evans, Tracy E. Hart, Michael G. Hutchinson, Pattye L. Moore, Eduardo A. Rodriguez and Douglas H. Yaeger have no material relationship with our company, and each qualifies as “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE. In determining whether certain of our directors qualify as “independent” under our director independence guidelines, our Board considered the receipt by certain directors or their immediate family members (or entities of which they are members, directors, partners, executive officers, or counsel) of natural gas service from us at regulated rates on terms generally available to all of our customers (and, in the case of an entity, in an amount that is less than the greater of $1 million or 2 percent of the entity’s gross revenue for its last fiscal year). In each case, the Board determined these relationships to be in the ordinary course of business at regulated rates or on substantially the same terms available to non-affiliated third parties and to be immaterial in amounts to both our company and the director.

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ANTI-HEDGING AND ANTI-PLEDGING POLICIES

An employee designated as an insider, including the NEOs, may not engage in any hedging strategies involving ONE Gas securities that allow a person to lock in much of the value of stockholdings, often in exchange for all or part of the potential upside appreciation in the stock, including, but not limited to:

•	purchasing ONE Gas stock on margin;

•	selling ONE Gas stock short;

•	entering into zero cost collars, prepaid variable forward sale contracts, equity swaps or exchange funds; or

•	buying or selling puts or calls or other derivative instruments.

Insiders are prohibited from holding ONE Gas securities in a margin account or otherwise pledging ONE Gas securities as collateral for a loan. ONE Gas may grant exceptions to the prohibition against pledging on a limited case-by-case basis, provided that the insider must submit a request for approval to the CEO. There is no exception to the prohibition against pledging with respect to the CEO. Any request is subject to pre-clearance under the Securities/Insider Trading Policy. However, there is no assurance that an exception will be granted and there were none granted to any insiders in 2020.

BOARD LEADERSHIP STRUCTURE

During 2020, our Board was led by John W. Gibson, who was the Chairman of the Board, and Eduardo A. Rodriguez, who was both our lead independent director and the chair of the Corporate Governance Committee. In addition, our Audit Committee and Executive Compensation Committee are each led by a chair and vice chair, each of whom is an independent director.

Our corporate governance guidelines provide that our Board retains the right to exercise its discretion in combining or separating the offices of the Chairman of the Board and CEO. Our Board reviews the issue as a part of its succession planning process. The Board believes that it is advantageous for the Board to maintain flexibility to determine on a case-by-case basis and, if necessary, change the Board leadership structure in order to meet our needs at any time, based on the individuals then available and the circumstances then presented.

The Board believes that maintaining Mr. Gibson’s continuing service as non-executive Chairman of the Board provides the most effective leadership model for our Board and our company at this time. In making this determination, the Board considered the advantages to our company of maintaining the continuity of Mr. Gibson’s effective leadership as Chairman of the Board based on, among other factors, his strong leadership skills, his extensive knowledge and experience regarding operations and the industries and markets in which we compete, as well as his ability to promote communication and to synchronize strategic objectives and activities between our Board and our senior management. The Board also believes this leadership structure continues to ensure significant independent oversight of management, as Messrs. Gibson and Norton are the only members of the Board who are not independent directors. In addition, our Board has an ongoing practice of holding executive sessions of the independent members of the Board as part of each regularly scheduled in-person Board meeting.

LEAD INDEPENDENT DIRECTOR

Our corporate governance guidelines vest the lead independent director who, under these guidelines, is also chair of our Corporate Governance Committee, with various key responsibilities, including but not limited to:

•	presiding as the chair at all meetings of the Board at which the Chairman of the Board is not present;

•	presiding at all executive sessions of the independent directors;

•	serving as liaison between the Chairman of the Board and the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas for the Board; and

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

In addition, the lead independent director has the authority to call meetings of the independent directors and, if requested by major shareholders, will be reasonably available for consultation and direct communication with such shareholders. The Lead Independent Director may also perform duties otherwise assigned to the Chairman of the Board when the offices of the Chairman of the Board and the CEO are combined.

SUCCESSION PLANNING

A key responsibility of the CEO and the Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in our company. Each year, succession-planning reviews are held at every significant organizational level of the company, culminating in a full review of senior leadership talent by our independent directors. During this review, the CEO, the Chairman of the Board and

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the independent directors discuss future candidates for senior leadership positions, including all NEOs, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which our company makes ongoing leadership assignments. It is a key success factor in managing the long-term planning and investment lead times of our business.

In addition, we have a written CEO emergency succession plan pursuant to which the CEO maintains in place at all times, and reviews with the non-management directors, a confidential plan for the timely and efficient transfer of responsibilities in the event of an emergency or sudden incapacitation or departure of the CEO.

OUR BOARD AND CORPORATE STRATEGY

Our Board is actively involved in overseeing, reviewing and guiding our corporate strategy. Our Board formally reviews our company’s business strategy, including the risks and opportunities facing our company and its business, at an annual strategic planning session. Our Board regularly discusses corporate strategy throughout the year with management formally as well as informally and during executive sessions of the Board as appropriate. As discussed in “Risk Oversight” below, our Board views risk management and oversight as an integral part of our strategic planning process, including mapping key risks to our corporate strategy and seeking to manage and mitigate risk. Our Board also views its own composition as a critical component to effective strategic oversight. Accordingly, our Board and relevant Board committees consider our business strategy and the company’s regulatory, geographic and market environments when assessing board composition, director succession, executive compensation and other matters of importance.

SHAREHOLDER ENGAGEMENT

Our Board believes that accountability to shareholders is a mark of good corporate governance and that regular shareholder engagement is important to our company’s success. Our company frequently engages with shareholders on a variety of topics, with particular focus on matters relating to our company’s publicly disclosed strategy and financial performance. Our company also engages with shareholders to discuss matters relating to ESG, compensation and other current and emerging issues that the Board and our management understand are important to our shareholders. In addition to this direct engagement, our company also maintains a number of complementary mechanisms that allow our shareholders to effectively communicate to our Board and management, including:

• maintaining an investor relations page on our website;

• regularly attending investor conferences;

• conducting an annual advisory vote to approve executive compensation;

• if requested by major shareholders, ensuring the lead independent director is available for consultation and direct communication;

• permitting shareholders to submit prospective candidates for nomination by our Board for election at the annual meeting of shareholders in accordance with our corporate governance guidelines and bylaws;

• permitting shareholders to nominate candidates for election at the annual meeting of shareholders in accordance with our bylaws; and

• providing shareholders the ability to attend and voice opinions at the annual meeting of shareholders.

RISK OVERSIGHT

We have integrated a comprehensive Enterprise Risk Management (“ERM”) process as part of strategy setting and driving performance throughout the organization, which includes identifying, aggregating, monitoring, measuring, assessing and managing risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. These risks generally relate to strategic, operational, financial, regulatory compliance and human resources issues. Our ERM approach is overseen by our CFO and is designed to enable our Board to establish a mutual understanding with management of the effectiveness of our risk-management practices and capabilities, to review our risk exposure and to elevate certain key risks for discussion at the Board level. Management and our Board believe that risk management is an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities facing our company.

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Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Management is responsible for identifying risks and controls related to our significant business activities; mapping the risks to our corporate strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control and mitigate risk. Much of this work is led by our ESH&C Steering Committee, which is chaired by our Chief Operating Officer, and includes other members of the management team and senior operations personnel. The ESH&C Steering Committee’s primary purpose is to provide vision, leadership, direction, and oversight of our ESH&C programs, processes, and management systems for the protection of the employees, the environment, and the communities we serve, as well as the systems focused on the safe design and operation of our system.

The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that our company faces and how our company is seeking to control and mitigate those risks. In some cases, as with risks associated with ESG, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. ESG risks are also evaluated at the management level through our newly-formed ESG Steering Committee. The ESG Steering Committee is chaired by our CFO, and includes other members of the management team and senior management personnel. The ESG Steering Committee is charged with providing oversight and guidance to the company on emerging ESG issues and considering how to implement ESG matters consistent with our overall strategy.

The Board annually reviews a management assessment of the various operational and regulatory risks facing our company, their relative magnitude and management’s plan for mitigating these risks. The Board also reviews risks related to our company’s business strategy at its annual strategic planning meeting and at other meetings as appropriate. The Board receives cybersecurity updates at every regular Board meeting.

In certain cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees risk issues associated with our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies and procedures on risk-control assessment and accounting risk exposure, including our companywide risk control activities. Our general counsel provides compliance and ethics reports to the Audit Committee at every regular committee meeting. The Audit Committee meets with our executive officers and meets with our Director–Audit Services, as well as with our independent registered public accounting firm, in separate executive sessions at each of its in-person/virtual meetings during the year, at which time risk issues are discussed regularly.

In addition, our Executive Compensation Committee oversees risks related to our compensation program, as discussed in greater detail elsewhere in this proxy statement, and our Corporate Governance Committee oversees risks related to our governance practices and policies.

BOARD AND COMMITTEE MEMBERSHIP

Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them periodically and in connection with Board and committee meetings, and by participating in meetings of the Board and its committees.

During 2020, the Board held eight regular meetings (one in-person, four virtual and three telephonic meetings) and no special meetings. All of our incumbent directors who served on the Board during 2020 attended all of the meetings of the Board and Board committees on which they served.

Our corporate governance guidelines provide that members of our Board are expected to attend our Annual Meeting of Shareholders. All members of the Board attended the 2020 Annual Meeting of Shareholders.

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The Board has four standing committees: the Audit Committee, the Executive Compensation Committee, the Corporate Governance Committee and the Executive Committee. The table below provides the current membership of our Board and each of our Board committees. Our Board has determined affirmatively that each member of our Audit Committee, Executive Compensation Committee and Corporate Governance Committee is “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE.

Director	Board	Audit	Executive Compensation	Corporate Governance	Executive

Robert B. Evans	Member	Vice Chair	Member	Member

John W. Gibson	Chair				Chair

Tracy E. Hart	Member	Member	Member	Member

Michael G. Hutchinson	Member	Chair	Member	Vice Chair	Member

Pattye L. Moore	Member	Member	Chair	Member	Member

Pierce H. Norton II	Member				Member

Eduardo A. Rodriguez	Member	Member	Member	Chair	Member

Douglas H. Yaeger	Member	Member	Vice Chair	Member
Number of meetings in 2020	8	6	4	4	0

Our Board has adopted written charters for each of its Audit, Executive Compensation, Corporate Governance and Executive Committees. Copies of the charters of each of these committees are available on and may be printed from our website at www.ONEGas.com. Copies are also available from our corporate secretary upon request. The responsibilities of our Board committees are summarized below. From time to time the Board, in its discretion, may form other committees.

THE AUDIT COMMITTEE

The Audit Committee represents and assists our Board with oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal audit function. The responsibilities of the Audit Committee include:

•   appointing, compensating and overseeing our independent auditor;

•   reviewing the scope, plans and results relating to the external audits of our financial statements;

•   reviewing the scope, plans and results relating to internal audits;

•   monitoring and evaluating our financial condition;

•   monitoring and evaluating the integrity of our financial reporting processes and procedures;

•   assessing our significant financial risks and exposures and reviewing internal control processes and evaluating any deficiencies in connection with such risks and exposures, including, but not limited to, internal controls over financial reporting and disclosure controls and procedures;

•   reviewing policies and procedures on risk-control assessment and accounting risk exposure, including our companywide risk control activities; and

•   monitoring our compliance with our policies on ethical business conduct.

Our independent registered public accounting firm reports directly to our Audit Committee. All members of our Audit Committee are “independent” under the independence requirements of the NYSE and the SEC applicable to audit committee members. The Board has determined that Robert E. Evans, Tracy E. Hart, Michael G. Hutchinson, Eduardo A. Rodriguez and Douglas H. Yaeger (five of the six committee members) are each an audit committee financial expert under the applicable rules of the SEC and all members of the Audit Committee are financially literate. No member of our Audit Committee serves on the audit committees of more than two other public companies.

2020 Meetings: 6

16	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

THE EXECUTIVE COMPENSATION COMMITTEE

Our Executive Compensation Committee is responsible for establishing and periodically reviewing our executive compensation policies and practices. This responsibility includes:

•   evaluating, in consultation with our Corporate Governance Committee, the performance of our CEO, and recommending to our Board the compensation of our CEO and our other senior executive officers;

•   reviewing and approving, in consultation with our Corporate Governance Committee, the annual objectives of our CEO;

•   reviewing our executive compensation program to ensure the attraction, retention and appropriate compensation of executive officers in order to motivate their performance in the achievement of our business objectives and to align their interests with the long-term interests of our shareholders;

•   assessing the risks associated with our compensation program;

•   approving, subject to ratification by the full Board, executive officer compensation and personnel policies, programs and plans; and

•   reviewing and making recommendations to the full Board on director compensation.

Our Executive Compensation Committee meets periodically during the year to review our executive and director compensation policies and practices. Executive officer salaries and STI and LTI compensation are determined annually by the Committee. The scope of the authority of the Committee is not limited except as set forth in its charter and by applicable law. The Committee has the authority to delegate duties to subcommittees of the Committee, or to other standing committees of the Board, as it deems necessary or appropriate. The Committee may not delegate to a subcommittee any authority required by any law, regulation or listing standard to be exercised by the Committee as a whole. All members of our Executive Compensation Committee are “independent” under the independence requirements of the NYSE applicable to compensation committee members.

The compensation group in our corporate human resources department supports, in consultation with our CEO, the Executive Compensation Committee in its work.

During 2020, the Executive Compensation Committee engaged Meridian, as an independent executive compensation consultant to assist the Committee in its evaluation of the amount and form of compensation paid in 2020 to our CEO, our other executive officers and our directors. Meridian reported directly to the Executive Compensation Committee. For more information on executive compensation and the role of this consultant, see “Compensation Discussion and Analysis—How We Determine Pay—Role of the Independent Executive Compensation Consultant” at page 44.

2020 Meetings: 4

THE CORPORATE GOVERNANCE COMMITTEE

Our Corporate Governance Committee is responsible for overseeing our company’s governance, including the selection of directors and the Board’s practices and effectiveness. These responsibilities include:

•   identifying and recommending qualified director candidates, including qualified director candidates suggested by our shareholders in written submissions to our corporate secretary in accordance with our corporate governance guidelines and our bylaws or in accordance with the rules of the SEC;

•   making recommendations to the Board with respect to electing directors and filling vacancies on the Board;

•   adopting an effective process for director selection and tenure by making recommendations on the Board’s organization and practices and by aiding in identifying and recruiting director candidates;

•   reviewing and making recommendations to the Board with respect to the organization, structure, size, composition and operation of the Board and its committees;

•   in consultation with our Chairman of the Board, and CEO and the Executive Compensation Committee, overseeing management succession and development, including all NEOs;

•   coordinating with the Board and management with respect to oversight of shareholder engagement initiatives;

•   reviewing annually directorships held by directors and executive officers; and

•   reviewing, assessing risk and making recommendations with respect to other corporate governance matters.

All members of the Corporate Governance Committee are “independent” under the independence requirements of the NYSE.

2020 Meetings: 4

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	17

THE EXECUTIVE COMMITTEE	In the intervals between meetings of our Board, the Executive Committee may, except as otherwise provided in our bylaws and applicable law, exercise the powers and authority of the full Board in the management of our property, affairs and business. The function of this committee is to act on major matters where it deems action appropriate, providing a degree of flexibility and ability to respond to time-sensitive business and legal matters without calling a special meeting of our full Board. The Executive Committee reports to the Board at its next meeting on any actions taken by the committee.
2020 Meetings: 0

DIRECTOR NOMINATIONS

Our corporate governance guidelines provide that the Board is responsible for nominating candidates for Board membership and for the delegation of the screening process to the Corporate Governance Committee of the Board. This committee, with recommendations and input from our Chairman of the Board, CEO and the directors, evaluates the qualifications of each director candidate and assesses the appropriate mix of skills, qualifications and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. The Corporate Governance Committee is responsible for recommending to the full Board candidates for nomination by the Board for election as members of our Board.

Our corporate governance guidelines provide that candidates for nomination by the Board must be committed to devote the time and effort necessary to be productive members of the Board and that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality. The guidelines also provide that the Board will seek to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; industry knowledge; crisis response; international business; leadership; strategic vision; law; and corporate relations.

The Corporate Governance Committee’s charter provides that it has the responsibility, in consultation with the Chairman of the Board and CEO, to search for, recruit, screen, interview and recommend to the Board candidates for the position of director as necessary to fill vacancies on the Board or the additional needs of the Board and to consider management and shareholder recommendations for candidates for nomination by the Board. In carrying out this responsibility, the Corporate Governance Committee evaluates the qualifications and performance of incumbent directors and determines whether to recommend them for re-election to the Board. In addition, this committee determines, as necessary, the portfolio of skills, experience, diversity, perspective and background required for the effective functioning of the Board considering our business strategy and our regulatory, geographic and market environments.

Our corporate governance guidelines contain a policy regarding the Corporate Governance Committee’s consideration of prospective director candidates recommended by shareholders for nomination by our Board. Under this policy, and in accordance with our bylaws, any shareholder who wishes to recommend a prospective candidate for nomination by our Board for election at our 2022 annual meeting should send a letter of recommendation to our corporate secretary at our principal executive offices by no later than December 8, 2021. The letter should include the name, address and number of shares owned by the recommending shareholder (including, if the recommending shareholder is not a shareholder of record, proof of ownership of the type referred to in Rule 14a-8(b)(2) of the proxy rules of the SEC), the prospective candidate’s name and address, a description of the prospective candidate’s background, qualifications and relationships, if any, with our company and all other information necessary for our Board to determine whether the prospective candidate meets the independence standards under the rules of the NYSE and our director independence guidelines. A signed statement from the prospective candidate should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee of the Board and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director. The Corporate Governance Committee will evaluate prospective candidates recommended by shareholders for nomination by our Board in light of the various factors set forth above.

Neither the Corporate Governance Committee, the Board, nor our company itself discriminates in any way against prospective candidates for nomination by the Board on the basis of age, sex, race, religion, or other personal characteristics. There are no differences in the manner in which the Corporate Governance Committee or the Board evaluates prospective candidates based on whether the prospective candidate is recommended by a shareholder or by the Corporate Governance Committee, provided that the recommending shareholder furnishes to our company a letter of recommendation containing the information described above along with the signed statement of the prospective candidate referred to above.

In addition to having the ability to recommend prospective candidates for nomination by our Board, under our bylaws, shareholders may themselves nominate candidates for election at an annual meeting of shareholders. Any shareholder who desires to nominate candidates for election as directors at our 2022 annual meeting must follow the procedures set forth in our bylaws. Under these procedures, notice of a shareholder nomination for the election of a director must be received by our corporate secretary at our principal executive offices not less than 120 calendar days before the first anniversary of the date that our proxy statement was released to shareholders in connection with our 2021 Annual Meeting of Shareholders (i.e., notice must be received no later than December 8, 2021). If the date of the 2022 annual meeting is more than 30 days from the first anniversary date of the 2021 meeting, our corporate secretary must receive notice of a shareholder nomination by the close of business on the tenth day following the earlier of (i) the day on which notice of the date of the meeting is mailed to shareholders or (ii) the day on which public announcement of the meeting date is made. In accordance with our bylaws, a shareholder notice must contain certain information about the candidate the shareholder desires to nominate for election as a director, including: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the class or series and number of our shares that

18	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

are owned beneficially or of record by such person and any affiliates or associates of such person; (d) the name of each nominee holder of our shares owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of our shares held by each such nominee holder; (e) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to our shares; (f) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to our shares; (g) such person’s written and executed representation and agreement (in the form provided by the corporate secretary upon written request) that such person (1) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the company, will act or vote on any issue or question, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the company that has not been disclosed to the company in such representation and agreement and (3) in such person’s individual capacity, would be in compliance, if elected as a director of the company, and, if elected as a director, will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the company; (h) such person’s completed written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which form of questionnaire shall be promptly provided by the corporate secretary to the requesting shareholder upon written request) and (i) all other information relating to such person that would be required to be disclosed in connection with a solicitation of proxies for the election of such person as a director, or would be otherwise required to be disclosed in connection with such solicitation, in each case pursuant to Regulation 14A under the Exchange Act, (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

In addition, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the notice must set forth: (a) the name and address, as they appear on the company’s books, of such shareholder, and the name and address of such beneficial owner, if any, and any other shareholders known by such shareholder to be supporting such nominee(s); (b) the class and number of our shares that are owned beneficially and of record by such person and any affiliates or associates of such person; (c) the name of each nominee holder of our shares owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares held by each such nominee holder; (d) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to our shares; (e) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to our shares; (f) a representation that the shareholder giving notice intends to appear in person or by proxy at the annual meeting or special meeting to nominate the persons named in its notice; (g) a description of all agreements, arrangements and understandings between such person or any affiliate or associate of such person, and any other person or persons (including their names) in connection with the nomination by such shareholder; and (h) all other information that would be required to be disclosed by such person as a participant in a solicitation of proxies for the election of directors in a contested election, or would be otherwise required to be disclosed in connection with such solicitation, in each case pursuant to Regulation 14A under the Exchange Act. This information must be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose all such information as of the record date.

At the request of the company, each proposed nominee must submit to the corporate secretary such other information as the company may reasonably require, including such information as may be necessary or appropriate in determining the eligibility of such proposed nominee to serve as an independent director of the company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

DIRECTOR COMPENSATION

The Executive Compensation Committee’s independent compensation consultant, Meridian, annually advises the Executive Compensation Committee on matters related to non-management director compensation including competitive market data for the company’s peer group. The Executive Compensation Committee reviews and discusses the director compensation information provided by Meridian and makes a recommendation to the full Board with respect to non-management director compensation. The Executive Compensation Committee’s philosophy with respect to non-management director compensation is to target at or below the market median. The components of non-management director compensation include an annual cash retainer, additional annual cash retainers for the Chairman of the Board, the chairs of the Audit, Executive Compensation and Corporate Governance Committees and an annual stock retainer. No separate per meeting fees are paid to the non-management directors.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	19

Compensation for each of our non-management directors for their service on our Board is paid on an annual meeting date basis. Based on the market information provided by Meridian in December 2017 indicating that our non-management director compensation was significantly below market median compared to our peers, coupled with the decision of the Executive Compensation Committee to consider non-management director compensation on a three-year basis, the Executive Compensation Committee recommended and the full Board approved non-management director compensation on a three-year cycle. For the period of May 20, 2020, through May 26, 2021, non-management director compensation consists of $85,000 in an annual cash retainer and a $110,000 stock retainer. The chairs of our Audit and Executive Compensation Committees receive an additional annual cash retainer of $15,000, and our lead independent director, who is also chair of our Corporate Governance Committee, receives an additional annual cash retainer of $30,000. Our Chairman of the Board receives an additional annual cash retainer of $85,000 for his service.

Based on the market information provided by Meridian in November 2020 and February 2021, indicating that our non-management director compensation was below market median compared to our peers, the Executive Compensation Committee recommended and the full Board approved non-management director compensation on an annual cycle. For the period of May 27, 2021, through May 25, 2022, non-management director compensation will consist of $95,000 in an annual cash retainer and a $115,000 stock retainer. The chairs of our Audit, Corporate Governance and Executive Compensation Committees receive an additional annual cash retainer of $15,000, and our lead independent director, receives an additional annual cash retainer of $20,000. Our Chairman of the Board receives an additional annual cash retainer of $100,000 for his service.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

The CEO, as the sole management director, receives no compensation for his service as a director.

Our Board has established minimum share ownership guidelines for members of our Board. The guidelines provide that within five years after joining the Board, each non-management director will own shares of the company’s common stock having a value, at a minimum, of five times the annual cash retainer for service on the Board (excluding annual retainers for service as a chair of a Board committee or for service as Chairman of the Board or as the lead independent director) as established from time to time by the Board. Shares that count toward this ownership guideline include shares owned outright in the director’s name, shares held in trust for the director’s benefit or the benefit of the director’s immediate family, and phantom shares held in the director’s account under any company deferred compensation plan for non-employee directors or any similar plan or arrangement. Shares that do not count toward this ownership guideline include unexercised stock options and shares of restricted stock for which restrictions have not yet lapsed (unvested restricted stock). A non-management director will not be allowed to sell shares of the company’s common stock (using established pre-clearance procedures) unless such director’s holdings of the company’s common stock meet the established minimum ownership guideline. Ms. Moore and Messrs. Evans, Gibson, Hutchinson, Rodriguez and Yaeger have each satisfied the minimum share ownership guidelines. Ms. Hart has until July 23, 2023, to satisfy the minimum share ownership guidelines.

The following table sets forth the compensation paid to our non-management directors in 2020:

Director Compensation for 2020

Director	Fees Earned or Paid in Cash(1)	Stock Awards(1)(2)(3)	Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total

Robert B. Evans	$ 85,000	$110,000	$ -	$ -	$195,000

John W. Gibson	$170,000	$110,000	$3,651	$25,000	$308,651

Tracy E. Hart	$ 85,000	$110,000	$ -	$ 1,000	$196,000

Michael G. Hutchinson	$100,000	$110,000	$ -	$ -	$210,000

Pattye L. Moore	$100,000	$110,000	$ -	$10,000	$220,000

Eduardo A. Rodriguez	$115,000	$110,000	$ -	$ -	$225,000

Douglas H. Yaeger	$ 85,000	$110,000	$ -	$ 500	$195,500

(1)

Non-management directors may defer all or a part of their annual cash and stock retainers under our Deferred Compensation Plan for Non-Employee Directors. During the year ended December 31, 2020, $461,500 of the total amount payable for directors’ fees were deferred under this plan at the election of four of our directors. Deferred amounts are treated, at the election of the participating director, either as phantom stock or as a cash deferral. Phantom stock deferrals are treated as though the deferred amount is invested in our common stock at the fair market value on the date the deferred amount was earned. Phantom stock earns the equivalent of dividends declared on our common stock,

20	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

reinvested in phantom shares of our common stock based on the closing price of our common stock on the payment date of each common stock dividend. The shares of our common stock reflected in a non-management director’s phantom stock account are issued to the director under our ECP on the last day of the director’s service as a director or a later date selected by the director. Cash deferrals earn interest at a rate equal to Moody’s Bond Indices Corporate AAA on the first business day of the plan year, plus 100 basis points, which, at January 2, 2020, was 4 percent. The following table sets forth, for each non-management director, the amount of director compensation deferred during 2020 and cumulative deferred compensation as of December 31, 2020.

Director	Board Fees Deferred to Phantom Stock in 2020 (a)	Dividends Earned on Phantom Stock and Reinvested in 2020 (b)	Total Board Fees Deferred to Phantom Stock at December 31, 2020 (a)	Total Shares of Phantom Stock Held at December 31, 2020 (c)	Board Fees Deferred to Cash in 2020 (d)	Total Board Fees Deferred to Cash at December 31, 2020 (d)

Robert B. Evans	$ -	$ -	$ -	-	$ -	$ -

John W. Gibson	$110,000	$27,385	$713,640	13,607	$170,000	$1,349,079

Tracy E. Hart	$ 44,000	$ 2,790	$124,727	1,598	$ -	$ -

Michael G. Hutchinson	$ -	$ -	$ -	-	$ -	$ -

Pattye L. Moore	$110,000	$27,385	$713,640	37,330	$ -	$ -

Eduardo A. Rodriguez	$ 27,500	$ 2,580	$100,500	2,079	$ -	$ -

Douglas H. Yaeger	$ -	$ -	$ -	-	$ -	$ -

(a)

Reflects the value of the annual cash and stock retainers (based on the average of our high and low stock price on the NYSE on the grant date) deferred to phantom stock by a director under our Deferred Compensation Plan for Non-Employee Directors.

(b)	Dividend equivalents paid on phantom stock are reinvested in additional shares of phantom stock based on the closing price of our common stock on the NYSE on the date the dividend equivalent was paid.

(c)	Includes 23,723 shares of phantom stock held by Ms. Moore and 686 shares of phantom stock held by Mr. Rodriguez as a result of the separation from ONEOK.

(d)

Mr. Gibson deferred board fees in the amount of $170,000 to cash in 2020. The total amount deferred to cash reflects the balance in Mr. Gibson’s cash deferral account. Cash deferrals earn interest at a rate equal to Moody’s Bond Indices Corporate AAA on the first business day of the plan year, plus 100 basis points which, at January 2, 2020, was 4 percent.

(2)

The amounts in this column reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), with respect to stock awards received by directors for service on our Board. Since the shares are issued free of any restrictions on the grant date, the grant date fair value of these awards is based on the average of our high and low stock price on the NYSE on the date of grant. The following table sets forth the number of shares and grant date fair value of such shares of our common stock issued to our non-management directors during 2020 for service on our Board.

Director	Shares Awarded in 2020	Aggregate Grant Date Fair Value

Robert B. Evans	1,409	$110,000

John W. Gibson	1,409	$110,000

Tracy E. Hart	1,409	$110,000

Michael G. Hutchinson	1,409	$110,000

Pattye L. Moore	1,409	$110,000

Eduardo A. Rodriguez	1,409	$110,000

Douglas H. Yaeger	1,409	$110,000

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	21

(3)	For the aggregate number of shares of our common stock and phantom stock held by each member of our Board at March 1, 2021, see “Stock Ownership–Holdings of Officers and Directors” at page 37.

(4)

Reflects above-market earnings on Board fees deferred to cash under our Deferred Compensation Plan for Non-Employee Directors which provides for payment of interest on cash deferrals at a rate equal to Moody’s Bond Indices Corporate AAA on the first business day of the plan year, plus 100 basis points, which, at January 2, 2020, was 4 percent.

(5)

Reflects charitable contributions made by our company or the ONE Gas Foundation, Inc., on behalf of members of our Board as follows: (a) matching contributions up to $5,000 per year to non-profit organizations of his or her choice pursuant to our Matching Grants Program for Directors of ONE Gas through our Community Investment Program; and (b) matching contributions to the United Way pursuant to our annual United Way contribution program.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2020, Mesdames Hart and Moore and Messrs. Evans, Hutchinson, Rodriguez and Yaeger served on our Executive Compensation Committee. No member of the Executive Compensation Committee was an officer or employee of the company or its subsidiary during 2020, and no member of this committee was formerly an officer of the company or its subsidiary. In addition, during 2020, none of our executive officers served as a member of a compensation committee or Board of any other entity of which any member of our Board was an executive officer.

Ms. Moore currently serves as the Chair of the ONEOK Executive Compensation Committee, and Mr. Rodriguez serves as Vice Chair of the ONEOK Executive Compensation Committee.

EXECUTIVE SESSIONS OF THE BOARD

The non-management members of our Board meet in regularly scheduled executive sessions without any members of management present. Our Chairman of the Board presides during the non-management executive sessions of the Board. During 2020, the non-management members of our Board met in executive session during each regularly scheduled in-person meeting of the Board held during the year. We intend to continue this practice of regularly scheduled meetings of the non-management members of our Board.

Our corporate governance guidelines provide that our lead independent director, who is the chair of our Corporate Governance Committee, presides as the chair at executive session meetings of the independent members of our Board. The independent members of the Board meet in regularly scheduled executive sessions without any members of management or non-independent directors present in connection with each regularly scheduled in-person meeting of the Board. During 2020, the independent members of our Board met in executive session during each regularly scheduled in-person meeting of the Board held during the year. We intend to continue this practice of regularly scheduled meetings of the independent members of our Board.

COMMUNICATIONS WITH DIRECTORS

Our Board believes that it is management’s role to speak for our company. Directors refer all inquiries regarding our company from institutional investors, analysts, the news media, customers or suppliers to our CEO or his designee. Our Board also believes that any communications between members of the Board and interested parties, including shareholders, should be conducted with the knowledge of our CEO. Interested parties, including shareholders, may contact one or more members of our Board, including non-management directors and non-management directors as a group, by writing to the director or directors in care of our corporate secretary at our principal executive offices. A communication received from an interested party or shareholder will be forwarded promptly to the director or directors to whom the communication is addressed. A copy of the communication also will be provided to our CEO. We will not, however, forward sales or marketing materials, materials that are abusive, threatening or otherwise inappropriate, or correspondence not clearly identified as interested party or shareholder correspondence.

COMPLAINT PROCEDURES

Our Board has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and complaints or concerns under our code of business conduct and ethics. These procedures allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters and matters arising under our code of business conduct and ethics. The full text of these procedures, known as our whistleblower policy, is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request.

22	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

ELECTION BY MAJORITY VOTE

In conjunction with the 2018 Annual Meeting of Shareholders, our shareholders approved our Amended and Restated Certificate of Incorporation, which among other things, declassified our Board such that all directors are elected annually for one-year terms. Therefore, all eight current directors are standing for election for one-year terms.

Your Board believes that its current membership reflects a balanced Board with deep experience and diverse expertise.

Our bylaws provide that, in the case of uncontested elections (i.e., elections where the number of nominees is the same as the number of directors to be elected), director nominees are elected by the vote of a majority of the votes cast with respect to that nominee. Abstentions and broker non-votes with respect to the election of a director do not count as votes cast. Our corporate governance guidelines provide that any uncontested nominee for director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested must, promptly following certification of the shareholder vote, tender his or her resignation to the Board. The Board (excluding the director who tendered the resignation) will evaluate any such resignation in light of the best interests of the company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of the Board and whether accepting the tendered resignation would cause the company to fail to comply with any applicable rule or regulation (including the NYSE listing requirements and the federal securities laws). The Board will act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the shareholder vote.

If no directors receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested, then, pursuant to our corporate governance guidelines, the incumbent Board will, within 180 days after the certification of the shareholder vote, nominate a new slate of directors and hold a special meeting for the purpose of electing those nominees. In this circumstance, the incumbent Board will continue to serve until new directors are elected and qualified.

The persons named in the accompanying proxy card intend to vote such proxy in favor of the election of each of the nominees named below, who are all currently directors, unless the proxy provides for a vote against the director. Although the Board has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board, unless contrary instructions are given on the proxy. Except for these nominees, no other person has been recommended to our Board as a potential nominee or otherwise nominated for election as a director.

BOARD DIVERSITY

Our Board recognizes the importance of diversity on the Board. Diversity brings different perspectives to Board discussions and deliberations. During 2020, the Board included two female directors (25%) and one Hispanic director (12.5%). In terms of age, three age decades are represented on our board, and the difference in age between our oldest and youngest board members is 13 years. Average director tenure is slightly over six years. Ms. Moore and Messrs. Gibson and Rodriguez served on the ONEOK board of directors prior to our separation from ONEOK. Considering their tenure on the ONEOK board of directors, our average board tenure is over 10 years.

BOARD QUALIFICATIONS

Our corporate governance guidelines provide that our Corporate Governance Committee will evaluate the qualifications of each director candidate and assess the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;

•	use his or her skills and experiences to provide independent oversight to the business of our company;

•	be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;

•	devote the time and effort necessary to learn the business of the company and the Board;

•	represent the long-term interests of all shareholders; and

•	participate in a constructive and collegial manner.

In addition, our corporate governance guidelines provide that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality, and to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; industry knowledge; crisis response; international business; leadership; strategic vision; law; and corporate relations.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	23

Your Board believes that each member of our Board possesses the necessary integrity, skills and qualifications to serve on our Board and that their individual and collective skills and qualifications provide them with the ability to engage management and each other in a constructive and collaborative fashion and, when necessary and appropriate, challenge management in the execution of our business operations and strategy.

The following table summarizes the Board’s skills and qualifications as an easy reference:

Skills, Attributes and Experience	John Gibson	Robert Evans	Tracy Hart	Michael Hutchinson	Pattye Moore	Pierce Norton	Eduardo Rodriguez	Douglas Yaeger

Executive Management	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Operations	🌑	🌑	🌑			🌑		🌑

Industry Knowledge	🌑	🌑		🌑		🌑	🌑	🌑

Acquisitions and Divestitures	🌑		🌑			🌑

Strategic and Financial Planning	🌑		🌑		🌑	🌑	🌑

Risk Management and Oversight	🌑		🌑			🌑

Safety	🌑	🌑				🌑	🌑	🌑

Compliance	🌑	🌑				🌑		🌑

Corporate Governance	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Executive Compensation	🌑				🌑	🌑	🌑	🌑

Marketing	🌑				🌑	🌑

Corporate Development	🌑	🌑				🌑

Regulatory Compliance							🌑

Legal							🌑

Financial and Operational Analysis	🌑	🌑	🌑	🌑		🌑		🌑

Public Accounting				🌑

Construction Management	🌑		🌑			🌑

Engineering Management	🌑					🌑

Accounting and Financial Expertise	🌑	🌑	🌑	🌑		🌑	🌑	🌑

Demographic Background*

Board Tenure (years)	7	7	2	7	7	7	7	7

Age (years)	68	72	59	65	63	61	65	72

Gender (male/female)	M	M	F	M	F	M	M	M

Race/Ethnicity

Hispanic/Latino							🌑

Caucasian/White	🌑	🌑	🌑	🌑	🌑	🌑		🌑

24	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

Certain information with respect to the eight nominees for election at the annual meeting, is set forth below. This information includes their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person holds and the year in which each person became a director of the company. All eight director nominees currently serve as directors of the company.

None of the director nominees are being proposed for election pursuant to any agreement or understanding between the nominees and the company or any other person(s).

There are no family relationships between or among any of the director nominees and executive officers.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	25

DIRECTOR NOMINEES

Set forth below is certain information with respect to each nominee for election as a director, each of whom is a current director. In light of the experience, skills and qualifications of each of the nominees for election as a director as detailed below, our Board has concluded that each nominee should continue as a member of our Board.

ROBERT B. EVANS Retired President and Chief Executive Officer, Duke Energy Americas

Committee Member: Audit (Vice Chair), Corporate Governance, Executive Compensation

Current Public Company Directorships:

Targa Resources Corp. (since 2016)

Targa Resources GP LLC (since 2007)

New Jersey Resources Corp. (since 2009)

Prior Public Company Directorships:

Sprague Resources, LP (2013 to 2018)

Prior Experience: Mr. Evans served as President and Chief Executive Officer of Duke Energy Americas, a business unit of Duke Energy Corp., from January 2004 until his retirement in March 2006. He served as the transition executive for Energy Services, a business unit of Duke Energy, during 2003. Mr. Evans was president of Duke Energy Gas Transmission, a business unit of Duke Energy, beginning in 1998 until he was named President and Chief Executive Officer in 2002, a position in which he served until 2004. Prior to his employment at Duke Energy, Mr. Evans served as Vice President of Marketing and Regulatory Affairs for Texas Eastern Transmission and Algonquin Gas Transmission from 1996 to 1998.

Skills and Qualifications: Mr. Evans has extensive experience with the natural gas transmission business and wholesale natural gas trading business of Duke Energy and Targa Resources Partners and his current and previous directorships for other energy companies brings executive management, corporate development, operations, finance, customer perspectives, safety, compliance, risk management and corporate governance to the Board.

Age: 72 Director Since: 2014 Independent: Yes

JOHN W. GIBSON Retired Chief Executive Officer, ONEOK and ONEOK Partners GP, L.L.C.

Committee Member: Executive (Chair)

Current Public Company Directorships:

ONEOK, Chairman of the Board (since 2011)

Prior Public Company Directorships:

ONEOK Partners, GP, L.L.C. (2007 to 2017)

Matrix Service Company (2016 to 2020)

Prior Experience: Mr. Gibson served as Chief Executive Officer of ONEOK from January 2007 to January 2014. He was appointed Chairman of the Board of ONEOK in May 2011 and served as President from 2010 through 2011. Mr. Gibson served as Chief Executive Officer and as Chairman of the Board of ONEOK Partners, GP, L.L.C., the sole general partner of ONEOK Partners, L.P. from 2007 until it was acquired by ONEOK in June 2017. Mr. Gibson was instrumental in the separation of ONE Gas from ONEOK into a stand-alone, 100 percent regulated, publicly traded natural gas distribution company. In connection with the separation, Mr. Gibson retired as Chief Executive Officer of ONEOK and of ONEOK Partners GP, L.L.C. effective January 31, 2014. He joined ONEOK in 2000 as President of Energy where he served in a variety of leadership positions. Prior to joining ONEOK, Mr. Gibson was Executive Vice President of Koch Energy, Inc., a subsidiary of Koch Industries. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses. His career began in the energy industry in 1974 as a refinery engineer with Exxon Company, USA.

Skills and Qualifications: Mr. Gibson has extensive industry experience and brings strategic and financial planning, acquisitions and divestitures, operations, executive management, corporate development, compliance and risk management. His current and previous directorships bring valuable experience in corporate governance, executive compensation, marketing and financial matters.

Position: Chairman of the Board
Age: 68 Director Since: 2014 Independent: No

26	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

TRACY E. HART President and Chief Executive Officer, Tarlton Corporation

Committee Member: Audit, Corporate Governance, Executive Compensation

Current Public Company Directorships: None

Prior Public Company Directorships: None

Prior Experience: Ms. Hart has served as President and Chief Executive Officer and on the board of Tarlton Corporation, a St. Louis based general contracting and construction management firm since joining the company in 1990. Ms. Hart also serves as President and Chief Executive Officer of Waterhout Construction Company, a Tarlton wholly-owned subsidiary. She is the first woman to become president of a major general contracting company in St. Louis, and one of a few nationally. Ms. Hart serves on the Executive Committee of Midwest BankCentre’s Legal Board of Directors.

In 2008, Ms. Hart was elected the first woman chairperson of the Associated General Contractors of St. Louis, having served on the board since 1996. She also is the first woman to be named chairperson of the AGC Natural Quality in Construction Committee. Ms. Hart has received much recognition as a successful business leader including being awarded the University of Missouri-St. Louis Trailblazer Award for her accomplishments. Ms. Hart holds numerous positions in the community, including her position as a board member of the St. Louis Regional Chamber, and service on the Board of Trustees at St. Louis Children’s Hospital. In 2019, Ms. Hart was appointed as a Commissioner of the St. Louis Economic Development Partnership, the economic development entity for St. Louis city and county, and became chairperson in 2020.

Skills and Qualifications: Ms. Hart has extensive executive management and construction management experience, leadership skills and directorships, and brings valuable experience in finance, operations, strategic and financial planning, acquisitions and divestitures, corporate governance, and risk management. Her years of service to her community in varying positions brings social responsibility, community engagement, and inclusion and diversity experience.

Age: 59 Director Since: 2018 Independent: Yes

MICHAEL G. HUTCHINSON Retired Partner, Deloitte & Touche

Committee Member: Audit (Chair), Corporate Governance (Vice Chair), Executive Compensation, Executive

Current Public Company Directorships: None

Prior Public Company Directorships:

Whiting Petroleum Corporation (2019 to 2020)

Westmoreland Coal Company (2012 to 2019)

CoBiz Financial, Inc. (2017 to 2018)

ONEOK Partners GP, L.L.C. (2015 to 2017)

Prior Experience: Mr. Hutchinson retired as a partner from Deloitte & Touche in 2012. His Deloitte career spanned nearly 35 years, leading the energy and natural resources practice in Colorado for more than 10 years, while at the same time managing more than 150 professionals in the Denver audit and enterprise risk management practice. Mr. Hutchinson was elected to the board of Whiting Petroleum Corporation on September 1, 2019, and served as a member of its Audit Committee until it emerged from bankruptcy in September 2020. Mr. Hutchinson served on the board of Westmoreland Coal Company from 2012 through March 2019 and served as its interim Chief Executive Officer from November 2017 until conclusion of the company’s restructuring process in March 2019. Mr. Hutchinson served on the board of CoBiz Financial, Inc. and as its audit committee chair until it was acquired in September 2018. In 2015, Mr. Hutchinson joined the board of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P., and served as vice chair of its Audit Committee until the acquisition of ONEOK Partners, L.P. by ONEOK, Inc. in June 2017.

Skills and Qualifications: Mr. Hutchinson has extensive experience with accounting principles, financial controls and evaluating financial statements of public companies in the energy sector, particularly from an auditor’s perspective and his current and previous directorships brings extensive management experience and corporate governance to the Board.

Age: 65 Director Since: 2014 Independent: Yes

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	27

PATTYE L. MOORE Business Strategy Consultant, Pattye Moore & Associates LLC

Committee Member: Executive Compensation (Chair), Corporate Governance, Audit, Executive

Current Public Company Directorships:

ONEOK, Inc. (since 2002)

Prior Public Company Directorships:

Red Robin Gourmet Burgers (2007 to 2019)

Prior Experience: Ms. Moore served on the Board of Red Robin Gourmet Burgers from 2007 until her retirement on December 31, 2019, served as the non-executive Chairman of the Board from 2010 through October 2019 and served as interim Chief Executive Officer from April 2019 through October 2019. Since 2002, Ms. Moore has served on the board of ONEOK and is the Chair of its Executive Compensation Committee. Ms. Moore also serves as a director of privately-held QuikTrip Corporation. In addition, Ms. Moore is a business strategy consultant, speaker and the author of Confessions from the Corner Office, a book on leadership instincts, published by Wiley & Sons in 2007. Ms. Moore served on the board of Sonic Corp. from 2000 through January 2006 and was the President of Sonic from January 2002 to November 2004. She held numerous senior management positions during her 12 years at Sonic.

Skills and Qualifications: Ms. Moore has extensive leadership skills, executive management, management development, marketing and brand development, and strategic planning experience. Ms. Moore’s current and previous directorships bring corporate governance and executive compensation experience to the Board. Ms. Moore also has extensive experience as a member of the board of numerous non-profit organizations, including serving as Chairman of the Board of the National Arthritis Foundation. Ms. Moore is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow and was named to the NACD 2017 Directorship 100 List.

Age: 63 Director Since: 2014 Independent: Yes

PIERCE H. NORTON II President and Chief Executive Officer, ONE Gas

Committee Member: Executive

Current Public Company Directorships: None

Prior Public Company Directorships: None

Prior Experience: Mr. Norton has served as President and Chief Executive Officer of ONE Gas since its separation from ONEOK in January 2014. Prior to the separation, he served as Executive Vice President and Chief Operating Officer of ONEOK and ONEOK Partners from 2011 to 2014. Before that, Mr. Norton was President of the ONEOK Distribution Companies – Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service. Also, while at ONEOK, he held the position of Executive Vice President of Natural Gas, which included responsibility for all natural gas pipelines and the natural gas gathering and processing businesses within ONEOK Partners. Prior to this time, Mr. Norton served in officer positions at Bear Paw Energy and KN Energy. Mr. Norton also held positions of significant responsibility at American Oil and Gas and Delhi Gas Pipeline earlier in his career.

Mr. Norton is a member of the American Gas Association’s board of directors and served as its 2017 Chairman. He currently serves as a board member of the National Petroleum Council, the Tulsa Community College Foundation, the Tulsa Community Foundation and the Oklahoma Center for Community and Justice. He is a past board member of the Interstate Natural Gas Association of America, the Texas Pipeline Association, the North Dakota Petroleum Council and the Western Energy Alliance, formerly known as the Independent Petroleum Association of Mountain States.

Skills and Qualifications: Mr. Norton served in a variety of roles of continually increasing responsibility at ONEOK and ONEOK Partners from November 2004 to January 2014. In these roles, Mr. Norton had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. In addition, Mr. Norton gained extensive engineering management, construction management, marketing, finance, corporate governance and executive compensation experience in these positions and in his service on other boards.

Position: Management Director
Age: 61 Director Since: 2014 Independent: No

28	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

EDUARDO A. RODRIGUEZ President, Strategic Communications Consulting Group

Committee Member: Corporate Governance (Chair), Audit, Executive Compensation, Executive

Current Public Company Directorships:

ONEOK, Inc. (since 2004)

Prior Public Company Directorships: None

Prior Experience: Mr. Rodriguez is President of Strategic Communication Consulting Group in El Paso, Texas. Mr. Rodriguez serves as a member of the ONEOK board and as Vice Chair of its Executive Compensation Committee and Vice Chair of its Corporate Governance Committee. Mr. Rodriguez previously served as Executive Vice President of Hunt Building Corporation, a privately held company engaged in construction and real estate development. He also served as a member of the board of Hunt Building Corporation. Prior to his three years with Hunt Building Corporation, Mr. Rodriguez spent 20 years in the electric utility industry at El Paso Electric Company, at the time during which it was a publicly traded, investor-owned utility, where he served in various senior-level executive positions, including General Counsel, Senior Vice President for Customer and Corporate Services, Executive Vice President and as Chief Operating Officer.

Skills and Qualifications: Mr. Rodriguez has extensive senior management, operational, entrepreneurial and legal experience in a variety of industries and brings valuable experience in strategic planning, corporate governance, regulatory compliance, utility operations, and executive compensation to the Board. Mr. Rodriguez has practiced law for more than 30 years and is a licensed attorney in the states of Texas and New Mexico, and is admitted to the United States District Court for the Western District of Texas.

Position: Lead Independent Director
Age: 65 Director Since: 2014 Independent: Yes

DOUGLAS H. YAEGER Retired Chairman, President and Chief Executive Officer, Laclede Group, Inc. (now Spire Inc.)

Committee Member: Executive Compensation (Vice Chair), Audit, Corporate Governance

Current Public Company Directorships: None

Prior Public Company Directorships:

Laclede Group, Inc. (1999 to 2012)

Prior Experience: Mr. Yaeger served as Chairman, President and Chief Executive Officer of The Laclede Group, Inc. (now known as Spire Inc.) and Laclede Gas Company from 1999 until his retirement on February 1, 2012. He served as President and Chief Operating Officer from 1997 to 1999 and as Executive Vice President–Operations and Marketing from 1995 to 1997. Mr. Yaeger served Senior Vice President–Operations, Gas Supply and Technical Services from 1992 to 1995. Mr. Yaeger joined Laclede in 1990 as Vice President–Planning. Prior to this time, he held roles as Executive Vice President of Mississippi River Transmission Corporation and Executive Vice President of Arkla Energy Marketing Company.

Mr. Yaeger served on the board and Executive Committee of the American Gas Association and is a past Chairman of its Audit Committee. He also served as Chairman of the Missouri Energy Development Association and the Southern Gas Association. Mr. Yaeger currently serves on the board of FB Corporation, a privately owned company.

Skills and Qualifications: Mr. Yaeger has extensive executive management experience in a variety of sectors in the oil and natural gas industry as a result of his service at Laclede. Mr. Yaeger brings extensive industry, financial, compliance, safety, corporate governance, operating and executive compensation experience to the Board.

Age: 72 Director Since: 2014 Independent: Yes

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	29

PROPOSAL 2 – RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

Our Board has ratified the selection by our Audit Committee of PricewaterhouseCoopers LLP to serve as our independent (consistent with SEC and NYSE policies regarding independence) registered public accounting firm for 2021. In carrying out its duties in connection with the 2020 audit, PricewaterhouseCoopers LLP had unrestricted access to our Audit Committee to discuss audit findings and other financial matters.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

Approval of this proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the effect of a vote against the proposal.

AUDIT AND NON-AUDIT FEES

Audit services provided by PricewaterhouseCoopers LLP during the 2020 fiscal year included an integrated audit of our consolidated financial statements and internal control over financial reporting, review of our unaudited quarterly financial statements, consents for and review of documents filed with the SEC, and performance of certain agreed-upon procedures.

The following table presents fees billed for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2020 and 2019:

	2020	2019

(Thousands of Dollars)

Audit fees(1)	$1,456.7	$1,031.9

Audit related fees(2)	$6.3	$6.3

Tax fees	$-	$-

All other fees(3)	$-	$-

Total	$1,463.0	$1,038.2

(1)

Audit fees include audit services provided for the audits of the annual financial statements and internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002, and reviews of unaudited quarterly financial information and consents related to the Registration Statements filed with the SEC by us.

(2)	Audit related fees include subscriptions to research software for technical accounting guidance.

(3)	All other fees include fees for a professional education seminar for company personnel.

AUDIT COMMITTEE POLICY ON SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with SEC and NYSE policies regarding auditor independence, the Audit Committee has the responsibility for appointing, setting compensation for and overseeing the work of our independent auditor. In furtherance of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services provided by our independent auditor. Prior to engagement of

30	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

PricewaterhouseCoopers LLP as our independent auditor for the 2021 audit, a plan was submitted to and approved by the Audit Committee setting forth the audit services expected to be rendered during 2021. The plan included audit services which are comprised of work performed in the audit of our financial statements and to attest and report on our internal controls over financial reporting, as well as work that only the independent auditor can reasonably be expected to provide, including:

•	quarterly review of our unaudited financial statements;

•	comfort letters;

•	statutory audits;

•	performance of certain agreed-upon procedures;

•	attest services; and

•	consents and assistance with the review of documents filed with the SEC.

Audit fees are budgeted, and the Audit Committee requires the independent auditor and management to report actual fees versus budgeted fees periodically during the year by category of service.

The Audit Committee has adopted a policy that provides that fees for audit, audit related and tax services that are not included in the independent auditor’s annual services plan, and for services for which fees are not determinable on an annual basis, are pre-approved if the fees for such services will not exceed $75,000. In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

2021 REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board with the oversight of the integrity of the company’s financial statements and internal controls, the company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the company’s independent registered public accounting firm and the performance of the company’s internal audit function. The Audit Committee’s function is more fully described in its charter, which the Board has adopted. The charter is on and may be printed from our website at www.ONEGas.com and is also available from the company’s corporate secretary upon request. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the definition of “independence” for audit committee members contained in the listing standards for the NYSE and applicable rules of the SEC, as well as our director independence guidelines, and has determined that each member of the Audit Committee is independent under those standards. In addition, the Board has determined that all members of the Audit Committee are financially literate, and five of the six committee members are audit committee financial experts.

Management is responsible for the preparation, presentation and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the company’s consolidated financial statements and the company’s internal control over financial reporting and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the company’s financial results and management’s report on its assessment of the company’s internal control over financial reporting. In addition, the Audit Committee reviews the quality of the company’s significant accounting policies and presentations in the financial statements. The Audit Committee has discussed the most critical estimates and accounting policies applied by the company in its financial statements, as well as alternative treatments. The Audit Committee has also reviewed both the internal and independent auditors’ audit plans and subsequent findings. Management has represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has also reviewed and discussed with both management and the independent registered public accounting firm, management’s assessment of the company’s internal control over financial reporting. In addition, the Audit Committee has discussed the independent auditor’s report on the company’s internal control over financial reporting. The Audit Committee has also discussed with the company’s independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC (“Communication with Audit Committees”).

In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from the company and its management, including the matters in the written disclosures and the letter received from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	31

accountant’s communications with the Audit Committee concerning independence. No non-audit services were provided by PricewaterhouseCoopers LLP in 2020 or 2019, and did not impact the Audit Committee’s determination of PricewaterhouseCoopers LLP’s independence, the Audit Committee will also consider in the future whether the provision of non-audit services to the company by PricewaterhouseCoopers LLP is compatible with maintaining that firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the company and its management. In considering the reappointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm, the Audit Committee considered talent and experience on the audit engagement, the appropriateness of fees and the quality and candor of communications with the Audit Committee.

The Audit Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with both the internal and independent auditors, with and without management present, to discuss the results of their examinations, the assessments of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2020, in the company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board:

Michael G. Hutchinson, Chair

Robert B. Evans, Vice Chair

Tracy E. Hart, Member

Pattye L. Moore, Member

Eduardo A. Rodriguez, Member

Douglas H. Yaeger, Member

32	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 3 – AMENDMENT AND RESTATEMENT OF THE ESP PLAN TO AUTHORIZE AN ADDITIONAL 550,000 SHARES OF ONE GAS, INC. COMMON STOCK FOR ISSUANCE UNDER THE PLAN AND TO INTRODUCE NEW HOLDING REQUIREMENTS AND TRANSFER RESTRICTIONS FOR PLAN PARTICIPANTS

INTRODUCTION

Our Board has approved and unanimously recommends that shareholders approve the amendment and restatement of the ESP Plan (effective July 1, 2021, subject to shareholder approval) pursuant to which (a) the number of shares of our common stock that we may issue under the ESP Plan will increase by 550,000 shares and (b) certain transfer restrictions will be added to the ESP Plan. Currently, there are 700,000 shares authorized for issuance under the ESP Plan, of which 143,990 remained available for future issuance as of March 1, 2021. This increase in the number of shares would allow sufficient shares to continue to be available under the ESP Plan to reward and motivate employees and to attract new employees in the future.

The ESP Plan was adopted originally by our Board in December 2013 and effective in January 2014, and subsequently amended and restated by our Board of Directors, effective January 1, 2020. The ESP Plan allows our eligible employees to purchase our common stock at a discount from the fair market value of the shares. The purposes of the ESP Plan are to offer employees an inducement to acquire an ownership interest in our company on a tax-favored basis and to give employees an interest in our company aligned with and parallel to the interests of our shareholders generally.

Material Terms of the ESP Plan

The following is a summary of the material terms of the ESP Plan, as amended and restated. This summary is subject to and qualified by reference to the actual text of the ESP Plan, as amended, a complete copy of which is attached as Appendix A to this Proxy Statement.

Administration of the ESP Plan. The Executive Compensation Committee (the “Committee”) of our Board administers the ESP Plan. The Committee members must be members of our Board who are not officers or employees of the company. All members of the Committee are independent directors. Subject to the terms and conditions of the ESP Plan, the Committee has full power and authority to interpret, administer, construe and approve transactions under the ESP Plan.

Shares Available Under the ESP Plan. At the annual meeting, our shareholders will be asked to approve a 550,000 share increase in the number of shares of our common stock available for issuance under the ESP Plan. Currently, there are 700,000 shares authorized for issuance under the ESP Plan, of which 143,990 remained available for future issuance as of March 1, 2021. This number represents approximately .27% of our common stock currently outstanding on March 1, 2021. These shares may be issued from treasury shares, from shares purchased on the open market or from private sources, or from our authorized, but unissued, shares.

Eligibility for Participation in the ESP Plan. The persons who are eligible to participate in the ESP Plan are our employees who are designated by the Committee as eligible employees. The Committee has designated that eligible employees are those who customarily work more than 20 hours per week and five months in a calendar year, or who meet such lesser customary employment and service requirements as the Committee may specify from time to time on a uniform and non-discriminatory basis. All of our active, full-time employees, including all of our officers, satisfy these criteria and are eligible to participate in the ESP Plan. As of December 31, 2020, approximately 3,645 employees were eligible to participate in the ESP Plan and, as of March 1, 2021, approximately 1,935 employees were actual participants for the 2021 ESP Plan year.

Offering Periods. The duration of each offering period is determined by the Committee but may not exceed 27 months. The Committee also determines the date on which each offering period will begin. The ESP Plan provides that, unless the Committee determines otherwise, a new offering period will begin with the first payroll period coinciding with or next following January 1 and July 1 of each year and will extend until the next offering commences. The Committee may at any time suspend or accelerate the completion of an offering period, including upon or in contemplation of a change in control of the company.

Purchases and Limitations Under the ESP Plan. The Committee has prescribed that an eligible employee may contribute up to a maximum of 10 percent of his or her base compensation earned during each payroll period in an offering by after-tax payroll deductions for the purchase of shares under the ESP Plan. No employee contributions may be made by means other than payroll deductions. Payroll deductions are accumulated in an account for each participant on the Company books and used to purchase as many shares of common stock as the participant’s payroll deduction account will permit at the end of the offering period. Payroll deduction elections must be made during designated enrollment periods preceding the offering period. Eligible employees must make an affirmative payroll deduction election with respect to an offering commencing on or after July 1, 2021 to participate in the ESP Plan on or after July 1, 2021. Payroll deduction elections will remain in effect for subsequent offerings unless the eligible employee modifies their election, withdraws from participation, terminates employment or otherwise ceases to be eligible to participate.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	33

The Committee may allow a participant to irrevocably withdraw from participation in an offering at any time. If a participant withdraws from participation, payroll deductions will cease and any accumulated payroll deductions will be paid to the participant. If a participant’s employment terminates for any reason, or the participant ceases to be eligible to participate in the ESP Plan, before the end of an offering period, his or her participation in any offering ceases immediately and any accumulated payroll deductions will be paid to such participant.

No participant may purchase more than $25,000 of our common stock in any calendar year, based on the fair market value of our common stock on the first day of the offering period. Under the ESP Plan, the fair market value of a share of our common stock on a particular date is generally equal to the average of the high and low sale prices of our common stock in consolidated trading on such date as reported by The Wall Street Journal or another reputable source designated by the Committee. Any payroll deductions remaining in a participant’s account following the end of the offering period due to limitations under the ESP Plan will be refunded to the participant.

Purchase Price. Unless the Committee otherwise determines, the purchase price of the shares of our common stock sold in each offering period will be the lesser of (a) 85 percent of the fair market value of our common stock at the beginning of the offering period, or (b) 85 percent of the fair market value of our common stock at the end of such offering period. In its discretion, the Committee may set a higher (but not a lower) purchase price in advance of any offering period.

Holding Requirement. Beginning with offerings commencing on or after July 1, 2021, participants will be required to hold shares of common stock purchased under the ESP Plan for at least six months following the date of purchase before the participants may dispose of such shares (except in the event of death).

Transfer Agent Restriction. After satisfying the six-month holding period above, participants may dispose of the shares of common stock they purchase under the ESP Plan. However, in the absence of such disposition or a transfer upon the participant’s death, participants will be required to hold shares of common stock purchased under the ESP Plan with the transfer agent designated by the company for a period of eighteen months after the date of purchase.

Amendment or Termination of the ESP Plan. The ESP Plan may be amended or terminated by our Board without shareholder approval unless shareholder approval of the amendment or termination is required under applicable law. The provisions of the ESP Plan that determine the amount, price and timing of option grants to our executive officers and directors may not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code, as amended, or the rules thereunder, unless the company’s General Counsel determines that such restriction on amendments is not necessary to secure or maintain any exemption from Section 16 of the Securities Exchange Act of 1934, as amended, for which the company intends such executive officers and directors to qualify. The ESP Plan will continue in effect until all shares authorized to be sold thereunder have been sold, subject to the right of the Board to terminate the ESP Plan at any earlier time.

New Plan Benefits. It is not possible to determine specific amounts that may be issued under the ESP Plan because we cannot determine who will elect to participate in the ESP Plan in the future, the amount that such employees will elect to contribute or the number or price of shares that may be purchased under the ESP Plan. As such, no information is provided concerning the benefits to be delivered under the ESP Plan to any individual or group of individuals.

Federal Income Tax Consequences. The following tax information is a summary of certain United States federal income tax consequences of participation in the ESP Plan, is provided for general informational purposes only, is not intended to cover all tax consequences of participation in the ESP Plan and does not cover, among other things, foreign, state or local tax consequences of participation in the ESP Plan. The tax consequences summarized below are subject to change and differences in individual circumstances may cause foreign, federal, state and local tax consequences of participation in the ESP Plan to vary. This summarized tax information is not tax advice.

The ESP Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. As a result, participants will be afforded favorable tax treatment under Sections 421 and 423 of the Internal Revenue Code. For participants, tax consequences of participating in the ESP Plan are deferred until disposition of the shares purchased and depend on when the disposition of shares occurs. A participant will not recognize income subject to federal income tax at the commencement of an offering period or at the time shares are purchased. No federal income tax consequences result to the company at the commencement of an offering period under the ESP Plan, upon the subsequent purchases of common stock by participants, or upon the disposition of shares acquired under the ESP Plan, other than with respect to a disqualifying disposition.

If no disposition of the shares purchased in an offering period is made within two years from the commencement of such offering period, nor within one year from the date the shares are transferred to the employee, then upon subsequent disposition of the shares, ordinary income will be recognized by the participant in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of disposition over the purchase price for the shares, or (b) 15 percent of the fair market value of the shares on the commencement date of the offering period. Any additional gain realized will be capital gain. Any loss realized by an employee upon disposition of the shares will constitute a capital loss.

If the shares are disposed of within either the two-year or one-year periods referenced above (a “disqualifying disposition”), the participant will recognize ordinary income at the time of such disposition in an amount equal to the difference between the fair market value of the shares at the time such shares were purchased and the purchase price of the shares, and the company will generally be entitled to a corresponding deduction from its income. Any difference between such fair market value and the disposition price will be treated as capital gain or loss to the participant and will not be deductible by the company.

34	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

VOTE REQUIRED AND BOARD RECOMMENDATION

We believe we have followed sound corporate governance practices and have delivered on our commitment to provide shareholder value. Without approval of the amended and restated ESP Plan, our ability to continue to attract and retain executives and key employees will be impaired. Your approval of the amended and restated ESP Plan is important in order to enable us to continue to retain and attract the most qualified talent in our industry.

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote against the proposal.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	35

STOCK OWNERSHIP

HOLDINGS OF MAJOR SHAREHOLDERS

The following table sets forth the beneficial owners of 5 percent or more of our common stock known to us at March 1, 2021.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(5)

Common Stock	BlackRock, Inc. 55 E. 52nd Street New York, NY 10055	6,295,345(1)	11.90%(1)

Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,148,084(2)	9.70%(2)

Common Stock	American Century Investment Management, Inc. 4500 Main Street, 9th Floor Kansas City, MO 64111	4,016,120(3)	7.56%(3)

Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,743,332(4)	7.00%(4)

(1)

Based upon Schedule 13G filed with the SEC on January 27, 2021, in which BlackRock, Inc. reported that, as of December 31, 2020, BlackRock, Inc. beneficially owned in the aggregate 6,295,345 shares of our common stock. Of such shares, BlackRock, Inc. reported it had sole dispositive power with respect to 6,295,345 shares and sole voting power with respect to 6,162,169 shares.

(2)

Based upon Schedule 13G filed with the SEC on February 10, 2021, in which The Vanguard Group, Inc. reported that, as of December 31, 2020, The Vanguard Group, Inc. directly and through its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., beneficially owned in the aggregate 5,148,084 shares of our common stock. Of such shares, The Vanguard Group, Inc. reported it had sole dispositive power with respect to 5,012,084 shares, shared dispositive power with respect to 136,000 shares, sole voting power with respect to 0 shares, and shared voting power with respect to 91,921 shares.

(3)

Based upon Schedule 13G filed with the SEC on February 11, 2021, in which American Century Investment Management, Inc., reported that, as of December 31, 2020, American Century Investment Management, Inc. directly and through its wholly-owned subsidiary, American Century Companies, Inc., American Century Capital Portfolios, Inc. controlled by the Stowers Institute for Medical Research, beneficially owned in the aggregate 4,016,120 shares of our common stock with respect to which American Century Investment Management, Inc. had sole voting power with respect to 3,813,109 shares, and sole dispositive power with respect to 4,016,120 shares.

(4)

Based upon Schedule 13G filed with the SEC on February 16, 2021, in which T. Rowe Price Associates, Inc. reported that as of December 31, 2020, T. Rowe Price Associates, Inc. beneficially owned in the aggregate 3,743,332 shares of our common stock. Of such shares, T. Rowe Price Associates, Inc. reported it had sole dispositive power with respect to 3,743,332 shares and sole voting power with respect to 1,042,896 shares.

(5)	The percent of voting securities owned is based on the number of outstanding shares of our common stock on December 31, 2020.

36	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

HOLDINGS OF OFFICERS AND DIRECTORS

The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2021, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table for 2020 under the caption “Compensation Discussion and Analysis” in this proxy statement, and (3) all directors and executive officers as a group.

Name of Beneficial Owner	Shares of ONE Gas Common Stock Beneficially Owned(1)	ONE Gas Directors’ Deferred Compensation Plan Phantom Stock(2)	Total Shares of ONE Gas Common Stock Beneficially Owned Plus ONE Gas Directors’ Deferred Compensation Plan Phantom Stock	ONE Gas Percent of Class(3)

Robert B. Evans	12,283	-	12,283	*

John W. Gibson	272,694	13,607	286,301	*

Tracy E. Hart	2,860	1,598	4,458	*

Michael G. Hutchinson	11,983	-	11,983	*

Pattye L. Moore	500	37,330	37,830	*

Pierce H. Norton II	260,844	-	260,844	*

Eduardo A. Rodriguez	9,365	2,079	11,444	*

Douglas H. Yaeger	22,283	-	22,283	*

Curtis L. Dinan	136,122	-	136,122	*

Caron A. Lawhorn	134,842	-	134,842	*

Robert S. McAnnally	23,614	-	23,614	*

Joseph L. McCormick	64,758	-	64,758	*

All directors and executive officers as a group	978,311	54,614	1,032,925	1.94

*	Less than 1 percent.

(1)

Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in our Direct Stock Purchase and Dividend Reinvestment Plan, shares held through our 401(k) Plan, shares held through our Profit Sharing Plan and shares held through our ESP Plan. There are no shares issuable pursuant to grants of RSUs or PSUs within 60 days of March 1, 2021.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	37

The following table sets forth for the persons indicated and the number of shares of our common stock that are held on the person’s behalf by the trustee of our 401(k) Plan and our Profit Sharing Plan as of March 1, 2021.

Executive Officer/Director	Stock Held by 401(k) Plan	Stock Held by Profit-Sharing Plan

Robert B. Evans	-	-

John W. Gibson	-	-

Michael G. Hutchinson		-

Pattye L. Moore	—	—

Pierce H. Norton II	—	—

Eduardo A. Rodriguez	—	—

Douglas H. Yaeger	—	—

Curtis L. Dinan	5,295	—

Caron A. Lawhorn	1,156	—

Robert S. McAnnally	—	—

Joseph L. McCormick	3,108	—

All directors and executive officers as a group	13,150	—

(2)

Represents shares of phantom stock credited to a director’s account under our Deferred Compensation Plan for Non-Employee Directors. Each share of phantom stock is equal to one share of our common stock. Phantom stock has no voting or other shareholder rights, except that dividend equivalents are paid on phantom stock and reinvested in additional shares of phantom stock based on the closing price of our common stock on the NYSE on the date the dividend equivalent was paid. Shares of phantom stock do not give the holder beneficial ownership of any shares of our common stock because they do not give such holder the power to vote or dispose of any shares of our common stock.

(3)	The percent of our voting securities owned is based on our outstanding shares of common stock on March 1, 2021.

38	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis contains a detailed description of our executive compensation philosophy and the elements of compensation that we provide to our NEOs.

Our NEOs for the fiscal year ended December 31, 2020, are as follows:

Pierce H. Norton II	President and Chief Executive Officer

Caron A. Lawhorn	Senior Vice President and Chief Financial Officer

Curtis L. Dinan*	Senior Vice President and Chief Commercial Officer

Robert S. McAnnally*	Senior Vice President and Chief Operating Officer

Joseph L. McCormick	Senior Vice President, General Counsel and Assistant Secretary

*

On July 20, 2020, Messr’s. Dinan’s and McAnnally’s positions were expanded to Chief Commercial Officer and Chief Operating Officer, respectively, in an ongoing commitment to enhance the strength and flexibility of our senior leadership team by broadening operational depth and maximizing core competencies.

EXECUTIVE SUMMARY

ONE Gas proactively addressed the safety and health of our workforce when the pandemic emerged in early 2020 as our top priority. To help prevent the spread of COVID-19 in our workplace and communities, we asked employees to work from home where possible. We assembled an ongoing task force to ensure information technology infrastructure and equipment were deployed to enable safely distanced work environments. These measures also included temperature checks, reconfiguring office areas with appropriate safety protocols such as physical distancing, mask requirements, sterilization of high-traffic public areas, and installation of ultraviolet germicidal irradiation (UVGI) air purification systems in all ONE Gas work locations. For those employees not able to work from home, we implemented a multi-tiered safety response approach with specific procedures to proactively and safely serve our customers and community without disruption of service. Our senior leadership was key in implementing these precautionary measures to protect business critical operations as well as maintain our commitment to the safety and health of our employees and the communities in which we serve and do business.

COVID-19 did not cause us to reassess any of the metrics for our incentive plans. In the face of a global crisis, we were able to improve business results while providing value to our stakeholders as reflected in the performance highlights below.

2020 Performance Highlights

•

In 2020, we generated net income of $196 million, or $3.68 per diluted share compared with 2019 net income of $187 million, or $3.51 per diluted share. 2020 operating income was $304 million, compared to operating income of $295 million in 2019.

•

During 2020, we paid cash dividends of $2.16 per share. We paid total aggregate dividends to our shareholders of $114 million in 2020. In January 2021, we declared a dividend of 58 cents per share ($2.32 per share on an annualized basis), an increase of 4 cents per share compared with the previous cash dividend of 54 cents per share.

•

The market price of our common stock was $76.77 per share at December 31, 2020, an increase of approximately 128 percent from the closing price of $33.63 on February 3, 2014, our first day of “regular way” trading and a decrease of 18 percent over last year’s closing price of $93.57 at December 31, 2019.

•

We generated TSR of approximately 73 percent from December 31, 2015, through December 31, 2020. This return exceeded the returns over the same period of 10 of 13 companies in our peer group and the S&P MidCap Utilities Index (49 percent), but was below the returns of Dow Jones Industrial Average (98 percent) and the S&P MidCap 400 Index (79 percent).

•

Driving safely, personal injury prevention and public safety continue to be a priority at ONE Gas. We are a leader amongst our peers with outstanding performance in DART. TRIR achieved a 2 percent improvement as compared to last year. PVIR performance reflected the fewest number of incidents in company history. ONE Gas’ DART, TRIR, and PVIR all performed within the American Gas Association’s last reported first quartile results.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	39

Our executive compensation programs have features designed to align the interests of executives with stakeholders. The following chart provides an overview of the practices underlying our compensation programs:

Our Philosophy

We provide executive compensation programs designed to attract, engage, motivate, reward and retain highly effective executives who drive our success and who are leaders in our industry. We pay for performance in order to align the long-term interests of our executive officers with those of our stakeholders while also rewarding behaviors that drive collaboration, execution, teamwork, and safety within our culture.

A significant part of each executive’s pay is at-risk in the form of performance-based STI and LTI awards. A NEO’s compensation package is generally comprised of the following elements; base salary, annual STI cash awards and LTI awards which include PSUs and RSUs.

We believe our executive compensation programs provide executive officers with a balanced pay mix of market-competitive base salaries, STI awards tied to achieving financial and operational targets, and LTI awards that promote long-term sustainable business results.

40	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

The Committee evaluates market benchmark data while considering our compensation philosophy in determining the allocation of these elements to NEOs. For 2020, 78 percent of the CEO’s total target compensation was “at risk” and an average of 63 percent was “at risk” for the other NEOs.

We generally seek to pay executives within a competitive range of the market median of target total compensation. However, we may target pay opportunities above or below the median based on, but not limited to experience, company performance, sustained individual performance and internal pay equity.

HOW WE DETERMINE PAY

Role of the Executive Compensation Committee and the Board

The Committee, which is comprised of independent directors, reviews our executive compensation programs, market benchmark data and approves individual base salaries, STI awards and LTI grants for each NEO. The Committee also certifies the achievement of STI and LTI performance levels for the respective performance periods and approves the associated incentive program metrics, including company and individual target opportunities.

In making individual compensation decisions, the Committee reviews the recommendations from the CEO with respect to all NEOs other than himself. The Committee reviews and discusses these recommendations in executive session with its independent executive compensation consultant and reaches its own decision with respect to the compensation of the CEO and the other NEOs. The Committee then submits its compensation decisions with respect to the CEO and the other NEOs to the Board for ratification.

Role of the 2020 Shareholder Advisory Vote to Approve 2019 Executive Compensation

In 2020, we received a favorable advisory vote on our executive compensation, with 96.5 percent of the company’s shares voting in favor of the executive compensation. The Committee therefore determined shareholders were supportive of the company’s pay programs and there was not a need to materially change the executive compensation practices. The Committee will continue to monitor compensation practices, future advisory votes and other shareholder feedback to align executive compensation with the interests of the company and our stakeholders.

Role of the Independent Executive Compensation Consultant

The Committee again engaged Meridian as the independent executive compensation consultant to advise them on matters related to executive and non-employee director compensation. This includes assessing the peer group and competitive market data, consulting on the company’s STI and LTI programs, informing the Committee of emerging practices, trends and changes in regulatory and corporate governance matters and reviewing the executive and non-employee director compensation programs and policies. The Committee regularly meets with its independent executive compensation consultant with and without management and has the sole authority to approve its fees and terms of engagement. Meridian reports directly to the Committee and does not provide any services or advice to management, although it may meet from time to time with members of management as necessary to support its work on behalf of the Committee.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	41

As required by the Committee’s charter, the Committee annually reviews the independence of its executive compensation consultant, considering the factors set forth by the SEC and in the NYSE listing standards. For 2020, the Committee found that Meridian continues to meet the SEC rules and NYSE listing standards for independence.

Role of Executive Officers and Management

Annually, our executive officers present the year’s strategic and financial plan to the Board for approval. Based on the approved plan, the company’s executive officers recommend the measures, weightings, target, threshold and maximum company performance goals for the annual STI plan. Management also advises the Committee of their assessment of the challenges facing the company, economic trends related to the business and the overall economy. Following the end of each fiscal year, the CEO reviews the company’s actual performance relative to the approved STI goals and the performance of each executive, excluding himself, and recommends an STI award to the Committee for each executive officer, including the NEOs, other than himself. The CEO also makes recommendations for base salary adjustments, STI target opportunities and LTI awards for the executive officers, including the NEOs, other than himself.

The company’s compensation department supports both the Committee and management by providing analysis and research regarding our executive compensation programs.

The Use of Tally Sheets

When making compensation decisions, the Committee reviews comprehensive tally sheets for the executive officers including the NEOs. The tally sheets, prepared by management and reviewed by the Committee’s independent executive compensation consultant, list components of the NEOs’ compensation such that the Committee can review the total compensation of the NEOs under different scenarios and wealth accumulation as part of its due diligence in considering and approving compensation.

MARKET BENCHMARKING

The Committee’s independent executive compensation consultant provides a competitive assessment of our executive compensation programs and the compensation of our executive officers, including the NEOs, using publicly available information from our peer group. The assessment includes information on annual base salaries, STI targets, LTI awards and total compensation opportunities.

With input from its independent executive compensation consultant, the Committee considers the following selection criteria to identify the peer group:

•	Primary focus of the company is a utility company; and

•	Similar character in areas such as revenue, market capitalization and number of customers.

After considering this criteria and recommendations from both its independent executive compensation consultant and management, the companies listed below were chosen by the Committee to comprise the peer group utilized for making 2020 pay decisions and reviewing overall executive compensation programs. The Committee evaluates the composition of the peer group at least annually and makes appropriate changes, as necessary. The benchmarking peer group remained unchanged from the prior year peer group with the exception of the removal of El Paso Electric Company due to it being acquired by the Infrastructure Investments Fund (IFF). The peer group will remain the same for 2021 executive compensation benchmarking.

Alliant Energy Corporation	Pinnacle West Capital Corporation

Atmos Energy Corporation	PNM Resources Inc.

Avista Corporation	Portland General Electric Company

IDACORP Inc.	South Jersey Industries, Inc.

New Jersey Resources Corporation	Spire, Inc.

Northwest Natural Holding Company	Southwest Gas Corporation

NorthWestern Corporation

The Committee assessed the market competitiveness of our NEOs’ compensation based on the data provided by its independent executive compensation consultant. This data includes the market benchmarks at the 25th, 50th and 75th percentiles for consideration for the following compensation components; base salary, STI target, target total cash compensation (base salary + target STI), target annualized grant date value of LTI awards and total target compensation (cash compensation and LTI awards).

42	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM FOR 2020

This section describes each component of compensation we pay to our executives. Information regarding how compensation is determined is found in the section “How We Determine Pay” set forth above.

Compensation Element	Objective	Type of Compensation
Base Salary	Provides continuous income to appropriately motivate and retain our executives based on a competitive market analysis and consideration for experience, performance and internal equity.	Annual cash compensation

STI Awards	Aligns executives’ efforts with the interests of stakeholders through key measures of the company’s financial and operational performance. Awards can be modified based on individual performance.	Annual cash compensation, earned based on performance against pre-established goals and individual performance
RSUs	Promotes the alignment of executives’ interests with those of our stakeholders to support long-term equity ownership and retention.	Time-based RSUs that cliff vest in three years
PSUs	Aligns executives’ interests and performance with our stakeholders by rewarding sustained share price performance as well as promotes retention.	Performance-based stock units that cliff vest based on relative TSR over a three-year period

Benefits	Provides a safety net to protect against financial burdens that can result from illness, disability or death.	Includes medical, dental, disability, life insurance and accidental death which are generally the same as the broader employee base
Retirement	Provide for basic retirement needs. Attracts and retains executives.	Can include 401(k), pension plans, NQDC Plan, SERP, Profit Sharing Plan, and ESP Plan

2020 PERFORMANCE AND COMPENSATION DECISIONS

Base Salary

The majority of compensation delivered to our NEOs is based on performance. Base salaries for our NEOs are set at competitive levels that enable the company to attract, engage, motivate, reward and retain our leadership team. For the CEO, the base salary component is equal to his STI target opportunity. This balanced approach aligns with our pay-for-performance compensation philosophy. The Committee considered the results of the market benchmarking analysis, the CEO’s recommendation, each NEO’s individual experience and sustained performance, internal equity and the compensation practices of our peer group to approve the following base salaries for 2020:

Name	Base Salary as of December 31, 2019	Base Salary effective December 31, 2020	Dollar Increase	Percentage Increase

Pierce H. Norton(1)	$800,000	$800,000	$0	0.0%

Caron A. Lawhorn(2)	$385,000	$435,000	$50,000	13.0%

Curtis L. Dinan(1)	$435,000	$435,000	$0	0.0%

Robert S. McAnnally(3)	$380,000	$435,000	55,000	14.5%

Joseph L. McCormick(1)	$355,000	$360,000	$5,000	1.4%

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	43

(1)	During the annual executive compensation review, Messrs. Norton and Dinan’s base salary remained unchanged from prior year, while Mr. McCormick’s increased 1.4 percent to align with market.

(2)	Ms. Lawhorn received a 5.2 percent increase during the annual executive compensation review and a 7.4 percent increase in base salary on July 20, 2020 to align with market.

(3)

Mr. McAnnally received a 7.9 percent increase during the annual executive compensation review. Effective July 20, 2020, he received a promotion to Chief Operating Officer resulting in a 6.1 percent increase in base salary and an off-cycle RSU grant of $500,000.

Salary increases are based on performance and bring base salaries closer to the market positioning identified by the independent executive compensation consultant. The base salary for Mr. Dinan remained the same since 2014 due to market positioning in his role at the time of CFO.

Short-Term Incentive

Our 2020 STI awards were based on five measures–one financial measure and four operational measures focused on safety.

Measure	Weighting	Definition

EPS	70%	Based on diluted earnings per share for the year ended December 31, 2020, as computed in accordance with accounting principles generally accepted in the United States.

TRIR	7.5%	The number of OSHA injuries per 100 full-time employees.

DART	7.5%	The number of OSHA injuries per 100 full-time employees that resulted in days away from work; restricted duty or transfer of duties.

PVIR	7.5%	The number of preventable vehicle incidents per 1,000,000 miles driven.

ERT	7.5%

The time that expires between the creation of an emergency order and the arrival of a first company responder to the scene expressed as the percentage of emergency orders with a response time of 30 minutes or less.

We believe that EPS is an appropriate measure to be used in determining short-term incentive compensation since it is:

•	transparent and reflects the growth and performance of our operations;

•	a measure that better aligns the interests of our NEOs with the interests of our stakeholders;

•	widely used by financial analysts and the investing public; and

•	used by a majority of our peer companies.

Since EPS is a reflection of our financial performance, the Committee has placed a weighting of 70 percent of the overall award on this measure. Safety is our number one core value and is the foundation of everything we do. The four operational STI measures reinforce our commitment to the safety and wellbeing of our employees, customers and communities by focusing on the importance of safe driving, personal injury prevention, public safety and reducing the severity of injuries by including four operational measures in the STI. In addition to these company measures, there is an individual performance modifier ranging from 0–125 percent used to recognize each executive’s individual performance against pre-established goals and objectives that support the company’s continued success such as:

•	strategic planning and execution;

•	succession planning with a focus on developing, retaining and attracting a high performing workforce;

•	communication (internal and external); and

•	industry and community leadership.

44	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

Each NEO has a target opportunity that is established at the beginning of the performance year. The STI target opportunity for the CEO remained at 100 percent of base salary in 2020 which aligns with market. The other NEOs remained unchanged as compared to 2019 in alignment with market benchmark data.

Name	2020 STI Target Opportunity as a Percentage of Base Salary
Pierce H. Norton II	100%
Curtis L. Dinan	65%
Caron A. Lawhorn	65%
Robert S. McAnnally	65%
Joseph L. McCormick	65%

For 2020, NEOs could earn up to 150 percent of their STI target opportunity prior to individual performance modifiers if maximum company performance goals are achieved. If threshold company performance goals are achieved, the threshold payout is 50 percent of each NEOs target opportunity. After achievement of the threshold award for any measure, the actual award percentage is interpolated for performance between threshold and target or target and maximum. No annual incentive is earned if the company’s performance is below the threshold goal.

Individual awards under our STI plan are calculated using the following formula:

Base Salary	x	STI Target	x	Company	x	Individual
earned in 2020		Opportunity		Performance Modifier		Performance Modifier

The Committee engages in a rigorous process with its independent executive compensation consultant and management to determine the annual STI measures and potential awards. At its February 2020 meeting, the Committee established the threshold, target and maximum performance goals for the 2020 STI measures-based on the 2020 strategic and financial plan with consideration given to the company’s prior year performance.

Performance Measure	Threshold (50% of Target)	Target (100% of Target)	Maximum (150% of Target)	Percentage Payable at Threshold	Percentage Payable at Target	Percentage Payable at Maximum	2020 Actual Performance	2020 Payout Percent

EPS	$3.32	$3.56	$3.80	35.0%	70.0%	105.00%	$3.68	87.50%

TRIR	1.22	0.99	0.89	3.75%	7.5%	11.25%	1.02	7.01%

DART	0.56	0.41	0.37	3.75%	7.5%	11.25%	0.28	11.25%

PVIR	2.05	1.65	1.55	3.75%	7.5%	11.25%	1.76	6.47%

ERT	63.0%	65.0%	69.0%	3.75%	7.5%	11.25%	64.5%	6.56%

Company Performance Modifier								118.8%

For each performance measure in the table above, no incentive amount would be paid for that measure unless the company’s actual result exceeds the established threshold levels. If the company’s actual results are below the threshold level, the percentage payable for that measure is zero. If our actual results are between the stated performance levels, the percentage payable is interpolated between threshold and target or target and maximum.

Based on business performance relative to the established annual measures, the Committee certified a company performance modifier of percent of target for the 2020 STI awards. The CEO evaluated the 2020 individual performance of each NEO through our annual performance assessment process. The CEO’s recommended individual performance modifiers for the NEOs are reviewed and approved by the Committee. The Committee, together with the Corporate Governance Committee, evaluates the CEO’s performance against his pre-established goals and objectives to determine the individual performance modifier for the CEO. The Committee determined that the CEO had met the 2020 goals and assigned a rating of 105 percent for his individual performance. Individual performance modifiers for the other NEOs ranged from 102 percent to 110 percent.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	45

Below are the STI awards, reflecting the actual performance against target and the individual performance modifiers applied for each of our NEOs for the 2020 plan year that were paid in March 2021:

Name	Base Salary earned in 2020	STI Target Opportunity	Company Performance Modifier	Individual Performance Modifier	STI Award
Pierce H. Norton II	$800,000	100%	118.8%	105%	$997,920
Caron A. Lawhorn	$435,000	65%	118.8%	102%	$330,000
Curtis L. Dinan	$435,000	65%	118.8%	106%	$356,000
Robert S. McAnnally	$435,000	65%	118.8%	110%	$358,000
Joseph L. McCormick	$355,000	65%	118.8%	102%	$284,000

Long-Term Incentives

We granted LTI awards to our NEOs under our ECP consisting of PSUs and RSUs in 2020. The grants were awarded as 80 percent PSUs and 20 percent RSUs representing the same value mix as 2019. The Committee believes that this weighting further strengthens executive officers’ alignment with our stakeholders by only vesting PSUs based on how well the company performs compared to its peer group.

The overall grant values were determined based on the market benchmarking data provided by our independent executive compensation consultant and the individual performance of each NEO, among other factors.

Name	Value of PSUs	Value of RSUs	Value of 2020 Equity Grant(1)
Pierce H. Norton	$1,520,000	$380,000	$2,000,000
Caron A. Lawhorn	$ 340,000	$ 85,000	$ 425,000
Curtis L. Dinan	$ 340,000	$ 85,000	$ 425,000
Robert S. McAnnally(2)	$ 340,000	$585,000	$ 925,000
Joseph L. McCormick	$ 340,000	$ 85,000	$ 425,000

(1)	Represents the grant date value approved by the Committee. The values displayed in the Summary Compensation Table represent the accounting value of the PSUs and may differ.
(2)	Mr. McAnnally received an off-cycle RSU grant of $500,000 associated with his promotion to Chief Operating Officer on July 20, 2020.

Performance Stock Units

PSUs are payable in common stock based on our TSR relative to the peer group approved by the Committee as shown below over a three-year performance period. In addition to encouraging retention, we believe PSUs provide incentives to our executives that align their interests and performance with those of our stakeholders through increased share ownership. The actual payout of the PSUs can range from 0 percent to 200 percent of the units originally awarded, as set by the Committee, depending upon the company’s relative three-year TSR. This structure is aligned with industry practices.

TSR is the total return on a company’s stock over the performance period with dividends reinvested into company stock as they are accrued. The number of PSUs awarded at the time of vesting is based on our TSR positioning as a percentage basis at the end of the three-year performance period as set forth in the following chart. If the actual TSR percentile rank falls between the stated percentile ranks set forth in the chart, the payout percentage is interpolated between the percentile rank above and below the actual percentile rank. No PSUs are earned if our TSR ranking at the end of the performance period is below the 25th percentile.

Percentile Rank	Payout (as a % of Target)
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below the 25th percentile	0%

46	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

During the three-year performance period, NEOs have their accounts credited with an amount equal to all ordinary cash dividends that would have been paid as if shares were issued on the grant date. The dividend equivalents are deemed to be reinvested. If a NEO forfeits any PSUs, the dividend equivalents are also forfeited. Dividend equivalents are also applied to the number of PSUs earned based on the company’s performance factor.

The Committee approved the following peer group for the 2020 PSU grant. These companies are like ONE Gas in having:

•	Notable gas utility operations;

•	Strong trading correlations with ONE Gas; and

•	Similar peer companies.

The peer group for the 2020 PSUs is as follows:

Alliant Energy Corporation	NiSource, Inc.

Atmos Energy Corporation	Northwest Natural Holding Company

Avista Corporation	NorthWestern Corporation

CenterPoint Energy, Inc.	South Jersey Industries, Inc.

Chesapeake Utilities	Southwest Gas Corporation

CMS Energy Corporation	Spire, Inc.

New Jersey Resources Corporation

Restricted Stock Units

RSUs are payable in common stock after a three-year vesting period, provided the NEO remains employed with the company through the vesting date. As with the PSUs, RSUs promote retention, increase long-term equity ownership and further promote the alignment of our executives’ interests with those of our stakeholders. We believe that it is important to have an element of compensation that is focused directly on retaining executives to help to minimize the disruption associated with unplanned turnover. During the three-year vesting period, employees receiving a grant, including the NEOs, have their accounts credited with an amount equal to all ordinary cash dividends that would have been paid if shares were issued on the grant date. The dividend equivalents are deemed to be reinvested. If an employee, including an NEO, forfeits any RSUs, the dividend equivalents are also forfeited.

Vesting of 2017 PSUs

The 2017 PSU grants vested in February 2020. The Committee reviewed the company’s relative TSR performance during the performance period against the peer group and has determined that its 72 percent TSR result ranks fourth amongst the twelve peer companies. The Committee certified the performance with a corresponding payout of 144 percent of target. The number of PSUs awarded in 2017 that could have been earned by each NEO based on achievement of the performance criteria at threshold, target and maximum performance levels are set forth in the Grants of Plan-Based Awards for 2017 in our 2018 proxy statement. The amounts shown in the table below represent the target number of PSUs awarded and the actual number of PSUs earned by each NEO for actual performance over the three-year performance period that vested in February 2020.

2017 PSUs

Name	Target number of shares awarded	Number of shares earned
Pierce H. Norton	18,750	27,000
Caron A. Lawhorn	5,000	7,200
Curtis L. Dinan	5,000	7,200
Robert S. McAnnally	4,375	6,300
Joseph L. McCormick	4,075	5,868

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	47

The peer group previously approved by the Committee for this grant includes, after considering certain merger activity which eliminated five companies:

Alliant Energy Corporation	Northwest Natural Holding Company

Atmos Energy Corporation	NorthWestern Corporation

Avista Corporation	Southwest Gas Corporation, Inc.

CMS Energy Corporation	South Jersey Industries, Inc.

NiSource, Inc.	Spire, Inc.

New Jersey Resources Corporation

Other Compensation and Benefit Programs

Retirement Benefits, qualified under the Internal Revenue Code:

•

The defined contribution 401(k) Plan is available to all of our employees. The company matches 100 percent of employee contributions, up to 6 percent of eligible pay, subject to Internal Revenue Code contribution limits. All of our NEOs participate in this Plan.

•

The Qualified Pension Plan is a defined benefit plan that is available to non-bargaining unit employees hired prior to January 1, 2005, and certain other bargaining unit employees, subject to Internal Revenue Code contribution limits. All of our NEOs, with the exception of Mr. McAnnally, are participants in the Qualified Pension Plan.

NQDC Plan: We maintain a NQDC Plan that provides our NEOs with the opportunity to defer receipt of specified portions of compensation and to have such deferred amounts treated as if invested in specified investment options. The NQDC Plan allows pre-tax deferrals of income and company matching contributions that may have been lost due to government limitations on our qualified retirement plans. The NQDC Plan provides an important financial planning tool which encourages executive retention. Employees eligible for the NQDC Plan are officers and certain other highly compensated employees designated by the company’s Benefit Plan Sponsor Committee. All of our NEOs participate in the NQDC Plan.

SERP: We maintain a SERP that provides for two types of benefits. Part A of the SERP is an “excess” benefit that is intended to make up for the benefits not paid to our NEOs from the Qualified Pension Plan, because of the government limits applicable to qualified plans. The formula in Part A of the SERP is the same as the formula used in our Qualified Pension Plan, but uses only eligible earnings above the qualified plan limits. There are three NEOs who are active participants including Mr. Norton, Mr. Dinan, and Ms. Lawhorn.

Part B of the SERP is a supplemental benefit, or “top hat plan” that uses a different formula than the Qualified Pension Plan. The supplemental benefits are based upon a specified percentage of the highest 36 consecutive months’ compensation of the NEO’s last 60 months of service. This benefit is offset by any payment received from Part A of the SERP and the Qualified Pension Plan. Only one of our NEOs, Mr. Dinan, is a participant in Part B.

The SERP is closed to new participants and has not been extended to any new participants since 2005.

Profit Sharing Plan: We maintain a Profit Sharing Plan for employees who are not eligible for the Qualified Pension Plan. The company contributes 1 percent of a participant’s annual eligible compensation. The company may also make additional discretionary contributions each year. Eligible compensation is limited to the qualified plan limits. The company contributions and earnings are not taxable until distributed. Only one of our NEOs, Mr. McAnnally, is a participant in this Profit Sharing Plan.

ESP Plan: Our employees, including NEOs, are eligible to participate in the ESP Plan which offers shares of company common stock on an after-tax basis at a discounted price.

Other Benefits: Our executive officers, including the NEOs, are eligible to participate in employee benefit plans under the same terms and premium structure as generally available to all our employees, including our medical, dental, vision, life, accidental death and dismemberment, travel and accident, and disability plans.

Perquisites: Our executive officers, including the NEOs, receive no perquisites or other personal benefits from the company.

SHARE OWNERSHIP GUIDELINES

Our Board advocates executive share ownership to align executive interests with our stakeholders. These guidelines are mandatory and generally must be achieved by each officer over the course of five years after becoming subject to the guidelines. Our executives are required to hold all shares, net of taxes, awarded under our ECP until the share ownership guideline is met.

An executive’s holdings include shares owned in the open market, shares held in trust for the benefit of the executive or the benefit of the executive’s immediate family, unvested RSUs, and shares held in qualified plans. PSU shares that have not yet been earned and vested do not count toward an executive’s personal holdings for the purpose of determining whether the executive is permitted to sell shares of the company’s common stock.

48	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

Below are the base salary multiples for share ownership for the NEOs:

Name	Title	Multiple of Base Salary
Pierce H. Norton II	President and Chief Executive Officer	6
Caron A. Lawhorn	Senior Vice President and Chief Financial Officer	4
Curtis L. Dinan	Senior Vice President and Chief Commercial Officer	3
Robert S. McAnnally	Senior Vice President and Chief Operating Officer	3
Joseph L. McCormick	Senior Vice President, General Counsel and Assistant Secretary	4

As of December 31, 2020, all NEOs had met their individual share ownership requirements.

RISK CONSIDERATIONS

The Committee engaged its independent executive compensation consultant in the annual review of the risks and rewards associated with our executive compensation program. Our executive compensation program is designed with features that mitigate risk without diminishing the incentive nature of the compensation. The framework below lists a range of compensation program features that might create motivations for excessive risk and our practices that mitigate those risks:

Appropriate Risk	Risk Mitigation

✓Multiple incentive performance measures	• Our annual STI program features a balance of financial and operational measures

✓Measures aligned with shareholder value	• Our LTI program features multiple vehicles (RSUs and PSUs) and 3-year overlapping performance periods

✓Measures developed and reviewed across key stakeholder groups

• Our performance measures, performance goals and capital allocation require multiple approval levels and has oversight; the Committee reviews and approves the STI and performance-based LTI award goals at the beginning of each cycle

✓Balanced pay mix	• Our compensation program features an effective balance of STI and LTI compensation components to avoid placing too much value on any one element and is aligned to the market

✓Balance of formulaic and discretionary factors	• Our incentive awards incorporate both objective formulaic and subjective discretionary factors; the Committee retains full discretion

✓Capped awards	• Our short-term and long-term performance-based payments have capped performance modifiers at 150 percent for short-term and 200 percent for performance-based long-term awards

✓Reasonable CIC and severance benefits

• Our CIC and severance benefits are within common norms (cash CIC payments and acceleration of vesting of equity grants are also subject to “double trigger” requirements) and do not provide excessive incentives to seek unwarranted transactions

✓Clawback provisions in place	• Our clawback provisions extend beyond current legal requirements

✓Meaningful executive share ownership and consistent LTI practices	• Our share ownership guidelines, annual LTI award grants and vesting provisions create sustained and consistent ownership stakes

Based on its review, because of the reasons set forth above, the Committee has concluded that the company’s executive compensation program does not encourage unreasonable risk taking by our executives, and therefore does not produce risks that are reasonably likely to have a material adverse effect on the company.

CLAWBACK PROVISIONS

Awards made under the annual STI plan and ECP are subject to clawback provisions. The clawback provisions permit the Committee to use appropriate discretion to seek recoupment of awards paid to executives in the event of fraud, negligence or intentional misconduct that is determined to be a contributing factor of having to restate all or a portion of the company’s financial statements. We believe executives who are responsible for material noncompliance with applicable financial reporting requirements should not benefit monetarily from such noncompliance.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	49

TERMINATION AND CHANGE IN CONTROL BENEFITS

Our NEOs are eligible to participate in a CIC Severance Plan. The participants in the plan are reviewed and approved annually by the Committee and the full Board. The program is designed to encourage NEOs to focus on the best interests of stakeholders by alleviating concerns about possible detrimental impacts to their compensation and benefits under a potential change in control. The program is not intended to provide advantages to NEOs in association with executing a change in control transaction and it requires a double trigger in order to take effect.

The cash severance multiple varies but is no greater than three times the participant’s salary and target STI. The cash severance and acceleration of unvested equity requires a double trigger of a CIC of the company followed by a “qualifying” termination of the executive’s employment. See page 60 for more information regarding the determination of when a “double trigger” has occurred. Qualifying terminations include involuntary termination without cause or voluntary termination with “good reason.” Good reason includes:

•	Demotion or material reduction of authority or responsibility;

•	Material reduction in base salary;

•	Material reduction in annual incentive or LTI targets;

•	Relocation of greater than 35 miles; or

•	Failure to assume the CIC Severance Plan.

The plan does not provide for additional pension benefits upon a CIC. In addition, the plan does not provide for a tax gross-up feature for “golden parachute” excise taxes but provides plan participants a “best after-tax results” approach to excise taxes in determining the benefit payable to a participant under the plan. Under this approach, the company will reduce the benefits payable to the participant to the extent necessary to avoid triggering the excise tax, but only if doing so would result in a higher after-tax payment to the participant.

The following chart details the benefits received if a NEO were to be terminated or resign for a defined good reason following a change in control as well as an analysis of how these benefits benefit the company and stakeholders:

CIC Benefit	Benefit Description	Benefit to Company and Stakeholders
Cash Severance	2x to 3x sum of base pay and target STI (3x CEO only)	Encourage NEOs to remain engaged and focused during transition
Medical & Dental	Reimbursement of COBRA premiums for coverage of 18 months	Maintain health benefits at minimal cost to the company
Tax Treatment	“Best after-tax results” approach	Enable CIC benefits to be delivered as intended
Long-Term Incentives	Accelerated vesting and paid at target upon termination	Incent NEOs to stay throughout transition process

EMPLOYMENT AGREEMENTS

We do not enter into individual employment agreements with any of our NEOs. Instead, in general, the rights of our NEOs with respect to specific events are covered by our compensation and benefit plans, including our CIC Severance Plan.

INTERNAL REVENUE CODE LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modified Section 162(m) of the Internal Revenue Code and, among other things, eliminated the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million will generally be nondeductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) (the “Covered Employees”) will include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the Committee determines that doing so is in the best interests of the company.

50	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Pattye L. Moore, Chair

Douglas H. Yaeger, Vice Chair

Robert B. Evans, Member

Tracy E. Hart, Member

Michael G. Hutchinson, Member

Eduardo A. Rodriguez, Member

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	51

NAMED EXECUTIVE OFFICER COMPENSATION

The following table reflects the compensation paid to the NEOs in respect to our 2020 fiscal year.

SUMMARY COMPENSATION TABLE FOR 2020

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Pierce H. Norton II President and Chief Executive Officer	2020	$800,000	$2,109,106	$997,920	$1,442,205	$39,558	$5,388,789
	2019	$800,000	$2,007,181	$960,800	$1,754,310	$109,033	$5,631,324
	2018	$775,000	$1,870,544	$939,300	$540,706	$100,478	$4,226,028
Caron A. Lawhorn Senior Vice President and Chief Financial Officer	2020	$418,542	$448,143	$330,000	$641,218	$46,119	$1,884,022
	2019	$385,000	$449,054	$310,000	$735,426	$42,949	$1,922,429
	2018	$365,000	$427,575	$301,924	$-	$42,625	$1,137,124
Curtis L. Dinan Senior Vice President and Chief Commercial Officer	2020	$435,000	$448,143	$356,000	$971,267	$48,253	$2,258,663
	2019	$435,000	$449,054	$343,000	$1,029,458	$49,558	$2,306,070
	2018	$435,000	$454,320	$363,255	$-	$51,163	$1,303,738
Robert S. McAnnally Senior Vice President and Chief Operating Officer	2020	$421,285	$948,156	$358,000	$-	$75,671	$1,803,112
	2019	$380,000	$449,054	$353,000	$-	$71,690	$1,253,744
	2018	$365,000	$427,575	$301,924	$-	$72,831	$1,167,330
Joseph L. McCormick Senior Vice President, General Counsel and Assistant Secretary	2020	$360,000	$448,143	$284,000	$217,168	$57,603	$1,366,914
	2019	$355,000	$449,054	$280,000	$231,558	$54,412	$1,370,024
	2018	$340,000	$400,837	$242,509	$32,832	$53,302	$1,069,480

(1)	Mr. Norton’s salary remained unchanged in 2020.

(2)

The amounts included in the table relate to RSUs and PSUs granted under our ECP and reflect the aggregate grant date fair value of such awards calculated pursuant to ASC Topic 718. Material assumptions used in the calculation of the value of these equity grants are included in Note 11 to our audited financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on February 18, 2021.

The aggregate grant date fair value of RSUs for purposes of ASC Topic 718 was determined based on the closing price of our common stock on the grant date. With respect to the PSUs, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers the market condition (TSR) and using assumptions developed from the referenced peer companies. The value included for the PSUs is based on 100 percent of the PSUs vesting at the end of the performance period. Using the maximum number of shares issuable upon vesting of the PSUs (200 percent of the units granted), the aggregate grant date fair value of the PSUs would be as follows:

Name	2020	2019	2018
Pierce H. Norton II	$3,418,130	$3,254,370	$3,041,119
Caron A. Lawhorn	$726,378	$728,046	$695,088
Curtis L. Dinan	$726,378	$728,046	$738,623
Robert S. McAnnally	$726,378	$728,046	$695,088
Joseph L. McCormick	$726,378	$728,046	$651,700

(3)

Reflects STI awards earned in 2020, 2019 and 2018 and paid in 2021, 2020 and 2019, respectively, under our annual STI plan. For a discussion of the performance criteria established by the Committee for awards under the 2020 annual STI plan, see “2020 Performance and Compensation Decisions—Short-Term Incentive” above on page 44.

(4)

The amounts reflected represent the aggregate change during 2020 in the actuarial present value of the NEOs’ accumulated benefits under the Qualified Pension Plan and the SERP. For a description of these plans, see “Pension Benefits” below. The change in the present value of the accrued pension benefit is impacted by variables such as additional years of service, age and the discount rate used to calculate the present value of the change. For 2020, the change in pension value reflects the increase due to additional service and pay for the year, and an increase in present value due to the lower discount rate in effect on the measurement date (3.5 percent as of December 29, 2019 and 2.8 percent as of December 31, 2020). The Qualified Pension Plan was closed to new participants as of December 31, 2004. All of our NEOs, with the exception of Mr. McAnnally, participate in

52	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

the Qualified Pension Plan. The SERP was closed to new participants on January 1, 2014, although no new participants had been added since 2005. Ms. Lawhorn and Messrs. Norton and Dinan participate in the SERP. During 2018, the pension value for Mr. Dinan decreased $3,805. During 2018, the pension value for Ms. Lawhorn decreased $12,373.

(5)

Reflects (i) the amounts paid as our dollar-for-dollar match of contributions made by the NEO under our NQDC Plan, 401(k) Plan for Employees of ONE Gas, Inc. and Subsidiaries and Profit Sharing Plan and (ii) amounts paid for length of service awards as follows:

Name	Year	Match Under Nonqualified Deferred Compensation Plan(a)	Match Under 401(k) Plan(b)	Profit Sharing Plan(c)	Service Award(d)(e)	Imputed Income LTD(f)	Imputed Income GTL(g)
Pierce H. Norton II	2020	$16,000	$17,100	$-	$-	$510	$5,948
	2019	$87,558	$16,800	$-	$800	$-	$3,875
	2018	$80,280	$16,500	$-	$-	$-	$3,698
Caron A. Lawhorn	2020	$26,613	$17,100	$-	$-	$510	$1,896
	2019	$24,415	$16,800	$-	$-	$-	$1,734
	2018	$23,700	$16,500	$-	$800	$-	$1,625
Curtis L. Dinan	2020	$29,580	$17,100	$-	$-	$510	$1,063
	2019	$31,095	$16,800	$-	$600	$-	$1,063
	2018	$33,600	$16,500	$-	$-	$-	$1,063
Robert S. McAnnally	2020	$41,897	$17,100	$14,050	$200	$510	$1,914
	2019	$39,382	$16,800	$13,800	$-	$-	$1,708
	2018	$38,463	$16,500	$16,250	$-	$-	$1,618
Joseph L. McCormick	2020	$37,538	$17,100	$-	$-	$510	$2,455
	2019	$35,188	$16,800	$-	$-	$-	$2,424
	2018	$34,713	$16,500	$-	$600	$-	$1,489

(a)	For additional information on our NQDC Plan, see “Nonqualified Deferred Compensation for 2020” below on page 58.

(b)

Our 401(k) Plan is a tax-qualified plan that covers substantially all of our employees. Employee contributions are discretionary. Subject to certain limits, we match 100 percent of employee contributions to the plan up to a maximum of 6 percent of eligible compensation.

(c)	Represents amounts contributed by the company under the ONE Gas, Inc. Profit Sharing Plan.

(d)

Service awards are amounts paid to employees of the company upon milestone anniversaries with the company beginning upon the employee’s fifth anniversary with the company and continuing thereafter for every five years of service with the company.

(e)	There are no tax gross-up payments in connection with cash service awards.

(f)	Represents the value of imputed income related to long-term disability insurance. ONE Gas provides long-term disability insurance to all employees.

(g)	Represents the value of imputed income related to group-term life insurance. ONE Gas provides group-term life insurance to all employees.

The NEOs received no other perquisites or other personal benefits from the company in 2020.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	53

GRANTS OF PLAN-BASED AWARDS FOR 2020

The following table reflects the grants of plan-based awards to the NEOs during 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)(5)	Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Pierce H. Norton II

Restricted Unit	2/17/2020							4,158	$400,041

Performance Unit	2/17/2020				8,315	16,630	33,260		$1,709,065

Short-Term Incentive	1/1/2020	$-	$800,000	$1,500,000

Caron A. Lawhorn

Restricted Unit	2/17/2020							883	$84,953

Performance Unit	2/17/2020				1,767	3,534	7,068		$363,189

Short-Term Incentive	1/1/2020	$-	$272,012	$510,022

Curtis L. Dinan

Restricted Unit	2/17/2020							883	$84,953

Performance Unit	2/17/2020				1,767	3,534	7,068		$363,189

Short-Term Incentive	1/1/2020	$-	$282,750	$530,156

Robert S. McAnnally

Restricted Unit	2/17/2020							883	$84,953

Restricted Unit	7/20/2020							6,767	$500,014

Performance Unit	2/17/2020				1,767	3,534	7,068		$363,189

Short-Term Incentive	1/1/2020	$-	$273,801	$513,378

Joseph L. McCormick

Restricted Unit	2/17/2020							883	$84,953

Performance Unit	2/17/2020				1,767	3,534	7,068		$363,189

Short-Term Incentive	1/1/2020	$-	$234,000	$438,750

(1)

Reflects amounts that could be earned pursuant to our annual officer STI plan. The plan provides that our NEOs may receive annual STI awards based on the performance of the company measured by financial (EPS) and operational factors (TRIR, PVIR, DART and ERT) and individual performance during the relevant fiscal year. Company targets and individual goals are established annually by the Committee. The Committee establishes annual target awards for each officer expressed as a percentage of their base salaries. The actual amounts earned by the NEOs in 2020 under the plan and paid in 2020 are set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for 2020 above. For each performance measure of our annual officer STI plan, no incentive amount would be paid for that measure unless the company’s actual result exceeds the established threshold levels. If the company’s actual results are below the threshold level, the percentage payable for that measure is zero. For the 2020 STI plan, the payout range based on the performance of the company was 50 percent–150 percent of base salary and a personal modifier ranging from 0–125 percent. The threshold amounts reflected in the table apply a personal modifier of 0 percent. The maximum amounts reflected in the table apply a personal modifier of 125 percent to the 150 percent company performance payout.

(2)

Reflects the PSUs that could be earned pursuant to awards granted under our ECP that vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the PSUs granted based on performance criteria. If actual performance is below the threshold level, the percentage of PSUs earned is zero. For this period, the criteria is our TSR over the period of February 17, 2020, to February 18, 2023, compared with the TSR of the peer group. If our actual relative TSR is between the stated performance levels, the percentage of PSUs earned is interpolated between the stated performance levels. One share of our common stock is payable for each performance unit that vests, plus accrued dividends. PSUs are also subject to accelerated vesting upon a CIC.

(3)	Reflects RSUs granted under our ECP that vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock, plus accrued dividends.

(4)

The aggregate grant date fair value of the RSUs for purposes of ASC Topic 718 was determined based on the closing price of our common stock on the grant date. With respect to the PSUs, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers market conditions (such as TSR) and using assumptions developed from historical information of each of the peer companies referenced under “2020 Performance and Compensation Decisions—Long Term Incentives” above. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under ASC Topic 718. The value presented is based on 100 percent of the PSUs vesting at the end of the three-year performance period.

(5)	Mr. McAnnally received an additional grant on July 20, 2020 which had a grant price of $73.89.

54	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2020

The following table shows the outstanding equity awards held by the NEOs as of December 31, 2020.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)(3)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Pierce H. Norton II	14,553	$1,117,241	71,018	$5,452,044
Caron A. Lawhorn	3,235	$248,343	15,785	$1,211,808
Curtis L. Dinan	3,313	$254,376	16,171	$1,241,448
Robert S. McAnnally	10,099	$775,293	15,785	$1,211,808
Joseph L. McCormick	3,155	$242,228	15,400	$1,182,268

(1)

Represents RSUs that have not yet vested. RSUs vest three years from the date of grant, at which time the grantee is entitled to receive one share of our common stock for each vested RSU, plus accrued dividends. RSUs accrue dividend equivalents from the date of grant through the vesting date. RSUs are scheduled to vest as set forth in the following table:

Restricted Unit Vesting Schedule

Pierce H. Norton II	5,526	on February 13, 2021
	4,756	on February 19, 2022
	4,271	on February 19, 2023
Caron A. Lawhorn	1,264	on February 13, 2021
	1,064	on February 19, 2022
	907	on February 19, 2023
Curtis L. Dinan	1,342	on February 13, 2021
	1,064	on February 19, 2022
	907	on February 19, 2023
Robert S. McAnnally	1,264	on February 13, 2021
	1,064	on February 19, 2022
	7,771	on February 19, 2023
Joseph L. McCormick	1,184	on February 13, 2021
	1,064	on February 19, 2022
	907	on February 19, 2023

(2)

Represents PSUs that have not yet vested. PSUs vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the PSUs granted based on our TSR over the three-year performance period, compared with the TSR of the peer group. One share of our common stock is payable in respect of each PSU granted that becomes vested, plus accrued dividends. PSUs accrue dividend equivalents from the date of grant through the vesting date. The number of PSUs represented and their corresponding market value is based on TSR performance as of December 31, 2020; PSUs vesting in 2021 are estimated at 122 percent of the original grant; PSUs vesting in 2022 are estimated at 122 percent of the original grant; PSUs vesting in 2023 are estimated at 122 percent of the original grant.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	55

The following table reflects the projected vesting level based on our TSR compared with the TSR of the referenced peer group at December 31, 2020:

Performance Unit Vesting Schedule

Pierce H. Norton II	26,970	on February 13, 2021
	23,207	on February 19, 2022
	20,840	on February 19, 2023
Caron A. Lawhorn	6,164	on February 13, 2021
	5,192	on February 19, 2022
	4,429	on February 19, 2023
Curtis L. Dinan	6,551	on February 13, 2021
	5,192	on February 19, 2022
	4,429	on February 19, 2023
Robert S. McAnnally	6,164	on February 13, 2021
	5,192	on February 19, 2022
	4,429	on February 19, 2023
Joseph L. McCormick	5,780	on February 13, 2021
	5,192	on February 19, 2022
	4,429	on February 19, 2023

(3)

The terms of both our RSUs and our PSUs provide that any such unvested units will become fully vested upon a qualifying termination of employment following a CIC. See “Potential Post-Employment Payments and Payments Upon a Change in Control” on page 60.

OPTION EXERCISES AND STOCK VESTED FOR 2020

The following table sets forth stock awards held by the NEOs that vested during 2020. The company has not awarded any options, therefore no NEO exercised any options during 2020, and no NEO or other employee currently holds any unexercised options.

Option Exercises and Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Pierce H. Norton II	34,003	$3,271,416
Caron A. Lawhorn	9,064	$872,033
Curtis L. Dinan	9,064	$872,033
Robert S. McAnnally	7,938	$763,674
Joseph L. McCormick	7,394	$711,352

(1)

Certain of the NEOs elected to have vested shares withheld to cover applicable state and federal taxes incurred upon vesting. As a result, the net shares received upon the vesting and the related net value realized are as follows:

Name	Net Shares Acquired on Vesting	Net Value Realized on Vesting
Pierce H. Norton II	18,907	$1,819,031
Caron A. Lawhorn	4,999	$480,961
Curtis L. Dinan	5,003	$481,292
Robert S. McAnnally	4,372	$420,609
Joseph L. McCormick	4,069	$391,466

(2)	The value realized on vesting represents the market value of the shares received based on the closing price of our common stock on the NYSE on the date of vesting.

56	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

PENSION BENEFITS FOR 2020

The following table sets forth the estimated present value of accumulated benefits as of December 31, 2020, and payments made during 2020, in respect to each NEO under the referenced retirement plans.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year

Pierce H. Norton II	Supplemental Executive Retirement Plan	16.08	$6,233,914	$-

	Qualified Pension Plan	16.08	$1,162,515	$ -

Caron A. Lawhorn	Supplemental Executive Retirement Plan	22.25	$2,158,602	$-

	Qualified Pension Plan	22.25	$1,669,126	$ -

Curtis L. Dinan	Supplemental Executive Retirement Plan	17.00(2)	$3,907,832	$-

	Qualified Pension Plan	17.00(2)	$1,009,444	$ -

Robert S. McAnnally	Supplemental Executive Retirement Plan	-(3)	$-	$-

	Qualified Pension Plan	-(3)	$-	$ -

Joseph L. McCormick	Supplemental Executive Retirement Plan	-	$-	$-

	Qualified Pension Plan	18.00(4)	$1,317,846	$ -

(1)

Each executive officer’s benefit is determined as of age 62 when an unreduced benefit can be received under the SERP and Qualified Pension Plan. The present value of the unreduced benefit is determined using the assumptions from a measurement date of December 31, 2020. Material assumptions used in the calculation of the present value of accumulated benefits are included in Note 12 to our audited financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on February 18, 2021.

(2)	Mr. Dinan’s actual service is 16 years and ten months. There is no resulting benefit augmentation with respect to the additional two months credited to Mr. Dinan’s years of service.

(3)	Mr. McAnnally is not a participant in the SERP or the Qualified Pension Plan.

(4)

Mr. McCormick’s actual service is 17 years and ten months. There is no resulting benefit augmentation with respect to the additional two months credited to Mr. McCormick’s years of service. Mr. McCormick is not a participant in the SERP.

Qualified Pension Plan. The Qualified Pension Plan is a defined benefit pension plan qualified under the Internal Revenue Code. At December 31, 2020, the plan covered non-bargaining unit employees hired prior to January 1, 2005, and certain bargaining-unit employees. Also, at December 31, 2020, non-bargaining unit employees hired after December 31, 2004, employees represented by Local No. 304 of the International Brotherhood of Electrical Workers hired on or after July 1, 2010, employees represented by United Steelworkers hired on or after December 15, 2011, and employees who accepted a one-time opportunity to opt out of the Qualified Pension Plan were covered by our Profit Sharing Plan.

Benefits under the Qualified Pension Plan generally become vested and non-forfeitable after completion of five years of continuous employment. Under the plan, a vested participant receives a monthly retirement benefit at normal retirement age, unless an early retirement benefit is elected under the plan, in which case the retirement benefit may be actuarially reduced for early commencement. Generally, participants retiring on or after age 62 through normal retirement age receive 100 percent of their accrued monthly benefit which may be reduced depending on the optional form of payment elected at retirement. Benefits are calculated at retirement date based on a participant’s credited service (limited to a maximum of 35 years) and final average earnings. The earnings utilized in the retirement plan benefit formula in the Qualified Pension Plan for employees includes the base salary and STI compensation paid to an employee during the period of the employee’s final average earnings, less any amounts deferred under the NQDC Plan. The period of final average earnings means the employee’s highest earnings during any 60 consecutive months of the last 120 months of employment. For any NEO who retires with vested benefits under the plan, the compensation shown as “Salary” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for 2020 would be considered eligible compensation in determining benefits, except that the plan benefit formula takes into account only fixed percentages of final average earnings. The amount of eligible compensation that may be considered in calculating retirement benefits is also subject to limitations in the Internal Revenue Code and the limitations contained in certain collective bargaining agreements applicable to the plan.

SERP. We maintain a SERP in order to provide supplemental retirement benefits to certain officers. The SERP provides that officers may be selected for participation in a supplemental retirement benefit or an excess retirement benefit, or both. If a participant is eligible for both the supplemental retirement benefit and the excess retirement benefit, the excess retirement benefit and benefits payable under the Qualified Pension Plan are treated as an offset that reduces the supplemental retirement benefit.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	57

Participants in the SERP were selected by our CEO or, in the case of our CEO, by our Board. Our Board may amend or terminate the SERP at any time, provided that accrued benefits to current participants may not be reduced.

No new participants have been added to our SERP since 2005, and the SERP was closed to any additional participants as of January 1, 2014.

Supplemental benefits payable to participating employees in the SERP are based upon a specified percentage (reduced for early retirement and commencement of payment of benefits under the SERP) of the highest 36 consecutive months’ compensation of the employee’s last 60 months of service. The excess retirement benefit under the SERP pays a benefit equal at least to the benefit that would be payable to the participant under the Qualified Pension Plan if limitations imposed by the Internal Revenue Code were not applicable, less the benefit payable under the Qualified Pension Plan with such limitations. Benefits under the SERP are offset by the payment of benefits under the Qualified Pension Plan that were or would have been paid if the Qualified Pension Plan benefits were commenced at the same time as the SERP benefits. We fund benefits payable under the SERP through a rabbi trust arrangement.

NONQUALIFIED DEFERRED COMPENSATION FOR 2020

The following table sets forth certain information regarding the participation by the NEOs in our NQDC Plan.

Nonqualified Deferred Compensation

Name		Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Fiscal Year End(3)
Pierce H. Norton II		2020	$16,000	$16,000	$317,041	$-	$2,148,341
		2019	$96,000	$87,558	$304,435	$15,519	$1,799,300
		2018	$93,000	$80,280	$(76,114)	$-	$1,326,826
Caron A. Lawhorn		2020	$62,781	$26,613	$178,097	$-	$1,949,155
		2019	$57,750	$24,415	$158,736	$-	$1,681,664
		2018	$54,750	$23,700	$(12,876)	$5,279	$1,440,763
Curtis L. Dinan	(6)	2020	$69,100	$1,193,894	$(10,237,295)	$12,346	$19,357,042
	(5)	2019	$71,126	$1,063,727	$7,051,156	$-	$28,343,690
	(4)	2018	$34,800	$938,318	$33,965	$-	$20,157,682
Robert S. McAnnally		2020	$21,064	$41,897	$1,077	$-	$352,439
		2019	$19,000	$39,382	$5,203	$-	$288,401
		2018	$18,250	$38,463	$3,283	$-	$224,816
Joseph L. McCormick		2020	$118,000	$37,538	$354,787	$-	$2,027,944
		2019	$95,251	$35,188	$303,244	$-	$1,517,619
		2018	$94,000	$34,713	$(51,039)	$-	$1,083,936

(1)

The “All Other Compensation” column of the Summary Compensation Table at page 52 includes these amounts paid under our NQDC Plan as our excess matching contributions with respect to our 401(k) Plan and excess quarterly and annual company contributions, if applicable, with respect to our Profit Sharing Plan.

(2)	There were no above-market earnings in 2020, 2019, or 2018.

(3)

Includes amounts previously reported in the Summary Compensation Table in the previous years when earned, if that officer’s compensation was required to be disclosed in a previous year. Amounts reported in such years include previously earned, but deferred, salary and annual incentive awards, company matching contributions, and shares that were deferred upon vesting and the dividend equivalents accumulated on these deferrals.

(4)

Includes the value of 25,130 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2010, 27,594 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2011, 74,504 ONEOK shares the receipt of which was deferred upon vesting in January 2012, 56,000 ONEOK shares the receipt of which was deferred upon vesting in January 2013, and 48,738 ONE Gas shares issued upon our separation from ONEOK, in the case of 2010, 2011, 2012 and 2013, under the deferral provisions of ONEOK’s Equity Compensation Plan, plus the dividend accumulation on these deferrals for a year-end deferred share balance of 231,081, 243,227 and 255,985 for 2016, 2017, and 2018, respectively, in ONEOK shares and 52,430, 53,666 and 54,992 for 2016, 2017 and 2018, respectively, in ONE Gas shares.

(5)

Includes the value of 25,130 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2010, 27,594 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2011, 74,504 ONEOK shares the receipt of which was deferred upon vesting in January 2012, 56,000 ONEOK shares the receipt of which was deferred upon vesting in January 2013, and 48,738 ONE Gas shares issued upon our separation from ONEOK, in the case of 2010, 2011, 2012 and 2013, under the deferral provisions of ONEOK’s Equity Compensation Plan, plus the dividend accumulation on these deferrals for a year-end deferred share balance of 243,227, 255,985 and 269,515 for 2017, 2018, and 2019, respectively, in ONEOK shares and 53,666, 54,992 and 56,239 for 2017, 2018 and 2019, respectively, in ONE Gas shares.

(6)

Includes the value of 25,130 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2010, 27,594 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2011, 74,504 ONEOK shares the receipt of which was deferred upon vesting in January 2012, 56,000 ONEOK shares the receipt of which was deferred upon vesting in January 2013, and 48,738 ONE Gas shares issued upon our separation from ONEOK, in the case of 2010, 2011, 2012 and 2013, under the deferral provisions of ONEOK’s Equity Compensation Plan, plus the dividend accumulation on these deferrals for a year-end deferred share balance of 255,985, 269,515 and 298,905 for 2018, 2019, and 2020, respectively, in ONEOK shares and 54,992, 56,239 and 57,768 for 2018, 2019 and 2020, respectively, in ONE Gas shares.

58	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

We maintain a NQDC Plan to provide select employees with the option to defer portions of their compensation and provide nonqualified deferred compensation benefits that are not otherwise available due to limitations on employer and employee contributions to qualified defined contribution plans under the federal tax laws. We match contributions for the benefit of plan participants to replace any company contributions a participant may lose because of limits imposed under the federal tax laws on contributions by a participant in the 401(k) Plan and our Profit Sharing Plan, as well as participants in the Qualified Pension Plan who do not participate in the SERP.

The NQDC Plan also allows for supplemental credit amounts, which are amounts that can be contributed at the discretion of the Committee. Under the NQDC Plan, participants have the option to defer a portion of their salary and/or STI compensation to a short-term deferral account, which pays out a minimum of five years from the date of election to defer compensation into the short-term deferral account, or to a long-term deferral account, which pays out at retirement or termination of the participant’s employment. Participants are immediately 100 percent vested. Short-term and Long-term deferral accounts are credited with the actual investment return based on the amount of gains, losses and earnings for each of the investment options selected by the participant. For the year ended December 31, 2020, the investment return for the investment options for short-term and long-term investment accounts were as follows:

Fund Name	Plan Level Returns
American Funds American Mutual R6 (RMFGX)	5.10%
Carillon Scout Mid Cap I (UMBMX)	27.27%
Delaware Small Cap Value Instl (DEVIX)	-1.23%
Federated Government Obligation (GOIXX)	0.36%
Fidelity Balanced K (FBAKX)	22.48%
Invesco Government & Agency Portfolio (AGPXX)	0.37%
JPMorgan Large Cap Growth R6 (JLGMX)	56.42%
JPMorgan Small Cap Equity R5 (VSEIX)	18.73%
MFS International Diversification R3 (MDIHX)	14.98%
TCW Total Return Bond I (TGLMX)	8.31%
Vanguard FTSE All-World ex-US Index Fund Admiral Shares (VFWAX)	11.35%
Vanguard Institutional Index I (VINIX)	18.39%
Vanguard PRIMECAP Adm (VPMAX)	17.32%
Vanguard Total Bond Market Index Fund Admiral Shares (VBTLX)	7.72%
Schwab Managed Retirement Trust Fund 2010	11.94%
Schwab Managed Retirement Trust Fund 2015	12.27%
Schwab Managed Retirement Trust Fund 2020	12.36%
Schwab Managed Retirement Trust Fund 2025	13.56%
Schwab Managed Retirement Trust Fund 2030	14.58%
Schwab Managed Retirement Trust Fund 2035	15.14%
Schwab Managed Retirement Trust Fund 2040	15.74%
Schwab Managed Retirement Trust Fund 2045	16.07%
Schwab Managed Retirement Trust Fund 2050	16.38%
Schwab Managed Retirement Trust Fund 2055	16.21%
Schwab Managed Retirement Trust Fund 2060	16.73%
Schwab Managed Retirement Trust Fund Inc	10.71%

At the distribution date, cash is distributed to participants based on the fair market value of the deemed investment of the participant’s accounts at that date. We fund benefits payable under the NQDC Plan through a rabbi trust arrangement.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	59

POTENTIAL POST-EMPLOYMENT PAYMENTS AND PAYMENTS UPON A CHANGE IN CONTROL

Described below are the post-employment compensation and benefits that we provide to our NEOs. The objectives of these compensation and benefits are to:

•	assist in recruiting and retaining talented executives in a competitive market;

•	provide security for any compensation or benefits that have been earned;

•	permit executives to focus on our business;

•	eliminate any potential personal bias of an executive against a transaction that is in the best interests of our stakeholders;

•	avoid the costs associated with separately negotiating executive severance benefits; and

•	provide us with the flexibility needed to react to a continually changing business environment.

We do not enter into individual employment agreements with our executive officers. Instead, in general, the rights of our executives with respect to specific events are covered by our compensation and benefit plans. Under this approach, post-employment compensation and benefits are established separately from the other compensation elements of our executives.

The use of a “plan approach” instead of individual employment agreements serves two objectives. First, the plan approach provides us with more flexibility to change the terms of severance benefits from time to time if necessary. Second, the plan approach is more transparent, both internally and externally. Internal transparency eliminates the need to negotiate separation benefits on a case-by-case basis and assures an executive that his or her severance benefits are comparable with those of his or her peers.

Payments Made Upon Any Termination. Regardless of the manner in which an NEO’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. These amounts include:

•	accrued but unpaid salary;

•	amounts contributed under our 401(k) Plan, Profit Sharing Plan and NQDC Plan; and

•	amounts accrued and vested through our Qualified Pension Plan and SERP.

Payments Made Upon Retirement. In the event of the retirement of an NEO, in addition to the items identified above, such NEO will be entitled to:

•	receive a prorated share of each outstanding performance unit granted under our ECP upon completion of the performance period;

•	receive a prorated portion of each outstanding RSU granted under our ECP;

•	receive a prorated portion of the outstanding STI upon completion of the plan year; and

•	participate, along with his or her qualifying dependents, in post-retirement health and life benefits.

Payments Made Upon Death or Disability. In the event of the death or disability of an NEO, in addition to the benefits listed under the headings “Payments Made Upon Any Termination” and “Payments Made Upon Retirement” above, the NEO will receive applicable benefits under our disability plan or payments under our life insurance plan.

Payments Made Upon a Termination Without Cause (Other than Following a CIC). In the event of an involuntary termination without cause (other than a qualifying termination following a CIC), an NEO will receive a prorated portion of each outstanding RSU granted under our ECP upon the date of termination. Outstanding PSUs are forfeited.

Payments Made Upon a Qualifying Termination Within Two Years Following a CIC. We believe that the possibility of a CIC creates uncertainty for executive officers because such transactions frequently result in changes in senior management. Our Board has adopted a CIC severance plan (the “Change in Control Plan”) that covers all of our executive officers, including the NEOs. Subject to certain exceptions, the Change in Control Plan will provide our officers with severance benefits if they are terminated by us without cause (as defined below) or if they resign for good reason (as defined below), in each case within two years following a CIC of ONE Gas. All CIC benefits are “double trigger,” meaning that payments and benefits under the plan are payable only if the officer’s employment is terminated by us without “cause” or by the officer for a “good reason” at any time during the two years following a CIC. Severance payments under the plan consist of a cash payment that may be up to three times the participant’s base salary and target STI award, plus reimbursement of COBRA healthcare premiums for 18 months. Our Board, upon the recommendation of the Committee, established a severance multiplier of one, two or three times annual salary plus target annual award for all participants in the Change in Control Plan, including three times for the CEO and two times for each of the other NEOs.

The Change in Control Plan does not provide for additional pension benefits upon a CIC. In addition, the Change in Control Plan does not contain an excise tax gross-up for any participant. Rather, severance payments and benefits under the Change in Control Plan will be reduced if, as a result of such reduction, the officer would receive a greater total payment after taking taxes, including excise taxes, into account.

In the event of a qualifying termination following a CIC, an NEO will receive all outstanding RSUs and PSUs granted under our ECP upon the date of termination.

60	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

For the purposes of the Change in Control Plan, a “CIC” generally means any of the following events:

•

an acquisition of our voting securities by any person that results in the person having beneficial ownership of 20 percent or more of the combined voting power of our outstanding voting securities, other than an acquisition directly from us;

•

the current members of our Board, and any new director approved by a vote of at least two-thirds of our Board, cease for any reason to constitute at least a majority of our Board, other than in connection with an actual or threatened proxy contest (collectively, the “Incumbent Board”);

•

the consummation of a merger, consolidation or reorganization with us or in which we issue securities, unless (a) our shareholders immediately before the transaction, as a result of the transaction, directly or indirectly own at least 50 percent of the combined voting power of the voting securities of the company resulting from the transaction, (b) the members of our Incumbent Board, after the execution of the transaction agreement, constitute at least a majority of the members of the Board of the company resulting from the transaction, or (c) no person other than persons who, immediately before the transaction owned 20 percent or more of our outstanding voting securities, has beneficial ownership of 20 percent or more of the outstanding voting securities of the company resulting from the transaction; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

For the purposes of the Change in Control Plan, termination for “cause” means a termination of employment of a participant in the Change in Control Plan by reason of:

•	a participant’s indictment for or conviction in a court of law of a felony, crime, or offense involving misuse or misappropriation of money or property;

•

a participant’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the company (or a division or subsidiary) or a participant’s violation of any covenant, agreement or obligation not to compete with the company (or a division or subsidiary);

•

any act of dishonesty by a participant that adversely affects the business of the company (or a division or subsidiary) or any willful or intentional act of a participant that adversely affects the business, or reflects unfavorably on the reputation, of the company (or a division or subsidiary);

•	a participant’s material violation of any written policy of the company (or a division or subsidiary); or

•

a participant’s failure or refusal to perform the specific directives of the Board or its officers, which are consistent with the scope and nature of the participant’s duties and responsibilities, to be determined in the Board’s sole discretion.

For the purposes of the Change in Control Plan, “good reason” means:

•	a participant’s demotion or material reduction of the participant’s significant authority or responsibility with respect to employment with the company as of the date the CIC occurred;

•	a material reduction in the participant’s base salary as of the date immediately prior to the CIC;

•	a material reduction in STI and/or LTI targets from those applicable to the participant immediately prior to the CIC;

•

the relocation to a new principal place of employment of the participant’s employment by the company, which is more than 35 miles farther from the participant’s principal place of employment prior to such change; and

•	the failure of a successor company to explicitly assume the Change in Control Plan.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	61

Potential Post-Employment Payments Tables. The following tables reflect estimates of the incremental amount of compensation due each NEO in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or a qualifying termination within two years following a CIC. The amounts shown assume that such termination was effective as of December 31, 2020, and are estimates of the amounts that would be paid to the executives upon such termination, including, with respect to PSUs, the performance factor calculated as if the performance period ended on December 31, 2020. The amounts reflected in the “Qualifying Termination Following a Change in Control” column of the following tables are amounts that would be paid pursuant to our Change in Control Plan and, with respect to the PSUs, assume achievement of a performance factor at the target of 100 percent.

Pierce H. Norton II	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control

Cash Severance	$-	$-	$4,800,000

Short-Term Incentive	$800,000	$-	$800,000
Health and Welfare Benefits	$-	$-	$35,497

Equity

Restricted Unit	$714,882	$714,882	$1,117,241

Performance Unit	$3,488,668	$-	$4,468,888

Total	$4,203,550	$714,882	$5,586,129

Total	$5,003,550	$714,882	$11,221,626

Caron A. Lawhorn	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control

Cash Severance	$-	$-	$1,435,500

Short-Term Incentive	$272,012	$-	$272,012
Health and Welfare Benefits	$-	$-	$31,637

Equity

Restricted Unit	$160,894	$160,894	$248,343

Performance Unit	$784,965	$-	$993,285

Total	$945,859	$160,894	$1,241,628

Total	$1,217,871	$160,894	$2,980,776

Curtis L. Dinan	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control

Cash Severance	$-	$-	$1,435,500

Short-Term Incentive	$282,750	$-	$282,750
Health and Welfare Benefits	$-	$-	$31,637

Equity

Restricted Unit	$166,592	$166,592	$254,376

Performance Unit	$812,958	$-	$1,017,580

Total	$979,550	$166,592	$1,271,956

Total	$1,262,300	$166,592	$3,021,843

62	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

Robert S. McAnnally	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control

Cash Severance	$-	$-	$1,435,500

Short-Term Incentive	$273,801	$-	$273,801
Health and Welfare Benefits	$-	$-	$24,710

Equity

Restricted Unit	$307,269	$307,269	$775,293

Performance Unit	$784,965	$-	$993,285

Total	$1,092,234	$307,269	$1,768,578

Total	$1,366,035	$307,269	$3,502,589

Joseph L. McCormick	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control

Cash Severance	$-	$-	$1,188,000

Short-Term Incentive	$234,000	$-	$234,000
Health and Welfare Benefits	$-	$-	$-

Equity

Restricted Unit	$155,118	$155,118	$242,228

Performance Unit	$757,067	$-	$969,072

Total	$912,185	$155,118	$1,211,300

Total	$1,146,185	$155,118	$2,633,300

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	63

CEO PAY RATIO FOR 2020

In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted Regulation S-K Item 402(u) requiring registrants to disclose (i) the median of the annual total compensation of all employees of the registrant, except the principal executive officer, (ii) the annual total compensation of the principal executive officer of the registrant, and (iii) the ratio of the median of the annual total compensation of all employees of the registrant to the principal executive officer’s annual total compensation (the “CEO Pay Ratio”).

Having reported the same median employee in our 2018, 2019 and 2020 proxy statements, we identified a new median employee using the total cash compensation for all our employees (whether full-time, part-time, seasonal or temporary) other than the CEO who were employed and received Form W-2 Box 1 earnings as of December 31, 2020. Specifically, we used Form W-2 Box 1 compensation minus any compensation received from the vesting of LTIs (i.e., PSU and RSU vesting) in 2020. We excluded any compensation related to LTIs since PSUs and RSUs are not widely used throughout the company. Less than 5 percent of our employee population receive LTI grants. We did not annualize the compensation for any partial year permanent employees. Since annual short-term incentives are used widely throughout our employee population, we believe total cash compensation which includes short-term incentives is a consistently applied compensation measure that is the most representative measure of compensation for identifying our median employee. No other estimates, assumptions or adjustments were used in identifying our median employee.

After we identified our median employee, we calculated the median employee’s annual total compensation in the same manner we calculate the annual total compensation of the NEOs in the Summary Compensation Table which includes base salary plus overtime, if any, short-term incentives, change in pension value and all other compensation. We then calculated the ratio of the CEO’s annual total compensation ($5,388,789) to the median employee’s annual total compensation ($132,910). The ratio between the annual total compensation of our CEO to the median of the annual total compensation of all of our employees is 41:1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We believe the methodology, assumptions, and estimates described above to be reasonable given our specific employee population. The SEC rules grant companies flexibility in determining the methodology, assumptions and estimates used to comply with the requirements of this disclosure. As acknowledged by the SEC, this flexibility could reduce the comparability of disclosed pay ratios across companies and our pay ratio may not necessarily be representative or comparable to the ratios disclosed by other companies.

64	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 4 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

INTRODUCTION

The Dodd-Frank Act added provisions to Section 14A of the Exchange Act to provide that a public company’s proxy statement in connection with the company’s annual meeting of shareholders must, at least once every three years, allow shareholders to cast a non-binding advisory “say-on-pay” vote regarding the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our shareholders the opportunity to vote, on a non-binding advisory basis, on the frequency with which we will submit to shareholders a “say-on-pay” advisory vote.

At our 2015 annual meeting of shareholders, a substantial majority of our shareholders voted for an annual say-on-pay vote. Based on these results, we have provided our shareholders with an annual, non-binding advisory say-on-pay vote on executive compensation.

Pursuant to Proposal 5 contained in this proxy statement, our shareholders will again have an opportunity to cast a non-binding vote for their preference concerning the frequency of our advisory vote on executive compensation at our 2021 annual meeting of shareholders.

OUR EXECUTIVE COMPENSATION PROGRAM

As described in the Compensation Discussion and Analysis section of this proxy statement and the compensation tables and narratives discussion set forth above, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind:

•	to align the interests of our executive officers with the interests of our stakeholders;

•	to attract, retain and motivate executives who are critical to the successful implementation of our strategic plan;

•	to pay our executives fairly relative to our industry peers based on their responsibilities, experience and performance; and

•	to implement sound governance practices by implementing executive compensation best practices and policies.

Our Executive Compensation Committee regularly reviews the compensation program for our NEOs to assess their effectiveness in delivering these goals.

Examples of how the various elements of our compensation program for our NEOs are linked to company performance and are designed to achieve the goals set forth above include:

•

a substantial portion of our NEOs’ compensation is “variable” or “at-risk” incentive compensation, meaning that it is tied to our performance relative to various short-term and long-term objectives, which are based on a number of financial and business goals;

•	awards to each executive officer are subject to fixed maximums established by our Executive Compensation Committee;

•	incentive awards are based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	STI and LTI awards are not tied to formulas that are designed to focus executives on specific short- and intermediate-term outcomes;

•	the Executive Compensation Committee approves the final annual incentive plan awards after the review and confirmation of executive and operating and financial performance;

•	STI and LTI awards are subject to clawback provisions as described on page 49.

•	for executive officers, a significant portion of incentive award value is delivered in the form of our stock-based compensation that vests over multiple years;

•	for executive officers, approximately 80 percent of the long-term, stock-based incentive amounts are in the form of PSUs; and

•	executive officers are subject to our share ownership guidelines, described on page 48.

For additional information on the compensation program for our NEOs, including specific information about compensation in fiscal year 2020, please read the “Compensation Discussion and Analysis,” along with the subsequent tables and narrative descriptions, beginning on page 39.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to the NEOs, as disclosed in the company’s proxy statement for the 2021 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

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VOTE REQUIRED AND BOARD RECOMMENDATION

This vote is advisory and will not be binding on the company, our Board or our Executive Compensation Committee. Our Board and our Executive Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on the proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as present and entitled to vote for purposes of determining the outcome of the vote on this proposal.

66	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 5 – ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities and Exchange Act of 1934, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our shareholders the opportunity to vote on a non-binding advisory basis on the frequency with which we will submit to shareholders a “say-on-pay” advisory vote, similar to Proposal 4, on the compensation of our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

At our 2015 annual meeting of shareholders, consistent with the recommendation of our Board, a substantial majority of our shareholders voted for an annual say-on-pay vote. Based on these results, during the six years since the 2015 annual meeting of shareholders, we have provided our shareholders with an annual, non-binding advisory say-on-pay vote on executive compensation. Accordingly, under this Proposal 5, we are asking shareholders to again vote on whether the “say-on-pay” advisory shareholder vote on executive compensation should occur every one, two, or three years.

After careful consideration, our Board has determined that a “say-on-pay” advisory vote on executive compensation that occurs every year is appropriate for our company. Our Board recommends that you vote for the “say-on-pay” advisory vote on executive compensation to occur every year. In reaching its recommendation, our Board concluded that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input every year on our compensation philosophy, policies and practices as disclosed in the proxy statement. Additionally, an annual “say-on-pay” advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.

We ask for your advisory vote for your preferred frequency of the submission of future “say-on-pay” proposals to shareholders by indicating your choice that future submissions of “say on pay” proposals to shareholders should occur every year, every two years, or every three years, or you may choose to abstain from voting on this issue. The option of every year, every two years, or every three years that receives the highest number of votes cast by shareholders will be the frequency of the submission of future “say-on-pay” proposals that have been selected by shareholders.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, to include an advisory vote on the compensation of the named executive officers pursuant to Section 14A of the Securities Exchange Act every year.”

VOTE REQUIRED AND BOARD RECOMMENDATION

This vote is advisory, and will not be binding on the company, our Board or our Executive Compensation Committee. Although our Board may consider the voting results, we intend to provide our shareholders with an annual, non-binding advisory “say-on-pay” vote on executive compensation. Abstentions and broker non-binding votes, if any, do not count as votes cast with respect to the advisory vote on the frequency of future advisory say-on-pay votes as required by the rules of the SEC.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	67

RELATED-PERSON TRANSACTIONS

Our Board recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, five percent or greater shareholder and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders. Accordingly, as a general matter, it is our preference to avoid related-person transactions. Nevertheless, we recognize that there are situations where related-person transactions may be in, or may be consistent with, the best interests of the company and its shareholders including, but not limited to, situations where we provide products or services to related persons on an arm’s length basis and on terms comparable with those provided to unrelated third parties.

In the event we enter into a transaction in which an executive officer (other than an employment relationship), director (other than compensation arrangements for service on our Board provided to each director), director nominee, five percent or greater shareholder, or a member of their immediate family has a direct or indirect material interest, the transaction is presented to our Audit Committee and, if warranted, our Board, for review to determine if the transaction creates a conflict of interest and, if so, is otherwise fair to the company. In determining whether a particular transaction creates a conflict of interest and, if so, that is fair to the company, our Audit Committee and, if warranted, our Board, consider the specific facts and circumstances applicable to each such transaction, including: the parties to the transaction, their relationship to the company and nature of their interest in the transaction; the nature of the transaction; the aggregate value of the transaction; the length of the transaction; whether the transaction occurs in the normal course of our business; the benefits to our company provided by the transaction; if applicable, the availability of other sources of comparable products or services; and, if applicable, whether the terms of the transaction, including price or other consideration, are the same or substantially the same as those available to the company if the transaction were entered into with an unrelated party.

We require each executive officer and director to annually provide us written disclosure of any transaction in which we participate and in which the officer or director or any of his or her immediate family members has a direct or indirect material interest. Our Corporate Governance Committee reviews our disclosure of related-party transactions in connection with its annual review of director independence. These procedures are not in writing but are documented through the meeting agendas and minutes of our Audit and Corporate Governance Committees.

Apart from certain directors and executive officers receiving natural gas service at regulated rates, no related-person transactions exist.

68	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

ABOUT THE 2021 ANNUAL MEETING

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about our 2021 Annual Meeting of Shareholders. Please also consult the more detailed information contained elsewhere in this proxy statement and the documents referred to in this proxy statement.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at our 2021 Annual Meeting of Shareholders and at any adjournment or postponement of the meeting. You are invited to attend our Annual Meeting of Shareholders on May 27, 2021, at 9:00 a.m., Central Daylight Time. The meeting will be held at our company headquarters at ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 2nd Floor, Tulsa, Oklahoma 74103. For directions to the meeting, please visit our website at www.ONEGas.com.

Who may attend and vote at the annual meeting?

All shareholders who held shares of our common stock at the close of business on March 30, 2021, may attend and vote at the meeting. If your shares are held in the name of a broker, bank, or other holder of record, often referred to as being held “in street name,” bring a copy of your brokerage account statement, a voter instruction card or legal proxy, which you may obtain from your broker, bank, or other holder of record of your shares.

Please note: no cameras, recording equipment, large bags, weapons, briefcases or packages will be permitted in the meeting.

We are actively monitoring the public health and travel concerns relating to the coronavirus (COVID-19) and the protocols that federal, state, and local governments have imposed. In the event it is not possible or advisable to hold the annual meeting of shareholders in person, we will announce alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. Please monitor the company’s website at www.ONEGas.com under the Investors tab for updated information. If you are planning to attend the meeting, please check the website one week prior to the meeting date.

Will the annual meeting be webcast?

Our annual meeting also will be webcast on May 27, 2021. You are invited to visit www.ONEGas.com at 9:00 a.m., Central Daylight Time, on May 27, 2021, to access the webcast of the meeting. Registration for the webcast is required. An archived copy of the webcast will also be available on our website for 30 days following the meeting.

How do I vote?

If you were a shareholder of record at the close of business on the record date of March 30, 2021, you have the right to vote the shares of record you held that day in person at the meeting or you may appoint a proxy through the internet, by telephone or by mail to vote your shares on your behalf. The internet and telephone methods of voting generally are available 24 hours a day and will ensure that your proxy is confirmed and posted immediately. These methods of voting are also available to shareholders who hold their shares in our Direct Stock Purchase and Dividend Reinvestment Plan, our ESP Plan, our 401(k) Plan and our Profit Sharing Plan. In addition, these voting methods are available to ONEOK employees who own our shares in the ONEOK Plan. You may revoke your proxy any time before the annual meeting by following the procedures outlined below under the caption “What can I do if I change my mind after I vote my shares by proxy?” Please help us save time and postage costs by appointing a proxy via the internet or by telephone.

When you appoint a proxy via the internet, by telephone or by mailing a signed proxy card, you are appointing John W. Gibson, Chairman of the Board and Joseph L. McCormick, Senior Vice President, General Counsel and Assistant Secretary, as your representatives at the annual meeting, and they will vote your shares as you have instructed them. If you appoint a proxy via the internet, by telephone or by mailing a signed proxy card but do not provide voting instructions, your shares will be voted for the election of each proposed eight director nominees named herein, for proposal numbers 2, 3, and 4 and every year on proposal 5.

To appoint a proxy to vote your shares on your behalf, please select from the following options:

Via the internet

•	Go to the website at www.proxypush.com/ogs, which is available 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 26, 2021.

•

Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple instructions.

•	If you appoint a proxy via the internet, you do not have to return your proxy card.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	69

By telephone

•	On a touch-tone telephone, call toll-free 1.866.883.3382, 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 26, 2021.

•

Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple recorded instructions.

•	If you appoint a proxy by telephone, you do not have to return your proxy card.

By mail

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope.

•	If mailed, your completed and signed proxy card must be received prior to the commencement of voting at the annual meeting.

What if my shares are held by my broker, bank, trustee or another holder of record?

If your shares are held in a brokerage account, by a bank, trustee or another holder of record, your shares are considered to be held “in street name.” If you held shares “in street name” as of the record date of March 30, 2021, this proxy statement and our 2020 annual report to shareholders should have been forwarded to you by your bank, broker or other holder of record, together with a voting instruction card. You have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instruction card you received from your bank, broker or other holder of record, or by following any instructions provided by your bank, broker or other holder of record for voting via the internet or telephone.

Under the rules of the NYSE, unless you provide your bank, broker or other holder of record with your instructions on how to vote your shares, your bank, broker or other holder of record is prohibited from:

(1)	voting your shares in the election of directors; and

(2)	voting on the advisory vote to approve executive compensation.

However, your bank, broker or other holder of record can vote on the ratification of the selection of our independent registered public accounting firm.

Consequently, unless you respond to their request for your voting instructions in a timely manner, your shares held by your bank, broker or other holder of record will not be voted on any of these matters (which is referred to as a “broker non-vote”), except the ratification of the selection of our independent registered public accounting firm. Please provide your voting instructions so that your shares may be voted.

What can I do if I change my mind after I vote my shares by proxy?

If you were a shareholder of record at the close of business on the record date, you have the right to revoke your proxy at any time before it is voted at the meeting by:

(1)	notifying our corporate secretary in writing;

(2)	authorizing a later proxy via the internet or by telephone;

(3)	returning a later-dated proxy card; or

(4)	voting at the meeting in person.

If your shares are held by your bank, broker or other holder of record you may revoke any voting instructions you may have previously provided only in accordance with revocation instructions provided by the bank, broker or other holder of record.

Is my vote confidential?

Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed and returned directly to our stock transfer agent who is responsible for tabulating the vote in a manner that protects your voting privacy. It is our policy to protect the confidentiality of shareholder votes throughout the voting process. The vote of any shareholder will not be disclosed to our directors, officers or employees, except:

(1)	to meet legal requirements;

70	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

(2)	to assert or defend claims for or against us; or

(3)	in those limited circumstances where:

(a)	a proxy solicitation is contested (which, to our knowledge, is not the case in connection with the 2021 annual meeting),

(b)	a shareholder writes comments on a proxy card, or

(c)	a shareholder authorizes disclosure.

The vote tabulator and the inspector of election has been, and will remain, independent of us. This policy does not prohibit shareholders from disclosing the nature of their votes to our directors, officers or employees, or prevent us from voluntarily communicating with our shareholders, ascertaining which shareholders have voted or making efforts to encourage shareholders to vote.

How is common stock held in our 401(k) Plan, our Profit Sharing Plan and the ONEOK Plan voted?

If you hold shares of our common stock through our 401(k) Plan, our Profit Sharing Plan or the ONEOK Plan, in order for those shares to be voted as you wish, you must instruct the trustee of these plans, Fidelity Management Trust Company, how to vote those shares by providing your instructions via the internet, by telephone or by mail in the manner outlined above. If you fail to provide your instructions, or if you return an instruction card with an unclear voting designation or with no voting designation at all, then the trustee will vote the shares in your account in proportion to the way the other participants in each respective plan vote their shares. These votes receive the same confidentiality as all other shares voted.

To allow sufficient time for voting by the trustee of our 401(k) Plan, our Profit Sharing Plan and the ONEOK Plan, your voting instructions must be received by May 24, 2021.

How will shares for which a proxy is appointed be voted on any other business conducted at the annual meeting that is not described in this proxy statement?

Although we do not know of any business to be considered at the 2021 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to John W. Gibson, Chairman of the Board, and Joseph L. McCormick, our Senior Vice President, General Counsel and Assistant Secretary, to vote on these matters at their discretion.

What shares are included on the proxy card(s)?

The shares included on your proxy card(s) represent all of the shares that you owned of record as of the close of business on March 30, 2021, including those shares held in our Direct Stock Purchase and Dividend Reinvestment Plan, our ESP Plan, our 401(k) Plan, our Profit Sharing Plan and the ONEOK Plan. If you do not authorize a proxy via the internet, by telephone or by mail, your shares, except for those shares held in our 401(k) Plan, our Profit Sharing Plan and the ONEOK Plan, will not be voted. Please refer to the discussion above for an explanation of the voting procedures for your shares held by our 401(k) Plan, our Profit Sharing Plan and the ONEOK Plan.

What does it mean if I receive more than one proxy card?

If your shares are registered differently or are in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards, or appoint a proxy via the internet or telephone, to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

Why did we receive just one copy of the proxy statement and annual report when we have more than one stock account in our household?

We have adopted a procedure approved by the SEC called “householding.” This procedure permits us to send a single copy of the proxy statement and annual report to a household if the shareholders provide written or implied consent. We previously mailed a notice to eligible registered shareholders stating our intent to utilize this rule unless the shareholder provided an objection. Shareholders continue to receive a separate proxy card for each stock account. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this proxy statement. Shareholders of record voting via telephone or over the internet can choose this option by following instructions provided by telephone or over the internet, as applicable.

Is there a list of shareholders entitled to vote at the annual meeting?

The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting for any purpose relevant to the meeting between the hours of 9:00 a.m. and 4:30 p.m. CDT at our principal executive offices at 15 East Fifth Street, Tulsa, Oklahoma, and may be viewed by contacting our corporate secretary.

May I access the notice of annual meeting, proxy statement, 2020 annual report and accompanying documents on the internet?

The notice of annual meeting, proxy statement, 2020 annual report and accompanying documents are currently available on our website at www.ONEGas.com. Additionally, in accordance with rules of the SEC, you may access this proxy statement, our 2020 annual report and any other proxy materials we use at http://shareholder.onegas.com, which does not infringe on the anonymity of a person accessing such website. The website does not employ “cookies” or other user-tracking features.

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Instead of receiving future copies of our proxy and annual report materials by mail, shareholders may elect to receive an email that will provide electronic links to these proxy and annual report materials. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and will also give you an electronic link to the proxy voting site. You may log on to www.proxypush.com/ogs and follow the prompts to enroll in the electronic proxy delivery service. If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank, or other holder of record of your shares regarding the availability of this service.

What out-of-pocket costs will we incur in soliciting proxies?

Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, will assist us in the distribution of proxy materials and solicitation of votes for a fee of $10,000, plus out-of-pocket expenses. We also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders. We will pay all costs of soliciting proxies.

Who is soliciting my proxy?

Our Board is sending you this proxy statement in connection with its solicitation of proxies for use at our 2021 Annual Meeting of Shareholders. Certain of our directors, officers and employees also may solicit proxies on our behalf in person or by mail, telephone, fax or email.

Who will count the vote?

Representatives of our stock transfer agent, Equiniti Trust Company d/b/a EQ Shareowner Services, will tabulate the votes and act as the inspector of the election.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Voting results will be published in a Current Report on Form 8-K that we will file with the SEC within four business days after the annual meeting.

72	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

SHAREHOLDER PROPOSALS

The rules of the SEC provide when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under these rules, proposals that shareholders would like to submit for inclusion in our proxy statement for our 2022 Annual Meeting of Shareholders should be received by our corporate secretary at our principal executive offices no later than December 8, 2021. Only those shareholder proposals eligible for inclusion under the rules of the SEC will be included in our proxy statement.

If a shareholder desires to present a proposal, other than the nomination of directors at our 2022 annual meeting, outside the process provided by the rules of the SEC, the shareholder must follow the procedures set forth in our bylaws. Our bylaws generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record at the time the shareholder gives written notice of the proposal and is entitled to vote at the meeting and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under our bylaws, to our corporate secretary. To be timely for our 2022 annual meeting, a shareholder’s notice must be delivered to, or mailed to and received at, our principal executive offices no later than December 8, 2021.

HOUSEHOLDING

Shareholders with multiple accounts that share the same last name and household mailing address will receive a single copy of shareholder documents (annual report, proxy statement, or other informational statement) unless we are instructed otherwise. Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver additional copies, to the extent you request copies, for each member of your household who was a registered shareholder as of the record date by providing written instructions to EQ Shareowner Services, Attn: Householding/ONE Gas, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. You may contact EQ Shareowner Services at 1-855-217-6403 for assistance. You also may contact us in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder, or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

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ANNUAL REPORT ON FORM 10-K

Our 2020 annual report to shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2020) is available on our website at www.ONEGas.com. Additionally, and in accordance with the rules of the SEC, you may access our 2020 annual report at http://shareholder.onegas.com, which does not infringe on the anonymity of a person accessing such website. The website does not employ “cookies” or other user-tracking features. We will provide, without charge, on the written request of any person solicited hereby, a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2020. Written requests should be mailed to Brian K. Shore, Corporate Secretary, ONE Gas, Inc., 15 E. Fifth Street, Tulsa, Oklahoma 74103.

OTHER MATTERS

So far as is now known to us, there is no business other than that described above in this proxy statement to be presented to the shareholders for action at the annual meeting. Should other business come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please authorize a proxy electronically via the internet, by telephone, or by mail. Please act promptly to ensure that you will be represented at this important meeting.

By order of the Board.

Brian K. Shore

Corporate Secretary

Tulsa, Oklahoma

April 7, 2021

74	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

APPENDIX A

ONE GAS, INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

1.	Establishment and Purpose

The Board of Directors of the Company previously adopted this Plan for the purpose of providing eligible employees the opportunity to purchase Common Stock at a discount on terms prescribed by Section 423 of the Code. The Plan was amended and restated effective January 1, 2020. The Plan is hereby amended and restated effective July 1, 2021, subject to approval of the shareholders prior to the effective date.

2.	Definitions

The following terms, when used in the Plan, shall have the following meanings:

(a)

Base Compensation means, with respect to any offering period: (i) in the case of an employee normally paid an hourly rate, the employee’s hourly rate at the inception of the offering period multiplied by 2,080, (ii) in the case of an employee normally paid at a weekly rate, the employee’s weekly rate at the inception of the offering period multiplied by 52, (iii) in the case of an employee normally paid at a bi-weekly rate, the employee’s bi-weekly rate at the inception of the offering period multiplied by 26, (iv) in the case of an employee normally paid at a monthly rate, the employee’s monthly rate at the inception of the offering period multiplied by 12; and (v) in the case of an employee normally paid at an annual rate, the employee’s annual rate at the inception of the offering period. Base compensation shall be determined by reference to the applicable rate before any deductions pursuant to a salary reduction agreement under any plan qualified under Section 401(k) of the Code or any cafeteria plan under Code Section 125 and shall exclude any bonuses, commissions, overtime pay, fringe benefits, stock options and other special compensation payable to an employee.

(b)	Board or Board of Directors means the Board of Directors of the Company, as constituted from time to time.

(c)

Code means the Internal Revenue Code of 1986, as amended from time to time. References to the Code or to a particular section of the Code shall include references to any related Treasury Regulations and rulings and to successor provisions.

(d)	Committee means the committee appointed by the Board of Directors to administer the Plan pursuant to the provisions of Section 3(a) below.

(e)	Common Stock means common stock, par value $0.01, of the Company.

(f)	Company means ONE Gas, Inc., an Oklahoma corporation, its successors and assigns.

(g)	Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

(h)

Fair Market Value on a particular date means the average of the high and low sale prices of the Common Stock in consolidated trading on the date in question as reported by The Wall Street Journal or another reputable source designated by the Committee; provided that if there were no sales on such date reported as provided above, the respective prices on the most recent prior day for which a sale was so reported. If the foregoing method of determining fair market value should be inconsistent with Section 423 of the Code, “Fair Market Value” shall be determined by the Committee in a manner consistent with such section of the Code and shall mean the value as so determined.

(i)	General Counsel means the General Counsel of the Company serving from time to time.

(j)	Plan means this ONE Gas, Inc. Employee Stock Purchase Plan set forth in these pages, as amended from time to time.

(k)	SEC Rule 16b-3 means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, as such rule or any successor rule may be in effect from time to time.

(l)	Section 16 Person means a person subject to Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

(m)	Subsidiary means a subsidiary as defined in Section 424(f) of the Code, including a corporation which becomes such a subsidiary in the future.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	A-1

3.	Administration

(a)

The Plan shall be administered by a committee of the Board consisting of two or more directors appointed from time to time by the Board. No person shall be appointed to or shall serve as a member of such committee unless at the time of such appointment and service he or she shall be a Non-Employee Director, as defined in SEC Rule 16b-3. The Committee may delegate discretionary authority for day-to-day administration of the Plan to other entities or persons, including the Company and its employees, pursuant to a duly adopted resolution or a memorandum of action signed by all members of the Committee or approved via electronic transmission. All actions taken by any such delegate shall have the same legal effect and shall be entitled to the same deference as if taken by the Committee itself.

(b)	Subject to the provisions of the Plan, the powers of the Committee shall include having the authority, in its discretion, to:

(i)	define, prescribe, amend and rescind rules, regulations, procedures, terms and conditions relating to the Plan;

(ii)

make all other determinations necessary or advisable for the administration of the Plan, including but not limited to interpreting the Plan, correcting defects, reconciling inconsistencies and resolving ambiguities; and

(iii)

approve any transaction involving a grant, award or other transaction from the Company to a Section 16 Person (other than a Discretionary Transaction, as defined in SEC Rule 16b-3), so as to exempt such transaction under SEC Rule 16b-3; provided, that any transaction under the Plan involving a Section 16 Person also may be approved by the Board of Directors, or may be approved or ratified by the stockholders of the Company, in the manner that exempts such transaction under SEC Rule 16b-3.

(c)

The interpretation by the Committee of the terms and provisions of the Plan, and its administration of the Plan, and all action taken by the Committee, shall be final, binding and conclusive on the Company, its stockholders, Subsidiaries, all participants and employees, and upon their respective successors and assigns, and upon all other persons claiming under or through any of them.

(d)

Members of the Board and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties.

4.	Stock Subject to the Plan

(a)	Subject to paragraph (c) below, the aggregate number of shares of Common Stock which may be sold under the Plan is 1,250,000.

(b)

If the number of shares of Common Stock that participating employees become entitled to purchase is greater than the number of shares of Common Stock that are offered in a particular offering or that remain available under the Plan, the available shares of Common Stock shall be allocated by the Committee among such participating employees in such manner as it deems fair and equitable.

(c)

In the event of any change in the Common Stock, through recapitalization, merger, consolidation, stock dividend or split, combination or exchange of shares, spinoff or otherwise, the Committee may make such equitable adjustments in the Plan and the then outstanding offerings as it deems necessary and appropriate including, but not limited to, changing the number of shares of Common Stock reserved under the Plan, and the price of the current offering; provided that any such adjustments shall be consistent with Sections 423 and 424 of the Code.

(d)

Shares of Common Stock which are to be delivered under the Plan may be obtained by the Company from its treasury, by purchases on the open market or from private sources, or by issuing authorized but unissued shares of its Common Stock. Shares of authorized but unissued Common Stock may not be delivered under the Plan if the purchase price thereof is less than the par value (if any) of the Common Stock at the time. The Committee may (but need not) provide at any time or from time to time (including without limitation upon or in contemplation of a change in control) for a number of shares of Common Stock equal in number to the number of shares then subject to options under this Plan, or expected to be subject to options under this Plan in the then pending offering(s), to be issued or transferred to, or acquired by, a trust (including but not limited to a grantor trust) for the purpose of satisfying the Company’s obligations under such options, and, unless prohibited by applicable law, such shares held in trust shall be considered authorized and issued shares with full dividend and voting rights, notwithstanding that the options to which such shares relate might not be exercisable at the time. No fractional shares of Common Stock shall be issued or sold under the Plan.

5.	Eligibility

All employees of the Company and any Subsidiaries designated by the Committee from time to time will be eligible to participate in the Plan, in accordance with and subject to such rules and regulations as the Committee may prescribe; provided, however, that (a) such rules shall neither permit nor deny participation in the Plan contrary to the requirements of the Code (including but not limited to Section 423(b)(4)), (b) no employee shall be eligible to participate in the Plan if his or her customary employment is 20 hours or less per week or for not more than 5 months in any calendar year, unless the Committee determines otherwise on a uniform and non-discriminatory basis, (c) no employee may be granted an option under the Plan if such employee, immediately after the option is granted, owns stock possessing 5% or more of the total

A-2	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

combined voting power or value of all classes of stock of his or her employer corporation or any parent or Subsidiary corporation (within the meaning of Section 423(b)(3) of the Code), and (d) all participating employees shall have the same rights and privileges except as otherwise permitted by Section 423(b)(5) of the Code. For purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and stock which the employee may purchase under outstanding options (whether or not such options qualify for the special tax treatment afforded by Code Section 421(a)) shall be treated as stock owned by the employee.

6.	Offerings; Participation.

The Company may make offerings of up to 27 months’ duration each, to eligible employees to purchase Common Stock under the Plan, until all shares authorized to be delivered under the Plan have been exhausted or until the Plan is sooner terminated by the Board. Subject to the preceding sentence, the duration and commencement date of any offerings shall be determined by the Committee in its sole discretion; provided that, unless the Committee determines otherwise, a new offering shall commence on the first day of the Company’s first payroll period coinciding with or next following each January 1 and July 1 and shall extend through and include the payroll period immediately preceding the payroll period in which the next offering commences. Subject to such rules, procedures and forms as the Committee may prescribe, an eligible employee may participate in an offering at such time(s) as the Committee may permit by authorizing a payroll deduction for such purpose of at least 1 percent and up to a maximum of 10 percent of his or her Base Compensation earned during each payroll period in the offering period. An eligible employee may not make any separate contributions or payments to the Plan. Payroll deduction elections must be made during a Committee designated enrollment period before the start of the offering period. Eligible employees must make an affirmative payroll deduction election with respect to an offering period commencing on or after July 1, 2021, to participate in the Plan on or after July 1, 2021. An eligible employee’s payroll deduction election will remain in effect for successive offering periods unless the eligible employee (a) modifies their election by submitting a new election during a designated enrollment period, (b) withdraws from participation in the Plan in accordance with Section 7, or (c) has a termination of employment or otherwise becomes ineligible to participate in the Plan. The Committee may at any time suspend or accelerate the completion of an offering if required by law or deemed by the Committee to be in the best interests of the Company, including in the event of a change in ownership or control of the Company or any Subsidiary. The Company’s obligation to sell and deliver Common Stock under this Plan shall be subject to the approval of any governmental authority whose approval the General Counsel determines is necessary or advisable to obtain in connection with the authorization, issuance or sale of such Common Stock.

7.	Payroll Deductions

(a)

The Company will maintain payroll deduction accounts on its books for all participating employees. All employee contributions shall be credited to such accounts. Employee contributions credited to the payroll deduction accounts of participating employees need not be segregated from other corporate funds and may be used for any corporate purpose.

(b)

At such times as the Committee may permit and subject to such rules, procedures and forms as the Committee may prescribe, an employee may withdraw from participation in a particular offering period and the balance of his or her payroll deduction account for that offering period shall be refunded to the participant. Any such withdrawal shall be irrevocable.

(c)

Any payroll deductions not applied to the purchase of shares of Common Stock by reason of the limitations in the Plan on the maximum number of shares that may be purchased shall be promptly refunded. In accordance with rules and procedures as the Committee may prescribe, any balance in any employee’s payroll deduction account at the end of an offering period not applied to the purchase of full shares of Common Stock will be carried forward into the employee’s payroll deduction account for the following offering period either in the form of partial shares of Common Stock or cash. In no event will the balance carried forward be equal to or greater than the purchase price of one share of Common Stock as determined under Section 8(c) below. Upon termination of the Plan, all amounts in the accounts of participating employees shall be carried forward into their payroll deduction accounts under a successor plan, if any, or refunded to them, as the Committee may decide.

(d)

Unless otherwise determined by the Committee, in the event a participating employee terminates employment for any reason or otherwise ceases to be eligible to participate in the Plan, his or her participation in any offering under the Plan shall cease, no further amounts shall be deducted pursuant to the Plan and the balance in the employee’s account shall be paid to the employee, or, in the event of the employee’s death, to the employee’s beneficiary under the Company’s basic group life insurance program.

(e)	No interest shall accrue on an employee’s payroll deductions unless otherwise required by applicable law. In addition, no interest shall be paid on any monies distributed under this Plan.

8.	Purchase; Limitations

(a)

Within the limitations of Section 8(d) below, each employee participating in any offering under the Plan will be granted an option, upon the effective date of such offering, for as many shares, or if required by the Committee, full shares, of Common Stock as the amount of his or her payroll deduction account (including any contributions made by means other than payroll deductions in a prior offering period that remain in cash, if any, in the employee’s payroll deduction account pursuant to Section 7(c) above) at the end of the offering can purchase.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	A-3

(b)

As of the last day of the offering period, the payroll deduction account of each participating employee shall be totaled. Subject to the provisions of Section 7(b) above and 8(d) below, the employee shall be deemed to have exercised an option to purchase the largest number of shares, or if required by the Committee, full shares of Common Stock at the price determined under Section 8(c) below that his or her payroll deduction account will permit; such employee’s account will be charged for the amount of the purchase and for all purposes under the Plan the employee will be deemed to have acquired the shares on that date; and either a stock certificate representing such shares will be issued to him or her, or the Company’s registrar will make an entry on its books and records evidencing that such shares have been duly issued or transferred as of that date, as the Committee may direct.

(c)

Unless the Committee determines before the effective date of an offering that a higher price that complies with Section 423 of the Code shall apply, the purchase price of the shares of Common Stock which are to be sold under the offering shall be the lesser of (i) an amount equal to 85 percent of the Fair Market Value of the Common Stock at the time such option is granted, or (ii) an amount equal to 85 percent of the Fair Market Value of the Common Stock at the time such option is exercised.

(d)

In addition to any other limitations set forth in the Plan, (i) no employee may purchase in any offering period more than the number of shares of Common Stock determined by dividing the employee’s annual Base Compensation as of the first day of the offering period, or $25,000, whichever is less, by the Fair Market Value of a share of Common Stock at such day, and (ii) no employee may be granted an option under the Plan which permits his or her rights to purchase stock under the Plan, and any other stock purchase plan of his or her employer corporation and its parent and subsidiary corporations that is qualified under Section 423 of the Code, to accrue at a rate which exceeds $25,000 of the Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which the option is outstanding at any time. The Committee may further limit the amount of Common Stock which may be purchased by any employee during an offering period in accordance with Section 423(b)(5) of the Code.

9.	Holding Period and Transfer Restrictions

(1)

No option, right or benefit under the Plan (including any derivative security within the meaning of paragraph (a)(2) of SEC Rule 16b-3) may be transferred by a participating employee, whether by will, the laws of descent and distribution, or otherwise, and all options, rights and benefits under the Plan may be exercised during the participating employee’s lifetime only by such employee.

(2)

Shares of Common Stock acquired under the Plan from an offering period commencing on or after July 1, 2021 may not be sold, assigned, pledged or otherwise transferred (except in the event of a participant’s death) until the six (6) month anniversary of the date the shares were acquired by the participant.

(3)

The Committee will designate the transfer agent authorized to hold the shares of Common Stock acquired under this Plan (the “Designated Transfer Agent”). An account will be established with the Designated Transfer Agent on behalf of participants. Shares of Common Stock acquired under the Plan from an offering period commencing on or after July 1, 2021 must remain in the participant’s account with the Designated Transfer Agent for a period of eighteen (18) months after the date the shares were acquired by the participant unless the shares are transferred by the participant in a manner that complies with Section 9(b) above or due to the participant’s death.

(4)	The Committee will establish procedures and restrictions necessary to ensure compliance with the holding period and broker transfer restrictions.

10.	Duration of Plan

The Plan shall remain in effect until all shares authorized to be issued or transferred hereunder have been exhausted or until the Plan is sooner terminated by the Board of Directors, and may continue in effect thereafter with respect to any options outstanding at the time of such termination if the Board of Directors so provides.

11.	Amendment and Termination of the Plan

The Plan may be amended by the Board of Directors, without shareholder approval, at any time and in any respect, unless shareholder approval of the amendment in question is required under Oklahoma law, the Code (including without limitation Code Section 423 and Treasury Regulation Section 1.423-2(c)(4) thereunder), any exemption from Section 16 of the Exchange Act (including without limitation SEC Rule 16b-3) for which the Company intends Section 16 Persons to qualify, any national securities exchange or system on which the Common Stock is then listed or reported, by any regulatory body having jurisdiction with respect to the Plan, or under any other applicable laws, rules or regulations. The Plan provisions that determine the amount, price and timing of option grants to Section 16 Persons may not be amended more than once every six months, other than to comport with changes in the Code, or the rules thereunder, unless the General Counsel determines that such restriction on amendments is not necessary to secure or maintain any exemption from Section 16 of the Exchange Act for which the Company intends Section 16 Persons to qualify. The Plan may also be terminated at any time by the Board of Directors.

A-4	ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

12.	General Provisions

(a)

Nothing contained in this Plan shall be deemed to confer upon any person any right to continue as an employee of or to be associated in any other way with the Company for any period of time or at any particular rate of compensation.

(b)

At the time an option is exercised, or at the time some or all of the Common Stock that is issued under the Plan is disposed of, the Company may withhold from any amount payable to an eligible employee, or require such employee to remit to the Company (or make other arrangements satisfactory to the Company, in its discretion, regarding payment to the Company of), any amount necessary for the Company to satisfy any federal, state or local taxes required by law to be withheld. Whenever payments are to be made in cash under the Plan, such payments shall be made net of an amount sufficient to satisfy any federal, state, local tax or withholding obligations with respect to such payments.

(c)	No person shall have any rights as a stockholder of the Company with respect to any shares optioned under the Plan until such shares are issued or transferred to him or her.

(d)	All expenses of adopting and administering the Plan shall be borne by the Company, and none of such expenses shall be charged to any participant.

(e)	The laws of the State of Oklahoma shall govern all matters relating to the Plan except to the extent such law is superseded by the laws of the United States.

(f)

The Plan and each offering under the Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Transactions under the Plan by or with respect to Section 16 Persons are also intended to qualify for exemption under SEC Rule 16b-3, unless the Committee specifically determines otherwise. Every provision of the Plan shall be administered, interpreted and construed to carry out those intentions, and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. Any provision required for compliance with Section 423 of the Code that is omitted from this Plan shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Plan to the same extent as though expressly set forth herein.

ONE Gas, Inc. Notice of 2021 Annual Meeting of Shareholders and Proxy Statement	A-5

15 East Fifth Street
Tulsa, OK 74103
www.ONEGas.com

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

Your Board of Directors recommends a vote FOR the election of each of the eight director nominees listed below:

1.	Election of directors:
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	01 Robert B. Evans	☐	☐	☐	05 Pattye L. Moore	☐	☐	☐

	02 John W. Gibson	☐	☐	☐	06 Pierce H. Norton II	☐	☐	☐

	03 Tracy E. Hart	☐	☐	☐	07 Eduardo A. Rodriguez	☐	☐	☐

	04 Michael G. Hutchinson	☐	☐	☐	08 Douglas H. Yaeger	☐	☐	☐

Please fold here – Do not separate

Your Board of Directors recommends a vote FOR Proposals 2, 3 and 4:

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONE Gas, Inc. for the year ending December 31, 2021.				☐	For	☐	Against	☐	Abstain

3.	Amendment and restatement of the ESP Plan to authorize an additional 550,000 shares of ONE Gas, Inc. common stock for issuance under the plan and to introduce new holding requirements and transfer restrictions for plan participants.				☐	For	☐	Against	☐	Abstain

4.	Advisory vote to approve the Company’s executive compensation.				☐	For	☐	Against	☐	Abstain

Your Board of Directors recommends a vote for EVERY YEAR for Proposal 5:

5.	Advisory vote to approve the frequency of advisory votes on the Company’s executive compensation.	☐	Every year	☐	Every two years		☐	Every three years	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date
Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ONE Gas, Inc.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 27, 2021

9:00 a.m. Central Time

15 East Fifth Street Tulsa, Oklahoma 74103	proxy

ANNUAL MEETING OF SHAREHOLDERS MAY 27, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John W. Gibson and Joseph L. McCormick, or either of them, with the power of substitution in each, proxies to vote all shares of stock of the undersigned in ONE Gas, Inc. at the Annual Meeting of Shareholders to be held May 27, 2021, and at any and all adjournments or postponements thereof, upon the matter of the election of directors, the proposals referred to in Items 2, 3, 4 and 5 of this Proxy, and any other business that may properly come before the meeting.

Shares will be voted as specified. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS PROPOSED AND FOR PROPOSALS 2, 3 AND 4, AND EVERY YEAR ON PROPOSAL 5.

This card also constitutes voting instructions by the undersigned participant to the trustee of the ONE Gas, Inc. 401(k) Plan, the ONE Gas, Inc. Profit Sharing Plan, and the ONEOK, Inc. 401(k) Plan for all shares votable by the undersigned participant and held of record by such trustee, if any. The trustee will vote these shares as directed provided your voting instruction is received by 11:59 p.m. Central Daylight Time on May 24, 2021. If there are any shares for which instructions are not timely received, the trustee will cause all such shares to be voted in the same manner and proportion as the shares of the plan for which timely instructions have been received, unless to do so would be contrary to ERISA. All voting instructions for shares held of record by the plans shall be confidential.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AS PROPOSED AND FOR PROPOSALS 2, 3 AND 4 AND EVERY YEAR ON PROPOSAL 5.

If you vote by the Internet or Telephone, DO NOT return your proxy card.

Please complete, sign and date the proxy card and return it in the postage-paid envelope.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/ogs	1-866-883-3382	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 26, 2021.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 26, 2021.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.